     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CARDINAL HEALTH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                OHIO                                 5122                              31-0958666
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)

                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                          GEORGE H. BENNETT, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                                 (614) 717-5000
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                 WITH COPIES TO

               DAVID A. KATZ, ESQ.                             PHILIP T. RUEGGER III, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                        SIMPSON THACHER & BARTLETT
               51 WEST 52ND STREET                                 425 LEXINGTON AVENUE
             NEW YORK, NY 10019-6150                                NEW YORK, NY 10017
                  (212) 403-1000                                      (212) 455-2000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
       TITLE OF EACH                                        PROPOSED MAXIMUM          PROPOSED MAXIMUM
    CLASS OF SECURITIES             AMOUNT TO BE             OFFERING PRICE              AGGREGATE
      TO BE REGISTERED               REGISTERED               PER SHARE(1)           OFFERING PRICE(1)
----------------------------------------------------------------------------------------------------------
Common Shares, without par
  value shares..............         25,261,131                 $85.625                $2,162,984,342
==========================================================================================================

============================  ========================
       TITLE OF EACH                 AMOUNT OF
    CLASS OF SECURITIES             REGISTRATION
      TO BE REGISTERED                  FEE
----------------------------  ------------------------
Common Shares, without par
  value shares..............          $638,081
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $2,162,984,342, which equals the average of the high and low prices of the common stock, par value $.01 per share, of R.P. Scherer Corporation ("Scherer Common Stock"), of $81.34375, as reported on the New York Stock Exchange on June 8, 1998, multiplied by the total number of shares of Scherer Common Stock (including shares issuable pursuant to the exercise of outstanding options to purchase Scherer Common Stock) to be canceled in the merger (the "Merger") of a subsidiary of Cardinal Health, Inc. ("Cardinal") with and into R.P. Scherer Corporation ("Scherer"). The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of Cardinal common shares, without par value, that could be issued in the Merger based on an exchange ratio of 0.95.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                      SUBJECT TO COMPLETION, JUNE 12, 1998

                     [R.P. SCHERER CORPORATION LETTERHEAD]

                                           , 1998

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Stockholders of R.P. Scherer Corporation ("Scherer") to be held at The Marriott Hotel, 200 West
Big Beaver Road, Troy, Michigan, on             ,      , 1998, at 10:00 a.m.,
local time.

     At the Special Meeting you will be asked to vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 17, 1998 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Cardinal Health, Inc. ("Cardinal") with and into Scherer. Upon consummation of the Merger, Scherer will become a wholly owned subsidiary of Cardinal, and Scherer stockholders will be entitled to receive 0.95 of a Cardinal common share for each share of Scherer common stock held by them (the "Exchange Ratio").

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

     The Board of Directors of Scherer has carefully considered the terms and conditions of the proposed Merger. In addition, in connection with its approval of the transaction with Cardinal, the Board of Directors of Scherer has received a written opinion from its financial advisor, Lehman Brothers Inc. ("Lehman Brothers"), to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Scherer common stock. A copy of Lehman Brothers' written opinion, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to the accompanying Joint Proxy Statement/Prospectus as Annex B, and Scherer stockholders are urged to read carefully the opinion in its entirety.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, SCHERER AND THE SCHERER STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT SCHERER STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Approval of the Merger Agreement and the Merger requires the affirmative vote of holders of a majority of the outstanding shares of Scherer common stock
entitled to vote thereon. As of             , 1998, the executive officers and
directors of Scherer may be deemed to be beneficial owners of less than 1% of the outstanding Scherer common stock, and each such person has advised Scherer that such person intends to vote in favor of the Merger.

     In view of the significance of the action to be taken at this important Special Meeting of Scherer stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information on Cardinal and Scherer. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Very truly yours,

                                          Aleksandar Erdeljan
                                          Chairman

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            R.P. SCHERER CORPORATION
                           2301 WEST BIG BEAVER ROAD
                                 P.O. BOX 7060
                           TROY, MICHIGAN 48007-7060
                            ------------------------

                         TO BE HELD             , 1998
                            ------------------------

To the Stockholders of R.P. Scherer Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of R.P. Scherer Corporation, a Delaware corporation ("Scherer"), will be held at The Marriott Hotel, 200 West Big Beaver Road, Troy, Michigan, on
            ,      , 1998 at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote on a proposal (the "Scherer Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of May 17, 1998 (the "Merger Agreement"), by and among Scherer, Cardinal Health, Inc., an Ohio corporation ("Cardinal"), and GEL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Merger Sub"), pursuant to which, among other things, (i) Merger Sub will be merged with and into Scherer with the result that Scherer will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held by Cardinal, Merger Sub or Scherer, if any, which will be canceled) of Scherer common stock, par value $.01 per share ("Scherer Common Stock"), will be converted into 0.95 of a Cardinal common share, without par value.

          2. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposal (the "Scherer Adjournment Proposal").

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on             ,
1998, as the record date for the determination of the holders of Scherer Common Stock entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. The Scherer Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Scherer Common Stock outstanding and entitled to vote thereon. Under certain circumstances, the Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after approval and adoption of the Merger Agreement by Scherer stockholders. Scherer stockholders will not be entitled to appraisal rights under Delaware law or any other statute in connection with the Merger. A list of Scherer stockholders entitled to vote at the Special Meeting will be open to the examination of any Scherer stockholder, for any purpose germane to the Special Meeting, during ordinary business hours, 10 days before the Special Meeting at Scherer's headquarters located at the address set forth above.

     Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which form a part of this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY (i) FILING WITH THE SECRETARY OF SCHERER BEFORE THE TAKING OF THE VOTE AT THE MEETING A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE DATE OF THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES OR (ii) ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     THE BOARD OF DIRECTORS OF SCHERER HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE

FAIR TO, AND IN THE BEST INTERESTS OF, SCHERER AND THE SCHERER STOCKHOLDERS. ACCORDINGLY, THE SCHERER BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SCHERER MERGER PROPOSAL AND THE SCHERER ADJOURNMENT PROPOSAL.

                                          By Order of the Board of Directors

                                          Nicole S. Williams
                                          Secretary

Troy, Michigan
            , 1998

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                      SUBJECT TO COMPLETION, JUNE 12, 1998

                       [CARDINAL HEALTH, INC. LETTERHEAD]

                                           , 1998

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Cardinal Health, Inc. ("Cardinal") to be held at Cardinal's corporate offices at
5555 Glendon Court, Dublin, Ohio, on             ,      , 1998, at 10:00 a.m.,
local time.

     At the Special Meeting you will be asked to vote on a proposal (the "Cardinal Merger Proposal") to approve, authorize and adopt an Agreement and Plan of Merger, dated as of May 17, 1998 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly owned subsidiary of Cardinal with and into R.P. Scherer Corporation ("Scherer"). Upon consummation of the Merger, Scherer will become a wholly owned subsidiary of Cardinal, and Scherer stockholders will be entitled to receive 0.95 of a Cardinal common share, without par value ("Cardinal Common Shares"), for each share of Scherer common stock held by them (the "Exchange Ratio"). As a result of the Merger and the transactions contemplated by the Merger Agreement, it is currently contemplated that Cardinal will issue approximately 22.3 million additional Cardinal Common Shares in exchange for outstanding Scherer common stock in the Merger, and will issue additional Cardinal Common Shares upon the exercise of outstanding Scherer stock options following the Merger.

     ADDITIONAL INFORMATION REGARDING THE MERGER AND THE MERGER AGREEMENT IS SET FORTH IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE ANNEXES THERETO, WHICH YOU ARE URGED TO READ CAREFULLY IN THEIR ENTIRETY.

     YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND ITS SHAREHOLDERS. ACCORDINGLY, YOUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     IF APPROVAL BY CARDINAL SHAREHOLDERS OF THE CARDINAL MERGER PROPOSAL IS REQUIRED BY APPLICABLE LAW OR THE RULES OF THE NEW YORK STOCK EXCHANGE (THE "NYSE"), APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE CARDINAL COMMON SHARES OUTSTANDING AND ENTITLED TO VOTE THEREON. IF APPLICABLE LAW AND THE RULES OF THE NYSE DO NOT REQUIRE APPROVAL OF THE CARDINAL SHAREHOLDERS, THE SPECIAL MEETING OF CARDINAL SHAREHOLDERS WILL NOT BE HELD, AND NO VOTE ON THE CARDINAL MERGER PROPOSAL WILL BE TAKEN.

     In view of the importance of the action to be taken at this important Special Meeting of Cardinal Shareholders, if required to be held, we urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Joint Proxy Statement/Prospectus, including the annexes thereto, which also include information on Cardinal and Scherer. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Very truly yours,

                                          Robert D. Walter
                                          Chairman

                             CARDINAL HEALTH, INC.
                               5555 GLENDON COURT
                               DUBLIN, OHIO 43016
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                              TO BE HELD   , 1998
                            ------------------------

To the Shareholders of Cardinal Health, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Cardinal Health, Inc., an Ohio corporation ("Cardinal") will be held at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio on
            ,      , 1998, at 10:00 a.m., local time, for the following
purposes:

          1. To consider and vote on a proposal (the "Cardinal Merger Proposal") to approve, authorize and adopt the Agreement and Plan of Merger, dated as of May 17, 1998 (the "Merger Agreement"), by and among Cardinal, GEL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Merger Sub"), and R.P. Scherer Corporation, a Delaware corporation ("Scherer"), pursuant to which, among other things, (i) Merger Sub will be merged with and into Scherer with the result that Scherer will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held by Cardinal, Merger Sub or Scherer, if any, which will be canceled) of Scherer common stock, par value $.01 per share, will be converted into 0.95 of a Cardinal common share, without par value ("Cardinal Common Shares"). A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

          2. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve any of the foregoing proposals (the "Cardinal Adjournment Proposal").

          3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on             ,
1998, as the record date for the determination of the holders of Cardinal Common Shares entitled to notice of, and to vote at, the meeting and adjournments or postponements thereof. The Cardinal Merger Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon if required by applicable law and the rules of the NYSE. The Cardinal Adjournment Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Special Meeting.

     IF APPLICABLE LAW AND THE RULES OF THE NEW YORK STOCK EXCHANGE (THE "NYSE") DO NOT REQUIRE APPROVAL OF THE CARDINAL MERGER PROPOSAL BY SHAREHOLDERS OF CARDINAL, THE SPECIAL MEETING OF CARDINAL SHAREHOLDERS WILL NOT BE HELD, AND NO VOTE ON THE CARDINAL MERGER PROPOSAL OR THE CARDINAL ADJOURNMENT PROPOSAL WILL BE TAKEN.

     Under certain circumstances, the Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after approval and adoption of the Merger Agreement by Cardinal shareholders. As described in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, Cardinal shareholders will be entitled to dissenters' appraisal rights under Ohio law in connection with the Merger if approval of the Cardinal Merger Proposal by Cardinal shareholders is required by applicable law.

     Information regarding the Merger and related matters is contained in the accompanying Joint Proxy Statement/Prospectus and the annexes thereto, which are incorporated by reference herein and form a part of this Notice.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT

THE MEETING. YOU MAY REVOKE YOUR PROXY BY (i) FILING WITH THE SECRETARY OF CARDINAL AT OR BEFORE THE TAKING OF THE VOTE AT THE MEETING A NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY OR A LATER-DATED PROXY RELATING TO THE SAME SHARES, (ii) GIVING NOTICE OF REVOCATION IN OPEN MEETING OR (iii) ATTENDING THE MEETING AND VOTING IN PERSON.

     THE BOARD OF DIRECTORS OF CARDINAL HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE CARDINAL MERGER PROPOSAL AND THE CARDINAL ADJOURNMENT PROPOSAL.

                                          By Order of the Board of Directors

                                          George H. Bennett, Jr.
                                          Secretary

Dublin, Ohio
            , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                      SUBJECT TO COMPLETION, JUNE 12, 1998

[CARDINAL LOGO]                                                   [SCHERER LOGO]

                             CARDINAL HEALTH, INC.
                                      AND
                            R.P. SCHERER CORPORATION
                       PRELIMINARY JOINT PROXY STATEMENT
                            ------------------------

                             CARDINAL HEALTH, INC.
                             PRELIMINARY PROSPECTUS
                            ------------------------

     This Joint Proxy Statement/Prospectus is being furnished to holders of shares of common stock, $.01 par value per share ("Scherer Common Stock"), of R.P. Scherer Corporation, a Delaware corporation ("Scherer"), in connection with the solicitation of proxies by the Board of Directors of Scherer (the "Scherer Board") for use at the Special Meeting of Scherer Stockholders to be held on
               ,                , 1998, at The Marriott Hotel, 200 West Big
Beaver Road, Troy, Michigan, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Scherer Special Meeting").

     This Joint Proxy Statement/Prospectus is also being furnished to holders of common shares, without par value ("Cardinal Common Shares"), of Cardinal Health, Inc., an Ohio corporation ("Cardinal"), in connection with the solicitation of proxies by the Board of Directors of Cardinal (the "Cardinal Board") for use at
the Special Meeting of Cardinal Shareholders to be held on                ,
               , 1998, at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof (the "Cardinal Special Meeting").

     At the Scherer Special Meeting and the Cardinal Special Meeting, if held, holders of Scherer Common Stock ("Scherer Stockholders") and holders of Cardinal Common Shares ("Cardinal Shareholders") as of the close of business on the Scherer Record Date and Cardinal Record Date (each as defined below), respectively, will be asked to consider and vote on proposals relating to the Agreement and Plan of Merger, dated as of May 17, 1998 (together with the exhibits thereto, the "Merger Agreement"), providing for the merger (the "Merger") of GEL Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal ("Merger Sub"), with and into Scherer. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (i) Scherer will become a wholly owned subsidiary of Cardinal and (ii) Scherer Stockholders will be entitled to 0.95 of a Cardinal Common Share for each outstanding share of Scherer Common Stock (the "Exchange Ratio") held by them (with cash paid in lieu of fractional shares). See "The Merger Agreement -- Merger Consideration." At the Cardinal Special Meeting, if held, Cardinal Shareholders also will be asked to consider and vote on proposals to adjourn the Cardinal Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Cardinal Special Meeting to approve the Merger. At the Scherer Special Meeting, Scherer Stockholders also will be asked to consider and vote on a proposal for the adjournment of the Scherer Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Scherer Special Meeting to approve the Merger. Under certain circumstances, the Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after approval and adoption of the Merger Agreement by Scherer Stockholders and/or Cardinal Shareholders.

     IF APPLICABLE LAW AND THE RULES OF THE NEW YORK STOCK EXCHANGE (THE "NYSE") DO NOT REQUIRE APPROVAL OF THE MERGER AGREEMENT BY CARDINAL SHAREHOLDERS, THE CARDINAL SPECIAL MEETING WILL NOT BE HELD, AND NO VOTE OF CARDINAL SHAREHOLDERS ON THE MERGER AGREEMENT OR ADJOURNMENT OF THE CARDINAL SPECIAL MEETING WILL BE TAKEN.

     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Cardinal with respect to the Cardinal Common Shares to be issued by Cardinal in the Merger in exchange for the outstanding shares of Scherer Common Stock. Cardinal Common Shares are quoted on the NYSE under the symbol "CAH." On
               , 1998, the closing price of Cardinal Common Shares on the NYSE
Composite Tape was $     . Scherer Common Stock is quoted on the NYSE under the
symbol "SHR." On                , 1998,
the last sale price of Scherer Common Stock on the NYSE Composite Tape was
$          . Cardinal Shareholders and Scherer Stockholders should obtain current quotes for the Cardinal Common Shares and Scherer Common Stock.

     SEE "RISK FACTORS" ON PAGE 22 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY SCHERER STOCKHOLDERS AND CARDINAL SHAREHOLDERS IN CONNECTION WITH THE MERGER.

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/ PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Cardinal has been supplied by Cardinal. All information contained or incorporated by reference in this Joint Proxy Statement/Prospectus with respect to Scherer has been supplied by Scherer.

     This Joint Proxy Statement/Prospectus, the Letter to Scherer Stockholders, the Notice of the Scherer Special Meeting and the form of proxy for use at the Scherer Special Meeting are first being mailed to Scherer Stockholders on or
about                , 1998. This Joint Proxy Statement/Prospectus, the Letter
to Cardinal Shareholders, the Notice of the Cardinal Special Meeting and the form of proxy for use at the Cardinal Special Meeting are first being mailed to
Cardinal Shareholders on or about                , 1998. Any Scherer Stockholder
or Cardinal Shareholder who has given his, her or its proxy may revoke it at any time prior to its use. See "The Special Meetings -- Voting of Proxies."
                            ------------------------

               The date of this Joint Proxy Statement/Prospectus
                           is                , 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF CARDINAL COMMON SHARES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CARDINAL OR SCHERER SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus includes and incorporates by reference forward-looking statements based on current plans and expectations of Scherer, Cardinal and Merger Sub, relating to, among other matters, analyses of value, including an opinion from an independent financial advisor to the Scherer Board of Directors as to the fairness, from a financial point of view, of the Exchange Ratio to Scherer Stockholders in the Merger, forecasts of future results, and estimates of amounts (including Merger-related expenses) that are not yet determinable. Such forward-looking statements are contained in the sections entitled "Summary," "Risk Factors," "The Merger," "Certain Federal Income Tax Consequences," "The Companies," "Unaudited Pro Forma Combined Financial Information" and other sections of this Joint Proxy Statement/Prospectus. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from that suggested, projected or implied in this Joint Proxy Statement/ Prospectus, including, among others, fluctuations in Scherer's and Cardinal's quarterly operating results, Scherer's and Cardinal's dependence on their current management, potential conflicts of interests of certain persons, difficulties relating to integration of acquired businesses, the loss of one or more key customer or supplier relationships, currency fluctuations, changes in the outsourcing pattern for pharmaceutical products and/or services, and the costs and other effects of legal and administrative proceedings, including those with respect to the proposed merger of Cardinal and Bergen Brunswig Corporation ("Bergen"), as well as other factors described elsewhere in this Joint Proxy Statement/Prospectus.

                             AVAILABLE INFORMATION

     Each of Cardinal and Scherer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by either Cardinal or Scherer with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or, with respect to certain of such material, through the Commission's World Wide Web site (http://www.sec.gov). The Cardinal Common Shares and the Scherer Common Stock are listed on the NYSE, and such reports, proxy statements and other information concerning Cardinal or Scherer are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Cardinal has filed with the Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Cardinal Common Shares to be issued in the Merger (the "Registration Statement"). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to Cardinal, Scherer and the securities offered hereby. Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and, in each instance, reference is made to the copy of such document attached hereto or filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     CARDINAL SHAREHOLDERS AND SCHERER STOCKHOLDERS WHO HAVE ANY QUESTIONS ABOUT EXECUTING, CHANGING OR REVOKING A PROXY, SHOULD CONTACT THE FOLLOWING:

CARDINAL SHAREHOLDERS                  R.P. SCHERER STOCKHOLDERS
---------------------                  -------------------------
MORROW & CO., INC.                     MACKENZIE PARTNERS, INC.
909 Third Avenue                       156 Fifth Avenue
20th Floor                             New York, New York 10010
New York, New York 10022               (212) 929-5500
(800) 566-9061

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Cardinal (Commission File No. 0-12591) and by Bergen (Commission File No. 1-5110) with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. The description of Cardinal Common Shares contained in Cardinal's Registration Statement on Form 8-A dated August 19, 1994, and any amendment or report filed for the purpose of updating such description;

          2. Cardinal's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, filed with the Commission on September 29, 1997, as amended by Form 10-K/A (Amendment No. 1) filed with the Commission on January 7, 1998 (the "1997 Cardinal Form 10-K");

          3. Cardinal's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, filed with the Commission on November 14, 1997, as amended by Form 10-Q/A (Amendment No. 1) filed with the Commission on January 7, 1998;

          4. Cardinal's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997, filed with the Commission on February 11, 1998;

          5. Cardinal's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, filed with the Commission on May 13, 1998 (the "March 1998 Cardinal Form 10-Q");

          6. Cardinal's Current Report on Form 8-K dated August 23, 1997 (as amended by Form 8-K/A (Amendment No. 1) filed with the Commission on August 27, 1997);

          7. Cardinal's Current Report on Form 8-K dated February 18, 1998;

          8. Cardinal's Current Report on Form 8-K dated March 17, 1998;

          9. Cardinal's Current Report on Form 8-K dated May 17, 1998;

          10. The historical financial statements for Bergen included in Bergen's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission on December 24, 1997;

          11. The historical financial statements for Bergen included in Bergen's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997, filed with the Commission on February 11, 1998; and

          12. The historical financial statements for Bergen included in Bergen's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, filed with the Commission on May 15, 1998.

     The following documents filed by Scherer with the Commission pursuant to the Exchange Act (Commission File No. 33-30999) are hereby incorporated by reference in this Joint Proxy Statement/Prospectus:

          1. The description of Scherer Common Stock contained in Scherer's Registration Statement on Form S-1 filed with the Commission on August 23, 1991, and any amendment or report filed for the purpose of updating such description;

          2. Scherer's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, filed with the Commission on June 11, 1998 (the "1998 Scherer Form 10-K"); and

          3. Scherer's Current Report on Form 8-K dated May 17, 1998.

     All reports and other documents filed with the Commission by Cardinal or Scherer pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the Cardinal Special Meeting and the Scherer Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CARDINAL, BERGEN AND SCHERER THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

CARDINAL DOCUMENTS                             SCHERER DOCUMENTS
------------------                             -----------------
Cardinal Health, Inc.                          R.P. Scherer Corporation
5555 Glendon Court                             2301 West Big Beaver Road
Dublin, Ohio 43016                             P.O. Box 7060
Attention: David Bearman                       Troy, Michigan 48007-7060
           Executive Vice President            Attention: Nicole S. Williams
           and Chief Financial Officer                    Executive Vice President, Finance,
                                                          Chief Financial Officer and
                                                          Secretary

     IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY [INSERT DATE THAT IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE MEETINGS], 1998.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS..............  iii
AVAILABLE INFORMATION...................  iii
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE.............................   iv
SUMMARY.................................    1
UNAUDITED PRO FORMA CONDENSED COMBINED
  SUMMARY FINANCIAL INFORMATION.........   15
COMPARATIVE PER SHARE DATA..............   18
MARKET PRICE AND DIVIDEND DATA..........   21
RISK FACTORS............................   22
  Fixed Exchange Ratio Despite Change in
     Relative Stock Prices..............   22
  Uncertainties in Integrating Business
     Operations.........................   22
  Risks Generally Associated with
     Acquisitions.......................   22
  Interests of Certain Persons in the
     Merger.............................   23
THE SPECIAL MEETINGS....................   24
  General...............................   24
  Matters to Be Considered at the
     Special Meetings...................   24
  Record Date; Vote Required; Voting at
     the Meetings.......................   25
  Voting of Proxies.....................   26
  Solicitation of Proxies...............   27
  Recommendations of the Boards of
     Directors..........................   27
  Appraisal Rights......................   27
THE MERGER..............................   27
  Background of the Merger..............   27
  Reasons for the Merger;
     Recommendations of the Boards of
     Directors..........................   29
  Opinion of Scherer's Financial
     Advisor............................   32
  Interests of Certain Persons in the
     Merger.............................   36
  Accounting Treatment..................   38
  Regulatory Approvals..................   39
  Federal Securities Law Consequences...   40
THE MERGER AGREEMENT....................   41
  The Merger............................   41
  Merger Consideration..................   41
  Exchange Procedures...................   41
  Representations and Warranties........   42
  Covenants.............................   42
  Acquisition Proposals and Termination
     Right..............................   46
  Conditions............................   48
  Stock Options.........................   49
  Scherer Employee Benefits and Plans...   49
  Termination...........................   50
  Amendment and Waiver..................   51
  Fees and Expenses.....................   51
RIGHTS OF DISSENTING SHAREHOLDERS.......   51
  Scherer Stockholders..................   51
  Cardinal Shareholders.................   52
CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSEQUENCES..........................   54
THE COMPANIES...........................   55
  Business of Scherer...................   55
  Business of Cardinal..................   55
  Merger Sub............................   56
UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION.................   57
UNAUDITED PRO FORMA CONDENSED COMBINED
  BALANCE SHEET.........................   58
UNAUDITED PRO FORMA CONDENSED COMBINED
  STATEMENTS OF EARNINGS................   59
NOTES TO PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION (Unaudited).....   70
COMPARISON OF SHAREHOLDER RIGHTS........   73
  Amendment of Charter Documents........   73
  Amendment and Repeal of Bylaws and
     Regulations........................   73
  Removal of Directors..................   73
  Vacancies on the Board................   74
  Right to Call Special Meetings of
     Shareholders.......................   74
  Shareholder Action Without a
     Meeting............................   74
  Class Voting..........................   74
  Cumulative Voting.....................   74
  Provisions Affecting Control Share
     Acquisitions and Business
     Combinations.......................   75
  Mergers, Acquisitions and Certain
     Other Transactions.................   75
  Rights of Dissenting Stockholders.....   76
  Dividends.............................   76

  Preemptive Rights of Shareholders.....   77
  Director Liability and
     Indemnification....................   77
DESCRIPTION OF CARDINAL CAPITAL STOCK...   78
OTHER ACTION TO BE TAKEN AT THE SCHERER
  SPECIAL MEETING.......................   79
  Scherer Adjournment Proposal..........   79
OTHER ACTION TO BE TAKEN AT THE CARDINAL
  SPECIAL MEETING.......................   80
  Cardinal Adjournment Proposal.........   80
LEGAL MATTERS...........................   80
EXPERTS.................................   80
OTHER MATTERS...........................   81
SHAREHOLDER PROPOSALS...................   81
Agreement and Plan of Merger, dated
  May 17, 1998, by and among Cardinal
  Health, Inc., GEL Acquisition Corp.
  and R.P. Scherer Corporation..........  Annex A
Opinion of Lehman Brothers Inc., dated
  May 17, 1998..........................  Annex B
Section 1701.85 of the Ohio Revised
  Code..................................  Annex C

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus and the Annexes hereto (the "Joint Proxy Statement/Prospectus"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Cardinal Shareholders and Scherer Stockholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, including the Annexes.

                                 THE COMPANIES

SCHERER

     Scherer, an international developer and manufacturer of drug delivery systems, is the world's largest producer of soft gelatin capsules. Scherer is currently developing and commercializing a variety of advanced drug delivery systems. Scherer's proprietary drug delivery systems improve the efficacy of drugs by regulating the dosage so as to ease administration, increase absorption, enhance bio-availability and control time and place of release. Scherer has a global network of 19 facilities and 3,600 employees in 12 countries. The principal executive offices of Scherer are located at 2301 West Big Beaver Road, Troy, Michigan 48084, and its telephone number is (248) 649-0900. See "The Companies -- Business of Scherer."

CARDINAL AND MERGER SUB

     Cardinal is one of the country's leading health care service companies. It provides innovative, cost effective pharmaceutical services that improve the medication use process to a broad base of customers nationwide. These services include pharmaceutical distribution, hospital pharmacy management, automated dispensing systems manufacturing, pharmaceutical packaging, retail pharmacy franchising and clinical information systems development.

     Merger Sub is a newly-formed, wholly owned subsidiary of Cardinal formed for the purpose of effecting the Merger.

     The principal executive offices of Cardinal and Merger Sub are located at 5555 Glendon Court, Dublin, Ohio 43016, and their telephone number is (614) 717-5000. See "The Companies -- Business of Cardinal."

                              THE SPECIAL MEETINGS

SCHERER SPECIAL MEETING

     Date, Time and Place of Scherer Special Meeting. The Scherer Special Meeting will be held at The Marriott Hotel, 200 West Big Beaver Road, Troy,
Michigan, on                , 1998, at 10:00 a.m., local time, for the following
purposes:

          1. To consider and vote on a proposal (the "Scherer Merger Proposal") to approve and adopt the Merger Agreement, pursuant to which, among other things, (i) Merger Sub will be merged with and into Scherer with the result that Scherer will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held by Cardinal, Merger Sub and Scherer, if any, which will be canceled) of Scherer Common Stock will be converted into 0.95 of a Cardinal Common Share. The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A.

          2. To adjourn the Scherer Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Scherer Special Meeting to approve the foregoing proposal (the "Scherer Adjournment Proposal").

          3. Such other matters as may properly come before the Scherer Special Meeting.

     Record Date; Required Vote.  Only Scherer Stockholders of record at the
close of business on                , 1998 (the "Scherer Record Date"), will be
entitled to notice of and to vote at the Scherer Special Meeting. On the Scherer
Record Date, there were                shares of Scherer Common Stock
outstanding held by approximately                holders of record. The Scherer
Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Scherer Common Stock outstanding and entitled to vote thereon. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Scherer."

     If, in a proxy submitted on behalf of a Scherer Stockholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to the Scherer Merger Proposal or the Scherer Adjournment Proposal, then such proxy will be counted as present for the purpose of establishing a quorum at the Scherer Special Meeting, and, because the Scherer Merger Proposal requires the affirmative vote of a majority of the shares outstanding and entitled to vote thereon, such "non-votes" will have the effect of a negative vote with respect to such proposal. Additionally, proxies submitted abstaining with respect to the Scherer Merger Proposal or the Scherer Adjournment Proposal will be counted as present for the purpose of establishing a quorum at the Scherer Special Meeting, and such abstentions will have the effect of a vote against such proposals.

     In the event that Scherer has the right to terminate the Merger Agreement for any reason, the Scherer Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Scherer Merger Proposal. See "The Merger Agreement -- Termination."

     RECOMMENDATION OF THE BOARD OF DIRECTORS. THE SCHERER BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, SCHERER AND THE SCHERER STOCKHOLDERS. ACCORDINGLY, THE SCHERER BOARD OF DIRECTORS RECOMMENDS THAT SCHERER STOCKHOLDERS VOTE FOR THE SCHERER MERGER PROPOSAL AND THE SCHERER ADJOURNMENT PROPOSAL.

     Scherer Common Stock Owned by Directors and Executive Officers of
Scherer. As of the Scherer Record Date, the directors and executive officers of Scherer may be deemed to be beneficial owners of less than 1% of the outstanding Scherer Common Stock, and each such person has advised Scherer that such person intends to vote in favor of the Scherer Merger Proposal and the Scherer Adjournment Proposal. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Scherer."

     Proxies. All shares of Scherer Common Stock that are entitled to vote and are represented at the Scherer Special Meeting by properly executed proxies received prior to the vote at the Scherer Special Meeting, and not duly and timely revoked, will be voted at the Scherer Special Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR the Scherer Merger Proposal and the Scherer Adjournment Proposal.

     If any other matters incidental to the Merger are properly presented for consideration at the Scherer Special Meeting (or any adjournments or postponements thereof), the persons named in the enclosed form of Proxy and voting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless authorization to use such discretion is withheld.

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing (including by telegram or telecopy) with the Secretary of Scherer, before the taking of the vote at the Scherer Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares or (ii) attending the Scherer Special Meeting and voting in person. Scherer

Stockholders who require assistance in changing or revoking a proxy should contact Scherer's proxy solicitor, MacKenzie Partners, Inc., by mail at 156 Fifth Avenue, New York, New York 10010, or by telephone at (212) 929-5500.

     Appraisal Rights. Under Delaware law or any other statute, Scherer Stockholders will not be entitled to any appraisal rights in connection with the Merger. See "Rights of Dissenting Shareholders -- Scherer Stockholders."

CARDINAL SPECIAL MEETING

     Date, Time and Place of Cardinal Special Meeting. The Cardinal Special Meeting will be held at Cardinal's corporate offices at 5555 Glendon Court,
Dublin, Ohio 43016, on                , 1998, at 10:00 a.m., local time, for the
following purposes:

          1. To consider and vote on a proposal (the "Cardinal Merger Proposal") to approve, authorize and adopt the Merger Agreement which provides, among other things, that (i) Merger Sub will be merged with and into Scherer with the result that Scherer will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held by Cardinal, Merger Sub and Scherer, if any, which will be canceled) of Scherer Common Stock will be converted into 0.95 of a Cardinal Common Share. The Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Annex A.

          2. To adjourn the Cardinal Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Cardinal Special Meeting to approve the foregoing proposals (the "Cardinal Adjournment Proposal").

          3. Such other matters as may properly come before the Cardinal Special Meeting.

     IF APPLICABLE LAW AND THE RULES OF THE NYSE DO NOT REQUIRE APPROVAL OF THE CARDINAL MERGER PROPOSAL BY CARDINAL SHAREHOLDERS, THE CARDINAL SPECIAL MEETING WILL NOT BE HELD, AND NO VOTE OF CARDINAL SHAREHOLDERS ON THE CARDINAL MERGER PROPOSAL OR THE CARDINAL ADJOURNMENT PROPOSAL WILL BE TAKEN.

     Record Date; Required Vote.  Only Cardinal Shareholders of record at the
close of business on                , 1998 (the "Cardinal Record Date"), will be
entitled to notice of and to vote at the Cardinal Special Meeting. On the
Cardinal Record Date, there were                Cardinal Common Shares
outstanding held by approximately                holders of record. If
applicable law or the rules of the NYSE require approval of the Cardinal Merger Proposal by the Cardinal Shareholders, the Cardinal Merger Proposal will require the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon. The Cardinal Adjournment Proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Cardinal Special Meeting. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Cardinal."

     If, in a proxy submitted on behalf of a Cardinal Shareholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to the Cardinal Merger Proposal or the Cardinal Adjournment Proposal, then such proxy will be counted as present for the purpose of establishing a quorum at the Cardinal Special Meeting, and, because such proposal requires the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding (or in the case of the Cardinal Adjournment Proposal, a majority of the Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Cardinal Special Meeting), such "non-votes" will have the effect of a negative vote with respect to such proposal. Additionally, proxies submitted abstaining with respect to the Cardinal Merger Proposal or the Cardinal Adjournment Proposal will be counted as present for the purpose of establishing a quorum at the Cardinal Special Meeting, and such abstentions will have the effect of a vote against such proposal.

     In the event that Cardinal has the right to terminate the Merger Agreement for any reason, the Cardinal Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Cardinal Merger Proposal. See "The Merger Agreement -- Termination."

     RECOMMENDATION OF THE BOARD OF DIRECTORS. THE CARDINAL BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND THE CARDINAL SHAREHOLDERS. ACCORDINGLY, THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE CARDINAL MERGER PROPOSAL AND THE CARDINAL ADJOURNMENT PROPOSAL.

     Cardinal Common Shares Owned by Directors and Executive Officers of Cardinal. As of the Cardinal Record Date, the directors and executive officers of Cardinal and certain of their affiliates may be deemed to be beneficial
owners of approximately      % of the outstanding Cardinal Common Shares, and
each such person has advised Cardinal that he, she or it intends to vote in favor of each of the Cardinal Merger Proposal and the Cardinal Adjournment Proposal. See "The Special Meetings -- Record Date; Vote Required; Voting at the Meetings -- Cardinal."

     Proxies. All Cardinal Common Shares that are entitled to vote and are represented at the Cardinal Special Meeting by properly executed proxies received prior to the vote at the Cardinal Special Meeting, and not duly and timely revoked, will be voted at the Cardinal Special Meeting in accordance with the instructions indicated thereon. If no instructions are indicated, such proxies will be voted FOR each of the Cardinal Merger Proposal and the Cardinal Adjournment Proposal.

     If any other matters incidental to the Merger are properly presented for consideration at the Cardinal Special Meeting (or any adjournments or postponements thereof), the persons named in the enclosed form of proxy and voting thereunder will have discretion to vote on such matters in accordance with their best judgment, unless authorization to use such discretion is withheld.

     Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by (i) filing (including by telegram or telecopy) with the Secretary of Cardinal, before the taking of the vote at the Cardinal Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or by giving notice of revocation in open meeting, (ii) duly executing a later-dated proxy relating to the same shares and delivering (including by telegram or telecopy) it to the Secretary of Cardinal before the taking of the vote at the Cardinal Special Meeting or (iii) attending the Cardinal Special Meeting and voting in person. Cardinal Shareholders who require assistance in changing or revoking a proxy should contact Cardinal's proxy solicitor, Morrow & Co., Inc., by mail at 909 Third Avenue, New York, New York 10022, or by telephone at (800) 566-9061.

     Appraisal Rights. If Ohio law requires that Cardinal Shareholders approve the Merger Agreement, Cardinal Shareholders will be entitled to dissenters' appraisal rights in connection with the Merger. See "Rights of Dissenting Shareholders -- Cardinal Shareholders" and "Comparison of Shareholder Rights -- Rights of Dissenting Shareholders."

                                   THE MERGER

GENERAL; EXCHANGE RATIO

     Pursuant to the Merger Agreement, each share of Scherer Common Stock issued and outstanding immediately prior to the Effective Time (as defined below), other than shares held by Cardinal, Merger Sub and Scherer, if any, which will be canceled, will be converted into and represent 0.95 of a Cardinal Common Share.

SCHERER OPTIONS

     At the Effective Time, each unexpired and unexercised option (each, a "Scherer Option") to purchase shares of Scherer Common Stock issued pursuant to Scherer's 1990 Nonqualified Stock Option Plan, Scherer's 1990 Nonqualified Performance Stock Option Plan A, Scherer's 1990 Nonqualified Performance Stock Option Plan B, Scherer's 1992 Stock Option Plan, Scherer's 1997 Stock Option Plan and each of Scherer's agreements with its directors existing on the date of the Merger Agreement relating to the grant of stock options to such directors and disclosed in Scherer's publicly filed documents or otherwise provided to Cardinal (collectively, the "Scherer Stock Plans") will be automatically converted into an option (a "Cardinal Exchange Option") to purchase that number of Cardinal Common Shares equal to the number of shares of Scherer Common Stock issuable immediately prior to the Effective Time upon exercise of the Scherer Option (without regard to actual restrictions on exercisability) multiplied by the Exchange Ratio, with an exercise price per share equal to the exercise price per share which existed under the corresponding Scherer Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Scherer Option immediately before the Effective Time (taking into account any acceleration of vesting, if any, that would result from the Merger under the terms of the Scherer Stock Plans as in effect on the date of the Merger Agreement). As of the Scherer Record Date,
shares of Scherer Common Stock were issuable upon the exercise of outstanding Scherer Options, which options, if not exercised or canceled prior to the Effective Time, will be converted to become approximately
Cardinal Exchange Options at the Effective Time. The weighted average exercise price per share of all Scherer Options outstanding as of the Scherer Record Date
is $     per share. Following the Merger and based on an Exchange Ratio of 0.95 and the Scherer Options outstanding as of the Scherer Record Date, the weighted average exercise price per share of Cardinal Exchange Options issued in
connection with the Merger will be approximately $     per share. Substantially
all of the executive officers and directors of Scherer currently hold Scherer Options which, if not exercised prior to the Effective Time, will become Cardinal Exchange Options. See "The Merger -- Interests of Certain Persons in the Merger" and "The Merger Agreement -- Stock Options."

EFFECTIVE TIME OF THE MERGER; CLOSING DATE

     The Merger will become effective (the "Effective Time") upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as is specified in the certificate of merger. This filing will be made as soon as practicable following the closing of the Merger which will occur on the date (the "Closing Date") which is the tenth business day following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, as the case may be, or such other time as Cardinal and Scherer may mutually agree. See "The Merger Agreement -- Conditions."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of Cardinal, Merger Sub and Scherer to effect the Merger are subject to satisfaction or waiver of the following conditions: (i) the Merger Agreement shall have been approved by the Scherer Stockholders and the Cardinal Shareholders, if required; (ii) no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, and no actions, suits, claims, proceedings or investigations ("Actions") shall be instituted by any governmental entity which seeks to prevent consummation of the Merger or seeks material damages in connection with the transactions contemplated hereby which continues to be outstanding; (iii) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act"), shall have been terminated or shall have expired; (iv) there shall have been received all required consents, authorizations, clearances and/or approvals from German competition and any similar German authorities necessary to consummate the Merger and the transactions contemplated by the Merger Agreement to the extent required by German law; (v) the Cardinal Common Shares to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved upon official notice of issuance for listing on the NYSE; (vi) the

Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or threatened by the Commission; and (vii) Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from Deloitte & Touche LLP, Cardinal's independent auditors ("D&T"), dated the Closing Date, stating that they concur with the conclusion of Cardinal's management that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting.

     The obligations of Cardinal and Merger Sub to effect the Merger are further subject to the receipt of certain closing certificates and the satisfaction of, or waiver by Cardinal, of the following conditions: (i) each of the representations and warranties of Scherer, other than those relating to capitalization, shall have been true and correct on the date of the Merger Agreement and shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of such representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect (as defined below) on Scherer (disregarding the Material Adverse Effect qualification in any single representation and warranty); (ii) the representations and warranties of Scherer relating to capitalization shall have been true and correct in all material respects on the date of the Merger Agreement and shall be true and correct in all material respects on the Closing Date as though made as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); and (iii) Scherer shall have performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date that are not so qualified as to materiality.

     The obligations of Scherer to effect the Merger are further subject to the receipt of certain closing certificates and the satisfaction of, or waiver by Scherer, of the following conditions: (i) each of the representations and warranties of Cardinal and Merger Sub set forth in the Merger Agreement shall have been true and correct on the date of the Merger Agreement and shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Cardinal (disregarding the Material Adverse Effect qualification in any single representation and warranty;
(ii) Cardinal shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality; (iii) the opinion, dated on or about the date of and referred to in this Proxy Statement/Prospectus, based on appropriate representations of Scherer and Cardinal, of Simpson Thacher & Bartlett, counsel to Scherer, to Scherer to the effect that (a) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) Cardinal, Merger Sub and Scherer will each be a party to the reorganization within the meaning of Section 368(b) of the Code, shall have been rendered; (iv) an opinion, dated as of the Closing Date, based on appropriate representations of Scherer and Cardinal, of Simpson Thacher & Bartlett, counsel to Scherer, substantially identical to the opinion referred to in the immediately preceding clause (iii), shall have been rendered; and (v) on or after the date of the Merger Agreement, Cardinal shall not have undergone a change of control.

     See "The Merger -- Accounting Treatment," "-- Interests of Certain Persons in the Merger," and "-- Regulatory Approvals" and "The Merger Agreement -- Representations and Warranties," "-- Covenants" and "-- Conditions."

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any required approval of the matters presented in connection with the Merger by the Scherer Stockholders or the Cardinal
Shareholders: (i) by mutual written consent of Cardinal and Scherer, by action of their respective Boards of Directors; (ii) by either Scherer or Cardinal if the Effective Time shall not have occurred on or before November 30, 1998, provided, that the right to terminate the Merger Agreement pursuant to the provisions described in this clause (ii) is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (iii) by either Scherer or Cardinal if any governmental entity (a) issues an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action becomes final and nonappealable or (b) fails to issue an order, decree or ruling or to take any other action, in the case of each of (a) and (b) which is necessary to fulfill the closing conditions described under "-- Conditions" above and such denial of a request to issue such order, decree, ruling or take such other action becomes final and nonappealable; (iv) by either Scherer or Cardinal if (x) the approval by the Scherer Stockholders is not obtained by reason of the failure to obtain the requisite vote of Scherer Stockholders or (y) the approval by the Cardinal Shareholders, if required, is not obtained by reason of the failure to obtain the requisite vote of Cardinal Shareholders, in each case upon the taking of such vote at a duly held meeting; (v) by Cardinal if the Scherer Board of Directors (1) shall withdraw or modify in any adverse manner the approval of the Merger Agreement and the transactions contemplated thereby by the Scherer Board of Directors, (2) shall approve or recommend any Acquisition Proposal (as defined below) or (3) shall resolve to take any of the actions described in subclauses (1) or (2) of this clause (v); (vi) by Scherer if it determines to enter into an Acquisition Agreement (as defined below) with a third party pursuant to the provisions described in the second paragraph under "The Merger Agreement -- Acquisition Proposals and Termination Right;" or (vii) by Scherer if the Cardinal Board of Directors (a) shall withdraw or modify in any adverse manner the approval of the Merger Agreement and the transactions contemplated thereby by the Cardinal Board of Directors or (b) shall resolve to take the action specified in subclause (a) of this clause (vii).

     Under certain circumstances described in detail below (see "The Merger Agreement -- Termination"), in the event of termination of the Merger Agreement, Cardinal and Scherer have agreed that Scherer will pay to Cardinal (A) an amount in cash equal to the aggregate amount of Cardinal's fees and expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement, up to but not in excess of an amount equal to $4 million in the aggregate and (B) a termination fee in an amount equal to $75 million (such amounts collectively, the "Termination Fee").

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on, among other matters, Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal, from D&T to the effect that the Merger will qualify as a pooling-of-interests. See "The Merger -- Accounting Treatment."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Scherer. The Scherer Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, consulted with Scherer's legal and financial advisors as well as with Scherer's management and considered a number of factors, including the following material factors (the order does not necessarily reflect the relative significance):

     X The fact that the per share consideration to be received by Scherer
       Stockholders in the Merger represents a substantial premium over the recent market prices of Scherer Common Stock prior to the announcement of the signing of the Merger Agreement. Based upon the closing price of Cardinal Common Shares on the last trading day before such announcement, the premium to be received by Scherer Stockholders was approximately 18% over the closing price of the Scherer Common Stock on such date, and approximately 41% over the average closing price of the Scherer Common Stock for the 90 trading days prior to the date of the announcement;

     X Cardinal Common Shares are believed by the Scherer Board of Directors to represent an attractive investment opportunity for the Scherer Stockholders based on Cardinal's long track record of consistently generating significant sales and earnings growth, and stock price appreciation for its Shareholders. In the opinion of the Scherer Board of Directors and management, Cardinal's prospects for continued significant growth in sales and earnings are strong and will be enhanced as a result of the Merger;

     X Cardinal's extensive relationships with major pharmaceutical and biotechnology companies are expected to provide Scherer with greater access to the key decision makers of these companies, bringing additional commercial opportunities to Scherer;

     X Cardinal possesses important supply chain information concerning product demand, movement and pricing. This information will be valuable in establishing Scherer's business strategies and determining how to maximize the value placed on Scherer's technologies and services;

     X Cardinal's contract packaging capabilities combined with Scherer's drug delivery technologies and manufacturing resources will provide opportunities to offer customers a more complete and cost-effective package of services, enabling Scherer to further distinguish itself from its competitors and gain additional business;

     X The fact that the Merger will result in a financially stronger company, providing a greater ability to fund research and development and acquisitions of drug delivery businesses and technologies;

     X The ability to collaborate with other Cardinal businesses to provide a one-stop service from formulation through distribution of finished products on behalf of marketers of pharmaceutical and other products;

     X The opportunity for Scherer Stockholders to continue as shareholders of a healthcare company that has greater financial and market strength than Scherer alone, and has a focus on shareholder returns, strategic objectives and an operating philosophy compatible with those of Scherer's management;

     X The presentation and opinion of Lehman Brothers, Scherer's financial advisor, that as of the date thereof and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view to Scherer Stockholders;

     X The terms and conditions of the Merger Agreement, which the Scherer Board of Directors and management view as fair to, and in the best interests of, Scherer and the Scherer Stockholders; and

     X The fact that the Merger is expected to be a tax-free transaction for Scherer Stockholders and that it is expected to be treated as a pooling-of-interests transaction for financial reporting and accounting purposes.

     The Scherer Board of Directors also considered a number of potential risks and disadvantages relating to the Merger, including the following material risks or material adverse effects on Scherer Stockholders (the order does not necessarily reflect the relative significance):

     X The difficulties and management distractions inherent in completing the Merger and then integrating two large and geographically dispersed operations which operate in different segments of the pharmaceutical services industry, and the risk that the benefits sought from the Merger might not be fully achieved;

     X The risk that the Merger might not be consummated, and the possible associated implications to investor relations and employee morale; and

     X The time, management resources and expenses required to be incurred by Scherer in connection with the Merger transaction.

     The Scherer Board believed that these potential risks and disadvantages were outweighed by the potential benefits anticipated to be realized from the Merger.

     The foregoing discussion of the material factors considered by the Scherer Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Scherer Board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the foregoing matters, and individual directors may have deemed different matters more significant than others. See "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Scherer."

     THE SCHERER BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, SCHERER AND THE SCHERER STOCKHOLDERS. ACCORDINGLY, THE SCHERER BOARD OF DIRECTORS RECOMMENDS THAT SCHERER STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE SCHERER MERGER PROPOSAL AND THE SCHERER ADJOURNMENT PROPOSAL.

     Cardinal. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Cardinal Board of Directors consulted with Cardinal's legal advisors as well as with Cardinal's management, and considered a number of factors, including the following material factors (the order does not necessarily reflect the relative significance):

     X Scherer's long-standing reputation within the pharmaceutical industry for providing quality drug delivery system technologies to pharmaceutical manufacturers, which is consistent with Cardinal's strategy of aligning itself with established and recognized industry leaders and is expected to strengthen Cardinal's position as an important supplier of pharmaceutical services along the supply channel;

     X The combination of Scherer's upstream connectivity with the manufacturer with Cardinal's downstream supply chain presence and market knowledge, which Cardinal believes will create an unmatched service offering for manufacturers;

     X The opportunity for Cardinal to continue to expand into higher margin service businesses;

     X Scherer's substantial international operations, which complement
       Cardinal's identification of international markets as an area of future growth;

     X Scherer's extensive pipeline of new products that are expected to be introduced in upcoming years;

     X The addition of Scherer's seasoned management team, with their technical expertise and significant manufacturer contacts;

     X The opportunity to combine Scherer's drug development and manufacturing expertise with Cardinal's existing contract packaging and distribution capabilities, enabling the combined company to create a streamlined drug delivery/packaging/distribution system that would eliminate wasted steps, save costs and shorten lead times; and

     X That it is a condition to the consummation of the Merger that the Merger be treated as a pooling-of-interests for financial reporting and accounting purposes, therefore adding no goodwill to Cardinal's balance sheet.

     Although the Cardinal Board of Directors has determined that the Merger is fair to, and in the best interests of, Cardinal Shareholders, all business combinations, including the Merger, also include risks and disadvantages. With respect to the Merger, potential risks or disadvantages to Cardinal Shareholders identified by the Cardinal Board of Directors and management include (the order does not necessarily reflect the relative significance):

     X The time and resources required to complete the Merger, with consummation of the Merger being subject to certain conditions (see "The Merger Agreement -- Conditions");

     X The difficulties inherent in combining and integrating the two companies, which currently operate in different segments of the pharmaceutical services business; and

     X The potential distraction caused by a transaction of this magnitude and the attendant lost opportunities resulting from management's focus on completing the Merger and integrating Cardinal's and Scherer's businesses.

     The Cardinal Board of Directors believed that these potential risks and disadvantages were outweighed by the potential benefits anticipated to be realized from the Merger.

     The foregoing discussion of the material factors considered by the Cardinal Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Cardinal Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative or specific weights to the specific factors considered in reaching its determinations. In addition, individual directors may have given different weights to different factors. See "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Cardinal."

     THE CARDINAL BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND THE CARDINAL SHAREHOLDERS. ACCORDINGLY, THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CARDINAL ADJOURNMENT PROPOSAL.

OPINION OF SCHERER'S FINANCIAL ADVISOR

     On May 17, 1998, Lehman Brothers delivered to the Scherer Board of Directors its written opinion (the "Lehman Opinion") to the effect that the Exchange Ratio is fair, from a financial point of view, to Scherer Stockholders. A copy of the Lehman Opinion, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to this Joint Proxy Statement/Prospectus as Annex B. Scherer Stockholders are urged to read carefully the Lehman Opinion in its entirety. See "The Merger -- Opinion of Scherer's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Scherer Board of Directors with respect to the Merger Agreement, Scherer Stockholders should be aware that certain officers and directors of Scherer (or their affiliates) have employment agreements, stock options, directors' and officers' indemnification and insurance policies and employment opportunities, and that Mr. Frederick Frank and Mr. James A. Stern, each a director of Scherer, are a Vice Chairman and the Chairman, respectively, of Scherer's financial advisors for the Merger, which give them interests in the Merger that are different from and in addition to the interests of Scherer Stockholders generally. See "The Merger -- Interests of Certain Persons in the Merger."

     The Scherer Board of Directors recognized these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

REGULATORY APPROVALS

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. On May 22, 1998, Cardinal and Scherer submitted the required filings to the FTC and the Antitrust Division. The waiting period under the HSR Act is currently scheduled to expire on June 21, 1998.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Scherer or Cardinal. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. Scherer and Cardinal believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     Consummation of the Merger is also subject to clearance by the German Federal Cartel Office (the "Cartel Office") under the German competition laws. The initial waiting period under German competition laws is one month (unless sooner terminated), extendable for another three months if the Cartel Office seeks to further investigate the Merger. Cardinal and Scherer will be submitting the required filings to the Cartel Office.

     Other than as described in this Joint Proxy Statement/Prospectus, consummation of the Merger does not require the approval of any federal, state or foreign agency. Certain state, federal and foreign filings will be required in connection with consummation of the Merger.

EXCHANGE PROCEDURES

     If the Merger is consummated, as soon as practicable after the Effective Time, a letter of transmittal will be mailed or delivered to each Scherer Stockholder to be used in forwarding certificates evidencing such holder's shares of Scherer Common Stock for surrender and exchange for certificates evidencing Cardinal Common Shares to which such holder has become entitled and, if applicable, cash in lieu of fractional Cardinal Common Shares. After receipt of such letter of transmittal, each holder of certificates formerly representing shares of Scherer Common Stock should surrender such certificates to ChaseMellon Shareholder Services LLC, the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of Cardinal Common Shares to which he is entitled and any cash which may be payable in lieu of fractional Cardinal Common Shares. See "The Merger Agreement -- Merger Consideration." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. SCHERER STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

RISK FACTORS

     Cardinal Shareholders and Scherer Stockholders should consider carefully the factors discussed under "Risk Factors" and elsewhere in this Joint Proxy Statement/Prospectus in evaluating the proposed Merger and the transactions contemplated thereby.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by Scherer Stockholders (except to the extent such holders receive cash in lieu of fractional Cardinal Common Shares), Scherer or Cardinal for United States federal income tax purposes. Scherer has received an opinion, dated the date hereof, of Simpson Thacher & Bartlett to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and that each of Scherer, Cardinal and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Scherer's obligation to consummate the Merger is conditioned upon the receipt by Scherer of an opinion to the same effect from Simpson Thacher & Bartlett dated as of the Closing Date. See "Certain United States Federal Income Tax Consequences."

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, shares of Scherer Common Stock, which are governed by Delaware Law (as defined below) and Scherer's Certificate of Incorporation (the "Scherer Certificate") and Bylaws (the "Scherer Bylaws"), will be converted into the right to receive Cardinal Common Shares, which are governed by Ohio Law (as defined below), Cardinal's Amended and Restated Articles of Incorporation, as amended (the "Cardinal Articles"), and Cardinal's Restated Code of Regulations, as amended (the "Cardinal Regulations"). There are differences between the rights of Scherer Stockholders and the rights of Cardinal Shareholders. These differences result from differences between Delaware Law and Ohio Law and differences between the governing instruments of Scherer and Cardinal. For a discussion of the various differences between the rights of Scherer Stockholders and Cardinal Shareholders, see "Comparison of Shareholder Rights."

    SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                                  INFORMATION

SCHERER SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Scherer set forth below has been derived from and should be read in conjunction with the 1998 Scherer Form 10-K and other financial information of Scherer incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                                              YEAR ENDED MARCH 31,
                                          -------------------------------------------------------------
                                            1994        1995          1996          1997         1998
                                          --------   -----------   -----------   -----------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Net sales...............................  $449,297    $536,682      $571,710      $588,699     $620,716
Cost of sales...........................   287,389     339,923       375,088       391,648      409,162
Selling and administrative expenses.....    61,427      71,661        72,485        72,752       78,187
Research and development expenses.......    13,090      21,276        23,387        19,979       25,386
Restructuring and other charges(1)......     4,478          --        33,804            --           --
Operating income(1).....................    82,913     103,822        66,946       104,320      107,981
Interest expense........................    22,480      13,758        12,595        11,693        9,263
Net income from continuing operations...    30,914      44,859        30,703        56,968       69,746
Net income(2)...........................    15,094      44,859        30,703        56,968       69,746
Depreciation and amortization(3)........    25,314      27,449        29,944        31,153       27,414
Capital additions.......................    39,503      54,076        56,195        69,887       87,921

PER COMMON SHARE(4):
Basic earnings from continuing
  operations............................  $   1.33    $   1.93      $   1.31      $   2.42     $   2.89
Basic earnings..........................  $   0.69    $   1.93      $   1.31      $   2.42     $   2.89
Diluted earnings from continuing
  operations(1).........................  $   1.27    $   1.83      $   1.25      $   2.31     $   2.81
Diluted earnings........................  $   0.62    $   1.83      $   1.25      $   2.31     $   2.81

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital(5)......................  $ 89,681    $113,656      $110,794      $113,854     $127,338
Total assets............................   613,414     711,373       707,381       728,245      821,597
Long-term debt, including current
  portion...............................   189,277     185,410       169,000       142,630      168,654
Minority interests......................    35,354      42,706        37,268        35,762       25,157
Shareholders' equity....................   214,710     273,646       300,360       353,029      398,877

---------------
(1) For the year-ended March 31, 1996, includes restructuring and other charges totaling $33.8 million before tax effects ($0.94 per diluted share after tax effects). Those charges include approximately $17.1 million of cash expenses, primarily for severance and other termination benefits and approximately $16.7 million for fixed asset write-downs and other non-cash costs primarily in connection with certain facility closures. For the year ended March 31, 1994, includes charges totaling $4.5 million for the accrual of a settlement of Paco Development Partners (PDP II) litigation, which had been outstanding since 1990 and the write-down of buildings and property related to the relocation of operations in Australia.

(2) Includes extraordinary loss of $15.8 million from debt extinguishment for the year ended March 31, 1994.

(3) Includes amortization of deferred financing costs and debt discount of $0.4 million, $0.3 million, $0.4 million, $0.5 million and $1.3 million for the years ended March 31, 1998, 1997, 1996, 1995 and 1994, respectively.

(4) Basic and diluted earnings per common share has replaced primary and fully diluted earnings per common share, respectively, in accordance with Statement of Accounting Standards No. 128, "Earnings per Share".

(5) Includes notes payable but does not include current portion of long-term debt.

CARDINAL SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information of Cardinal set forth below has been derived from and should be read in conjunction with the 1997 Cardinal Form 10-K and other financial information of Cardinal incorporated by reference in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

                                                    FISCAL YEAR ENDED(1)(2)                          NINE MONTHS ENDED
                                ---------------------------------------------------------------       MARCH 31,(1)(3)
                                MARCH 31,     JUNE 30,     JUNE 30,     JUNE 30,     JUNE 30,     -----------------------
                                   1993         1994         1995         1996         1997          1997         1998
                                ----------   ----------   ----------   ----------   -----------   ----------   ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net revenues..................  $5,102,513   $6,374,734   $8,472,302   $9,407,591   $10,968,042   $8,177,382   $9,381,955
Earnings available for Common
  Shares before cumulative
  effect of change in
  accounting principle........      73,124       88,884      146,587      127,240       184,599      122,833      176,532
Earnings per Common Share
  before cumulative effect of
  change in accounting
  principle(4):
    Basic.....................  $     0.91   $     0.97   $     1.46   $     1.22   $      1.72   $     1.15   $     1.61
    Diluted...................        0.80         0.89         1.40         1.20          1.69         1.13         1.58
Cash dividends declared per
  Common Share(4).............  $     0.05   $     0.07   $     0.08   $     0.08   $     0.095   $     0.07   $     0.08
BALANCE SHEET DATA:
Total assets..................  $1,411,323   $1,789,455   $2,363,752   $2,959,401   $ 3,091,750   $3,039,959   $3,973,029
Long-term obligations, less
  current portion.............     305,337      247,715      267,677      320,327       277,766      279,539      273,267
Redeemable preferred stock....      20,400           --           --           --            --           --           --
Shareholders' equity..........  $  444,291   $  617,464   $  866,474   $1,095,225   $ 1,334,730   $1,261,442   $1,547,402

---------------
(1) Amounts reflect business combinations in all periods presented. The most significant of these business combinations have been accounted for as poolings-of-interests transactions and, accordingly, prior period amounts have been restated to retroactively reflect all such material combinations. For those business combinations which were accounted for as purchase transactions, the pro forma effect as if these transactions had occurred at the beginning of the respective periods would not have been significantly different.

(2) The Summary results for fiscal 1993, 1994, 1996 and 1997 include the impact of certain mergers-related costs and special charges as follows: In fiscal 1997, Cardinal recorded mergers-related costs associated with the business combinations with PCI Services, Inc. ("PCI") in October 1996 (the "PCI Merger"), and Owen Healthcare, Inc. ("Owen") in March 1997 (the "Owen Merger") ($46.2 million) and additional integration costs related to the mergers with Pyxis Corporation ("Pyxis") in May 1996 (the "Pyxis Merger") and Medicine Shoppe International, Inc. ("MSI") in November 1995 (the "MSI Merger") ($4.7 million). In fiscal 1996, Cardinal recorded mergers-related costs of approximately $49.2 million in connection with the MSI and Pyxis mergers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of "Notes to Consolidated Financial Statements" in the 1997 Cardinal Form 10-K, incorporated by reference in this Joint Proxy Statement/Prospectus, for analysis of the impact of these mergers-related costs. In fiscal 1994, Cardinal recorded mergers-related costs of approximately $35.9 million in connection with the business combination of Cardinal and Whitmire Distribution Corporation ("Whitmire") in February 1994 (the "Whitmire Merger"). During fiscal 1993, Cardinal received a termination fee of approximately $13.5 million, resulting from the termination by Durr-Fillauer Medical, Inc. of its agreement to merge with Cardinal. During fiscal 1993, Cardinal also recorded special charges totaling approximately $13.7 million, primarily related to the closing of certain non-core operations and the restructuring of certain distribution operations. In addition, the modifications of the terms of certain Whitmire stock options in fiscal 1993 resulted in a one-time stock option compensation charge of approximately $5.2 million.

(3) The Summary results for the nine months ended March 31, 1998 and 1997 include the impact of certain mergers-related costs and special charges as follows: During the nine months ended March 31, 1998, Cardinal recorded mergers-related costs associated with the business combinations with MediQual Systems, Inc. ("MediQual") in February 1998 (the "MediQual Merger") ($2.3 million), transaction costs incurred to date in connection with the pending merger with Bergen (the "Bergen Merger") ($13.3 million) and additional integration costs related to the various mergers effected in fiscal 1997 and 1996 ($10.9 million). During the nine months ended March 31, 1998, Cardinal also recorded special charges totaling approximately $8.6 million, primarily related to the rationalization of its distribution operations. During the nine months ended March 31, 1997, transaction costs associated with the PCI and Owen mergers were recorded as well as costs related to integrating the operations of the merged companies as a result of the various mergers effected in fiscal 1997 and 1996. These costs totaled approximately $49.1 million.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 5 of "Notes to Consolidated Financial Statements" in the March 1998 Cardinal Form 10-Q, incorporated by reference in this Joint Proxy Statement/Prospectus, for analysis of the impact of these mergers-related costs.

(4) Earnings and cash dividends per share have been adjusted to give retroactive effect for stock splits, including the three-for-two split paid on December 16, 1996.

      UNAUDITED PRO FORMA CONDENSED COMBINED SUMMARY FINANCIAL INFORMATION

     The impact of the MediQual Merger, which was completed on February 18, 1998, is not significant on an historical basis and Cardinal's historical prior period financial statements have not been restated. Upon consummation of either the Merger or the Bergen Merger, Cardinal's historical financial statements will be restated for the historical results of MediQual, as part of the restatement required for either of those mergers.

     Cardinal's historical fiscal year ends on June 30, MediQual's historical fiscal year ended on December 31, Scherer's historical fiscal year ends on March 31 and Bergen's historical fiscal year ends on September 30. For purposes of combining MediQual's, Scherer's and Bergen's historical financial information with Cardinal's in the pro forma condensed combined statements of earnings herein, the financial information of Cardinal for the fiscal years ended June 30, 1997, 1996 and 1995 have been combined with MediQual's financial information for the twelve months ended June 30, 1997 and fiscal years ended December 31, 1996 and 1995, Scherer's financial information for the fiscal years ended March 31, 1997, 1996 and 1995 and Bergen's financial information for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Cardinal's financial information for the nine months ended March 31, 1998 and 1997 have been combined with MediQual's financial information for the eight and nine months ended February 28, 1998 and March 31, 1997, respectively, Scherer's financial information for the nine months ended March 31, 1998 and December 31, 1996, respectively, and Bergen's financial information for the nine months ended March 31, 1998 and June 30, 1997, respectively. MediQual's financial information for the month of March 1998 has been consolidated in Cardinal's financial results for that period as a result of the completion of the MediQual Merger in February 1998.

     The financial results of MediQual for the six months ended December 31, 1996 are included in the pro forma financial statements for both fiscal years ended June 30, 1997 and 1996. MediQual's net revenues and net earnings for the six months ended December 31, 1996 were approximately $5.3 million and $0.9 million, respectively. Scherer's financial information for the three months ended June 30, 1997 is excluded from the pro forma financial statements. Scherer's net revenues and net earnings for the three months ended June 30, 1997 were approximately $149.1 million and $14.2 million, respectively. In addition, the financial results of Bergen for the quarter ended September 30, 1997 are included in the pro forma financial statements for both the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998. Bergen's net revenues and net earnings for the three months ended September 30, 1997 were approximately $3.0 billion and $20.8 million, respectively. The unaudited pro forma condensed combined summary financial information is presented for illustration purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the MediQual Merger, the Merger and the Bergen Merger had been consummated at such time, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed combined summary financial information should be read in conjunction with the "Unaudited Pro Forma Condensed Combined Financial Information" included elsewhere in this Joint Proxy Statement/ Prospectus. The unaudited pro forma condensed combined summary financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of any of these mergers or any future merger-related expenses, as discussed in Note 6 below and in Note 2 to the "Unaudited Pro Forma Condensed Combined Financial Information" herein.

                                                                                   NINE MONTHS
                                                                                      ENDED
                                           FISCAL YEAR ENDED (1)            -------------------------
                                  ---------------------------------------       MARCH 31, (1) (2)
                                   JUNE 30,      JUNE 30,      JUNE 30,     -------------------------
                                     1995        1996 (2)      1997 (2)        1997          1998
                                  -----------   -----------   -----------   -----------   -----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net revenues(7).................  $17,467,565   $19,933,000   $23,228,482   $17,264,853   $19,424,108
Net Earnings, excluding
  estimated Future Merger
  expenses(6)(7)................  $   253,926   $   233,775   $   325,875   $   225,900   $   294,947
Earnings per Common Share,
  excluding estimated Future
  Merger expenses(3)(4)(6)(7):
  Basic.........................  $      1.57   $      1.41   $      1.93   $      1.34   $      1.72
  Diluted.......................         1.52          1.38          1.89          1.31          1.69
Cash dividends declared per
  Common Share(5)(7)............  $      0.08   $      0.08   $     0.095   $      0.07   $      0.08
BALANCE SHEET DATA:
Total Assets(7).................                                                          $ 7,821,023
Long-term obligations, less
  current portion(7)............                                                            1,044,679
Shareholders' equity(6)(7)......                                                          $ 2,619,632

---------------
(1) Amounts reflect business combinations in all periods presented.

(2) Amounts include the effect of mergers-related costs and other special charges recorded by Cardinal in fiscal years ended June 30, 1996 and 1997 and the nine-month periods ended March 31, 1997 and 1998 as discussed in Notes 2 and 3 of "-- Summary Historical and Unaudited Pro Forma Condensed Combined Summary Financial Information -- Cardinal Summary Historical Financial Information", by Scherer in fiscal year ended March 31, 1996 as discussed in Note 1 of "-- Summary Historical and Unaudited Pro Forma Condensed Combined Summary Financial Information -- Scherer Summary Historical Financial Information", and by Bergen in fiscal year ended September 30, 1997 and the nine months ended June 30, 1997 and March 31, 1998 as discussed in Note 4 of "Unaudited Pro Forma Condensed Combined Financial Information -- Notes to Pro Forma Condensed Combined Financial Information." The impact of the mergers-related costs and other special charges is to reduce pro forma net earnings by $60.0 million and $40.0 million in fiscal 1996 and 1997, respectively, and to reduce pro forma net earnings by $38.8 million and $36.8 million for the nine-month periods ended March 31, 1997 and 1998, respectively. The impact was also to reduce pro forma diluted earnings per Cardinal Common Share by $0.35 , $0.23, $0.23, and $0.21 in fiscal 1996 and 1997, and the nine months ended March 31, 1997 and 1998, respectively.

(3) Earnings per Common Share have been adjusted to give retroactive effect for stock splits, including the three-for-two stock split paid by Cardinal in December 1996.

(4) Earnings per Common Share amounts assume the conversion of each share of Scherer Common Stock into 0.95 Cardinal Common Shares, based on the Exchange Ratio. See "The Merger Agreement -- Merger Consideration." In addition, Earnings per Common Share amounts assume the conversion of each share of common stock of Bergen into 0.775 Cardinal Common Shares. See "Unaudited Pro Forma Condensed Combined Financial Information."

(5) Cash dividends declared per Common Share represent the historical dividends of Cardinal for the period presented and exclude all dividends paid by all entities with which Cardinal has merged. Cash dividends declared per Common Share have been adjusted to give retroactive effect to the three-for-two stock split paid by Cardinal in December 1996.

(6) Amount does not reflect the pro forma effect of future merger expenses for the Merger or the Bergen Merger (collectively, the "Future Mergers"). In connection with the Future Mergers, the companies expect to incur investment banking, legal, accounting and other related transaction costs and fees.

Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Future Mergers.

     Based upon the information currently available, the total amount of the merger-related charges to be recognized in connection with the Merger is
     estimated to be between $          and $          million, after tax. The
     merger-related expenses will be charged to expense in the period in which the Merger is consummated, or in subsequent periods when incurred. Since the Merger has not yet been consummated, the merger expenses can only be estimated at this time, and are subject to revision as further information becomes available.

     In connection with the Bergen Merger, the companies have incurred investment banking, legal, accounting and other related transaction costs and fees, and expect to incur additional such costs and fees in the future. During the nine months ended March 31, 1998, Cardinal and Bergen expensed $13.3 million ($13.1 million, net of tax) and $9.8 ($9.8 million, net of tax), respectively, related to transaction costs incurred to date. In addition to such incurred costs, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Bergen Merger. Based upon the information currently available, the total amount of the merger-related charges to be recognized in connection with the Bergen Merger (including those recorded to date) is estimated to be between $100 and $130 million, after tax. These merger-related expenses will be charged to expense in the period in which the Bergen Merger is consummated, or in subsequent periods when incurred. Since the Bergen Merger has not yet been consummated, the merger expenses can only be estimated at this time, and are subject to revision as further information becomes available.

     The accounting policies of Cardinal, Scherer and Bergen are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods, as required by the pooling-of-interests accounting method.

(7) The following pro forma condensed combined summary financial information gives effect to the Merger, including the restatement for the historical results of MediQual. It does not reflect the impact of the Bergen Merger, which is included in the information presented above. See the "Comparative Per Share Data" and the "Unaudited Pro Forma Condensed Combined Financial Information" and the notes thereto presented elsewhere in this Joint Proxy Statement/Prospectus.

                                                                            NINE MONTHS ENDED
                                         FISCAL YEAR ENDED               ------------------------
                              ---------------------------------------           MARCH 31,
                               JUNE 30,      JUNE 30,      JUNE 30,      ------------------------
                                 1995          1996          1997           1997          1998
                              ----------    ----------    -----------    ----------    ----------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS STATEMENT DATA:
Net Revenues................  $9,019,958    $9,990,303    $11,567,987    $8,624,400    $9,861,446

Net Earnings, excluding
  estimated merger
  expenses..................     189,984       160,242        244,196       164,993       234,030
Earnings per Common Share,
  excluding estimated merger
  expenses:
  Basic.....................  $     1.54    $     1.27    $      1.88    $     1.27    $     1.76
  Diluted...................        1.48          1.23           1.83          1.24          1.73
Cash dividends declared per
  Common Share..............  $     0.08    $     0.08    $     0.095    $     0.07    $     0.08

BALANCE SHEET DATA:
Total Assets................                                                           $4,794,626
Long-term obligations, less
  current portion...........                                                              441,430
Shareholders' equity........                                                           $1,946,279

                           COMPARATIVE PER SHARE DATA

     Set forth below are earnings, cash dividends declared and book value per share data for Cardinal and Scherer on both historical and pro forma combined bases and on a per share equivalent pro forma combined basis for Scherer. Pro forma combined earnings per share are derived from the "Unaudited Pro Forma Condensed Combined Financial Information" presented elsewhere in this Joint Proxy Statement/Prospectus, which gives effect to the Merger under the pooling-of-interests accounting method, including the restatement for the historical results of MediQual. Pro forma combined cash dividends declared per share reflect Cardinal cash dividends per share declared in the periods indicated and exclude all dividends paid by all entities with which Cardinal has merged. Book value per share for the pro forma combined presentation is based upon outstanding Cardinal Common Shares, adjusted to include estimated Cardinal Common Shares to be issued in the Merger for outstanding shares of Scherer Common Stock at the Effective Time. The per share equivalent pro forma combined data for shares of Scherer Common Stock is based on the assumed conversion of each share of Scherer Common Stock into 0.95 Cardinal Common Shares based upon the Exchange Ratio. See "The Merger Agreement -- Merger Consideration." The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of Cardinal and Scherer incorporated by reference and the "Unaudited Pro Forma Condensed Combined Financial Information" and the notes thereto presented elsewhere herein. See "Incorporation of Certain Documents by Reference." The information set forth below does not reflect the impact of the Bergen Merger, which is included in the information presented in the "Unaudited Pro Forma Condensed Combined Summary Financial Information" and the "Unaudited Pro Forma Condensed Combined Financial Information" and the notes thereto presented elsewhere in this Joint Proxy Statement/Prospectus.

                                                                 FISCAL YEAR ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                              1996     1997      1998
                                                              -----    -----    ------
SCHERER -- HISTORICAL(1)
Earnings per share:
  Basic.....................................................  $1.31    $2.42    $ 2.89
  Diluted...................................................   1.25     2.31      2.81
Book value per share........................................                     16.62

                                                                                 NINE MONTHS
                                                      FISCAL YEAR ENDED             ENDED
                                                           JUNE 30,               MARCH 31,
                                                   ------------------------    ---------------
                                                   1995     1996      1997     1997      1998
                                                   -----    -----    ------    -----    ------
CARDINAL -- HISTORICAL(1)
Earnings per Common Share:
  Basic..........................................  $1.46    $1.22    $ 1.72    $1.15    $ 1.61
  Diluted........................................   1.40     1.20      1.69     1.13      1.58
Cash dividends declared per Common Share.........   0.08     0.08     0.095     0.07      0.08
Book value per share.............................                     12.26              14.05
CARDINAL AND SCHERER -- PRO FORMA
  COMBINED(1)(2)(3)
Earnings per Common Share, excluding estimated
  Future Merger expenses:
  Basic..........................................  $1.54    $1.27    $ 1.88    $1.27    $ 1.76
  Diluted........................................   1.48     1.23      1.83     1.24      1.73
Cash dividends declared per Common Share(4)......   0.08     0.08     0.095     0.07      0.08
Book value per share(2)..........................                     12.84              14.64

                                                                                 NINE MONTHS
                                                      FISCAL YEAR ENDED             ENDED
                                                           JUNE 30,               MARCH 31,
                                                   ------------------------    ---------------
                                                   1995     1996      1997     1997      1998
                                                   -----    -----    ------    -----    ------
EQUIVALENT PRO FORMA COMBINED PER SCHERER
  SHARE(1)(2)(3)
Earnings per Common Share, excluding estimated
  Future Merger expenses:
  Basic..........................................   1.46     1.21      1.79     1.21      1.67
  Diluted........................................   1.41     1.17      1.74     1.18      1.64
Cash dividends declared per Common Share(4)......   0.08     0.08      0.09     0.07      0.08
Book value per share(2)..........................                     12.20              13.91

---------------
(1) Scherer's Historical Earnings per Common Share, Cardinal's Historical Earnings per Common Share, the Pro Forma Combined Earnings per Common Share and the Equivalent Pro Forma Combined Earnings Per Common Share reflect the effect of mergers-related costs and other special charges recorded by Scherer in its fiscal year ended March 31, 1996 as discussed in Note 1 of "-- Summary Historical and Unaudited Pro Forma Condensed Combined Summary Financial Information -- Scherer Summary Historical Financial Information" and by Cardinal in fiscal years ended June 30, 1996 and 1997 and the nine-month periods ended March 31, 1997 and 1998 as discussed in Notes 2 and 3 of "-- Summary Historical and Unaudited Pro Forma Condensed Combined Summary Financial Information -- Cardinal Summary Historical Financial Information". The effect of such mergers-related costs and other special charges is to reduce the Cardinal and Scherer Pro Forma Combined Earnings per Common Share, diluted Earnings per Common Share by $0.46 and $0.27 in fiscal 1996 and 1997, respectively, and by $0.27 and $0.20 for the nine months ended March 31, 1997 and 1998, respectively. The effect of such mergers-related costs and other special charges is to reduce the Equivalent Pro Forma Combined Per Scherer Share, diluted Earnings Per Common Share by $0.44 and $0.26 in fiscal 1996 and 1997, respectively, and by $0.25 and $0.19 for the nine months ended March 31, 1997 and 1998, respectively.

(2) The pro forma combined and the equivalent pro forma combined information (excluding the book value per share information) presents the combination of Cardinal for the fiscal years ended June 30, 1995, 1996 and 1997 combined with Scherer for the fiscal years ending March 31, 1995, 1996 and 1997 and MediQual for the fiscal years ended December 31, 1995 and 1996 and the twelve months ended June 30, 1997, respectively. In addition, the financial information of Cardinal for the nine months ended March 31, 1997 and 1998 is combined with Scherer for the nine months ended December 31, 1996 and March 31, 1998 and MediQual for the nine months ended March 31, 1997 and the eight months ended February 28, 1998, respectively. MediQual's financial information for the month of March 1998 has been consolidated in Cardinal's financial results for that period, as a result of the completion of the MediQual Merger in February 1998. The book value per share information as of June 30, 1997 is calculated based on Cardinal's balance sheet as of June 30, 1997, Scherer's balance sheet as of March 31, 1997 and MediQual's balance sheet as of June 30, 1997. The book value per share information as of March 31, 1998 is calculated based on the Cardinal and Scherer balance sheets as of March 31, 1998.

(3) Amounts do not reflect the pro forma effect of merger expenses for the Future Mergers. In connection with the Future Mergers, the companies expect to incur investment banking, legal, accounting and other related transaction costs and fees. Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Future Mergers.

    Based upon the information currently available, the total amount of the merger-related charges to be recognized in connection with the Merger is
    estimated to be between $          and $          million, after tax. The
    merger-related expenses will be charged to expense in the period in which the Merger is consummated, or in subsequent periods when incurred. Since the Merger has not yet been consummated, the merger expenses can only be estimated at this time, and are subject to revision as further information becomes available.

    The accounting policies of Cardinal and Scherer are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods, as required by the pooling-of-interests accounting method.

(4) Pro Forma Combined Cash Dividends declared per Common Share represent the historical dividends of Cardinal for all periods presented and exclude all dividends paid by entities with which Cardinal has merged. Pro Forma Combined Cash Dividends declared per Common Share have been adjusted to give retroactive effect to the three-for-two stock split paid by Cardinal in December 1996.

                         MARKET PRICE AND DIVIDEND DATA

     The following table reflects (i) the range of the reported high and low closing sale prices of Cardinal Common Shares on the NYSE Composite Tape and the per share dividends paid thereon and (ii) the range of the reported high and low closing sale prices of Scherer Common Stock on the NYSE Composite Tape, in each case for the calendar quarters indicated. No dividends were paid on the Scherer Common Stock for the calendar quarters indicated. The information in the table has been adjusted to reflect retroactively all applicable stock splits.

                                                         CARDINAL                   SCHERER
                                                       COMMON SHARES              COMMON STOCK
                                               -----------------------------    ----------------
CALENDAR YEAR                                   HIGH      LOW      DIVIDENDS     HIGH      LOW
-------------                                  ------    ------    ---------    ------    ------
1995:
First quarter................................  $33.92    $29.50     $0.02       $50.25    $42.38
Second quarter...............................   31.67     28.17      0.02        50.25     41.13
Third quarter................................   37.67     29.17      0.02        47.00     37.25
Fourth quarter...............................   38.58     34.08      0.02        49.13     40.13
1996:
First quarter................................  $42.83    $35.00     $0.02       $49.13    $37.75
Second quarter...............................   50.17     40.17      0.02        45.00     39.00
Third quarter................................   55.08     44.67      0.02        50.63     39.50
Fourth quarter...............................   58.38     51.92      0.02        51.13     43.38
1997:
First quarter................................  $64.13    $54.38     $0.025      $62.00    $49.50
Second quarter...............................   62.00     51.63      0.025       56.50     44.50
Third quarter................................   71.06     54.63      0.025       63.19     50.25
Fourth quarter...............................   77.81     70.00      0.025       65.50     55.19
1998:
First quarter................................  $88.19    $70.00     $0.03       $68.00    $57.06
Second quarter (through June   , 1998).......                       $0.03

     On May 15, 1998, the last full trading day prior to the execution, delivery and public announcement of the Merger Agreement, the closing price of the Cardinal Common Shares was $95.75 per share and the closing price of the Scherer Common Stock was $77.44 per share, as reported on the NYSE Composite Tape. The value of Scherer Common Stock at May 15, 1998, on an equivalent per share basis,
was $90.9625 (based on an Exchange Ratio of 0.95). On             , 1998, the
most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, the last sale prices of Cardinal Common Shares and Scherer Common Stock were $ per share and $ per share, respectively, as reported on the NYSE Composite Tape. Cardinal Shareholders and Scherer Stockholders are encouraged to obtain current market quotations for Cardinal Common Shares and Scherer Common Stock.

     Cardinal has applied for the listing of the Cardinal Common Shares to be issued in the Merger on the NYSE.

     On May 13, 1998, the Cardinal Board of Directors declared a dividend on Cardinal Common Shares of $0.03 per share, payable on July 15, 1998 to holders of record on July 1, 1998. Cardinal anticipates that it will continue to pay quarterly cash dividends. However, the timing and amount of any future dividends remain within the discretion of the Cardinal Board of Directors and will depend on Cardinal's future earnings, financial condition, capital requirements and other factors.

     Pursuant to the Merger Agreement, Scherer has agreed that, during the period from the date of the Merger Agreement to the Effective Time, Scherer will not make, declare or pay any dividend or distribution on the Scherer Common Stock.

                                  RISK FACTORS

     In considering whether to vote in favor of the Cardinal Merger Proposal or the Scherer Merger Proposal, as the case may be, the Cardinal Shareholders and Scherer Stockholders should consider, in conjunction with the other information included or incorporated by reference in this Joint Proxy Statement/Prospectus, the following matters (which Cardinal and Scherer are not able to quantify):

FIXED EXCHANGE RATIO DESPITE CHANGE IN RELATIVE STOCK PRICES

     The Exchange Ratio is a fixed ratio and will not be adjusted in the event of any increase or decrease in the price of either Cardinal Common Shares or Scherer Common Stock. The price of Cardinal Common Shares at the Effective Time may be higher or lower than its price at the date of this Joint Proxy Statement/ Prospectus or at the date of the Cardinal Special Meeting or the Scherer Special Meeting. Such variations may be the result of changes in the business, operations or prospects of Cardinal or Scherer, market assessments of the likelihood that the Merger, or Cardinal's pending merger with Bergen, will be consummated and the timing thereof, regulatory considerations, general market and economic conditions or other factors. Most of such factors are beyond the control of Cardinal or Scherer. Because the Effective Time will occur subsequent to the Cardinal Special Meeting and the Scherer Special Meeting, there can be no assurance that the price of Cardinal Common Shares on the date of the special meetings will be indicative of its price at the Effective Time. Cardinal Shareholders and Scherer Stockholders are urged to obtain current market quotations for Cardinal Common Shares and Scherer Common Stock.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS

     In determining that the Merger is in the best interests of Cardinal or Scherer, as the case may be, each of the Cardinal Board of Directors and the Scherer Board of Directors considered the potential complementary effects of combining the respective companies' assets, personnel and operational expertise. The integration of businesses, however, involves a number of special risks, including the potential diversion of management's attention from regular business concerns to the assimilation of the combined operations, difficulties in the integration of operations and systems, the assimilation and retention of the personnel of the acquired company, challenges in retaining the customers of the combined businesses and potential adverse short-term effects on operating results.

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

     An important element of Cardinal's growth strategy is the pursuit of strategic acquisitions that either expand or complement its business, and Cardinal routinely reviews such potential acquisition opportunities. Acquisitions involve a number of special risks, including the risks pertaining to integration of the business acquired that are noted above under "-- Uncertainties in Integrating Business Operations." In addition, Cardinal may incur debt to finance future acquisitions, and Cardinal may issue securities in connection with pending or future acquisitions which may have a dilutive effect on current and future Cardinal Shareholders. The inability of Cardinal to successfully complete and integrate strategic acquisitions in a timely manner could adversely impact Cardinal's growth strategy.

     On August 23, 1997, Cardinal signed a definitive merger agreement, as amended (the "Bergen Merger Agreement") with Bergen, a distributor of pharmaceuticals and medical-surgical supplies, pursuant to which Bergen will become a wholly owned subsidiary of Cardinal in the stock-for-stock Bergen Merger. Shareholders of both Cardinal and Bergen approved the transaction on February 20, 1998. On March 9, 1998, the FTC filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the Bergen Merger. On March 17, 1998, Bergen and Cardinal announced that they would contest the FTC's attempt to challenge the transaction. A court hearing began on June 9, 1998. No assurance can be given as to the outcome of the FTC's challenge of the Bergen Merger. Cardinal and Bergen have agreed not to consummate the Bergen Merger pending a decision on the preliminary injunction, which is expected by the end of July 1998. If the proposed Bergen Merger is not consummated, the opportunities to realize synergies from the Bergen Merger will not be available to Cardinal and will not offset costs incurred by Cardinal in connection with the proposed Bergen Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Merger by the Scherer Board of Directors and the Cardinal Board of Directors, as applicable, the Cardinal Shareholders and the Scherer Stockholders should be aware that certain directors and executive officers of Scherer may be deemed to have conflicts of interest with respect to the Merger in that, pursuant to new employment arrangements and amendments to existing employment agreements entered into with Cardinal and Scherer concurrently with the execution of the Merger Agreement, they will have positions with Cardinal or the Surviving Corporation (as defined below) after the Effective Time. In addition, certain executives of Scherer have employment agreements pursuant to which they may receive benefits after the Merger. Such interests, together with other relevant factors, were considered by the Scherer Board of Directors in recommending the Merger to the Scherer Stockholders and approving the Merger Agreement. See "The Merger -- Interests of Certain Persons in the Merger."

                              THE SPECIAL MEETINGS

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to Scherer Stockholders in connection with the solicitation of proxies by the Board of Directors of Scherer for use at the Scherer Special Meeting to be held on
                    , 1998, at The Marriott Hotel, 200 West Big Beaver Road, Troy, Michigan, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus is also being furnished to Cardinal Shareholders in connection with the solicitation of proxies by the Board of Directors of Cardinal for use at the Cardinal Special Meeting to be held on
                    , 1998, at Cardinal's corporate offices at 5555 Glendon Court, Dublin, Ohio 43016, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

     This Joint Proxy Statement/Prospectus, the Letter to Scherer Stockholders, the Notice of the Scherer Special Meeting and the form of proxy for use at the Scherer Special Meeting are first being mailed to Scherer Stockholders on or
about                , 1998. This Joint Proxy Statement/Prospectus, the Letter
to Cardinal Shareholders, the Notice of the Cardinal Special Meeting and the form of proxy for use at the Cardinal Special Meeting are first being mailed to
Cardinal Shareholders on or about                , 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

     Scherer Special Meeting. At the Scherer Special Meeting, Scherer Stockholders will consider and vote on:

          1. The Scherer Merger Proposal, which is a proposal to approve and adopt the Merger Agreement, pursuant to which, among other things, (i) Merger Sub will be merged with and into Scherer with the result that Scherer will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held by Cardinal, Merger Sub and Scherer, if any, which will be canceled) of Scherer Common Stock will be converted into 0.95 of a Cardinal Common Share. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

          2. The Scherer Adjournment Proposal, which is a proposal for the adjournment of the Scherer Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Scherer Special Meeting to approve the foregoing proposal.

          3. Such other business as may properly come before the Scherer Special Meeting.

     Cardinal Special Meeting. At the Cardinal Special Meeting, if held, Cardinal Shareholders will consider and vote on:

          1. The Cardinal Merger Proposal, which is a proposal to approve, authorize and adopt the Merger Agreement pursuant to which among other things, (i) Merger Sub will be merged with and into Scherer with the result that Scherer will become a wholly owned subsidiary of Cardinal, and (ii) each outstanding share (other than shares held by Cardinal, Merger Sub and Scherer, if any, which will be canceled) of Scherer Common Stock will be converted into 0.95 of a Cardinal Common Share. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus.

          2. The Cardinal Adjournment Proposal, which is a proposal for the adjournment of the Cardinal Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Cardinal Special Meeting to approve the foregoing proposals.

          3. Such other business as may properly come before the Cardinal Special Meeting.

     IF APPLICABLE LAW AND THE RULES OF THE NYSE DO NOT REQUIRE APPROVAL OF THE CARDINAL MERGER PROPOSAL AGREEMENT BY THE CARDINAL SHAREHOLDERS, THE CARDINAL SPECIAL MEETING WILL NOT BE HELD, AND NO VOTE OF CARDINAL SHAREHOLDERS ON THE CARDINAL MERGER PROPOSAL OR THE CARDINAL ADJOURNMENT PROPOSAL WILL BE TAKEN.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETINGS

     Scherer.  The Scherer Board of Directors has fixed                , 1998 as
the Scherer Record Date for determination of Scherer Stockholders entitled to notice of and to vote at the Scherer Special Meeting. Accordingly, only holders of Scherer Common Stock of record at the close of business on the Scherer Record Date, will be entitled to notice of and to vote at the Scherer Special Meeting. Each holder of record of Scherer Common Stock on the Scherer Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Scherer Special Meeting. As of the Scherer Record Date,
there were                shares of Scherer Common Stock outstanding and
entitled to vote which were held by approximately                holders of
record.

     The affirmative vote of holders of a majority of the outstanding shares of Scherer Common Stock entitled to vote thereon is required to approve and adopt the Scherer Merger Proposal. As of the Scherer Record Date, the directors and executive officers of Scherer may be deemed to be beneficial owners of less than 1% of the outstanding shares of Scherer Common Stock, and each such person has advised Scherer that such person intends to vote in favor of the Scherer Merger Proposal and the Scherer Adjournment Proposal.

     In the event that Scherer has the right to terminate the Merger Agreement for any reason, the Scherer Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger, and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Scherer Merger Proposal. See "The Merger Agreement -- Termination."

     Cardinal.  The Cardinal Board of Directors has fixed                , 1998
as the Cardinal Record Date for determination of Cardinal Shareholders entitled to notice of and to vote at the Cardinal Special Meeting. Accordingly, only holders of Cardinal Common Shares of record at the close of business on the Cardinal Record Date, will be entitled to notice of and to vote at the Cardinal Special Meeting. Each holder of record of Cardinal Common Shares on the Cardinal Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Cardinal Special Meeting. As of the Cardinal
Record Date, there were                Cardinal Common Shares outstanding and
entitled to vote which were held by approximately      holders of record.

     If applicable law or the rules of the NYSE require approval of the Cardinal Merger Proposal by the Cardinal Shareholders, (i) the affirmative vote of the holders of a majority of the Cardinal Common Shares outstanding and entitled to vote thereon will be required to approve, authorize and adopt the Cardinal Merger Proposal, and (ii) the affirmative vote of a majority of the Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Cardinal Special Meeting will be required to approve the Cardinal Adjournment Proposal. For additional information regarding voting requirements of Cardinal Shareholders, see "Comparison of Shareholder Rights." As of the Cardinal Record Date, the directors and executive officers of Cardinal and certain of their affiliates may be deemed to be beneficial owners of
approximately      % of the outstanding Cardinal Common Shares, and each such person has advised Cardinal that such person intends to vote in favor of the Merger Proposal and the Cardinal Adjournment Proposal.

     In the event that Cardinal has the right to terminate the Merger Agreement for any reason, the Cardinal Board may, in the exercise of its fiduciary duty, make determinations (i) whether to terminate the Merger Agreement or to waive the condition that gives rise to such right to terminate the Merger Agreement and proceed to the consummation of the Merger and (ii) if it determines to waive the condition giving rise to such right to terminate and proceed to the consummation of the Merger, whether or not to resolicit the approval of the Cardinal Merger Proposal. See "The Merger Agreement -- Termination."

VOTING OF PROXIES

     All Scherer Stockholders and Cardinal Shareholders who are entitled to vote and are represented at the Scherer Special Meeting (in the case of Scherer Stockholders) or at the Cardinal Special Meeting (in the case of Cardinal Shareholders) by properly executed proxies received prior to or at such meeting and not duly and timely revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted, in the case of Scherer Stockholders, FOR approval and adoption of the Scherer Merger Proposal and the Scherer Adjournment Proposal or, in the case of Cardinal Shareholders, FOR approval and adoption of the Cardinal Merger Proposal and the Cardinal Adjournment Proposal.

     If any other matters are properly presented at the Scherer Special Meeting (in the case of Scherer Stockholders) or at the Cardinal Special Meeting (in the case of Cardinal Shareholders) for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Neither Scherer nor Cardinal is aware of any matters expected to be presented at its respective meeting other than as described in its respective Notices of Special Meeting.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing (including by telegram or telecopy) with the Secretary of Scherer or the Secretary of Cardinal, as the case may be, before the taking of the vote at the relevant meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or (ii) attending the relevant meeting and voting in person. In order to vote in person at either the Scherer Special Meeting or the Cardinal Special Meeting, Scherer Stockholders and Cardinal Shareholders must attend the relevant meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at a meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the meeting as follows:

          (i) in the case of Scherer Stockholders, to R.P. Scherer Corporation, 2301 West Big Beaver Road, Troy, Michigan 48007-7060, Telecopy: (248) 649-4238, Attention: Secretary; and

          (ii) in the case of Cardinal Shareholders, to Cardinal Health, Inc., 5555 Glendon Court, Dublin, Ohio 43016, Telecopy: (614) 717-8919,
     Attention: Secretary.

     Scherer Stockholders who require assistance in changing or revoking a proxy should contact MacKenzie Partners, Inc., and Cardinal Shareholders who require assistance in changing or revoking a proxy should contact Morrow & Co., Inc., in each case at the addresses or phone numbers provided in this Joint Proxy Statement/Prospectus under the caption "Available Information."

     Pursuant to the Scherer Certificate and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Scherer Merger Proposal or the Scherer Adjournment Proposal and will not be treated as votes cast with respect to such proposals. Since the Scherer Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Scherer Common Stock entitled to vote thereon, abstentions and broker non-votes will have the same effect as votes against the Scherer Merger Proposal.

     Pursuant to the Cardinal Articles and applicable law, broker non-votes and abstaining votes will not be counted in favor of the Cardinal Merger Proposal or the Cardinal Adjournment Proposal and will not be treated as votes cast on such proposals. Since the Cardinal Merger Proposal requires the affirmative vote of a majority of the outstanding Cardinal Common Shares, abstentions and broker non-votes will have the same effect as votes against each such proposal. Since the Cardinal Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Cardinal Common Shares entitled to vote and present in person or represented by proxy at the Cardinal Special Meeting, abstentions and broker non-votes will have the same effect as votes against the Cardinal Adjournment Proposal.

SOLICITATION OF PROXIES

     The expenses of the respective solicitations for the Scherer Special Meeting and the Cardinal Special Meeting will be borne by Scherer and Cardinal, subject to Scherer's obligation to reimburse Cardinal for its expenses under certain circumstances and subject to the parties' obligations to share the costs of filing, printing and mailing this Joint Proxy Statement/Prospectus. See "The Merger Agreement -- Termination," and "-- Fees and Expenses." In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Scherer and Cardinal in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Scherer has retained MacKenzie Partners, Inc. at an estimated cost of $7,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Cardinal has retained Morrow & Co., Inc. at an estimated cost of $9,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by Scherer and Cardinal with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Scherer and Cardinal will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Scherer. The Scherer Board of Directors has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Scherer and the Scherer Stockholders. Accordingly, the Scherer Board of Directors recommends that Scherer Stockholders vote FOR the approval and adoption of the Scherer Merger Proposal and the Scherer Adjournment Proposal.

     Cardinal. The Cardinal Board of Directors has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Cardinal and the Cardinal Shareholders. Accordingly, the Cardinal Board of Directors recommends that Cardinal Shareholders vote FOR the approval and adoption of the Cardinal Merger Proposal and the Cardinal Adjournment Proposal.

APPRAISAL RIGHTS

     Scherer Stockholders. Scherer Stockholders will not be entitled to any appraisal rights under Delaware law or any other statute in connection with the Merger. See "Rights of Dissenting Shareholders -- Scherer Stockholders."

     Cardinal Shareholders. Pursuant to Section 1701.84 of the Ohio Revised Code, if Ohio law requires Cardinal Shareholders to approve the Merger Agreement, Cardinal Shareholders at the record date for the Cardinal Special Meeting who follow certain statutory procedures set forth in Section 1701.85 of the Ohio Revised Code have the right to demand payment of the "fair cash value" of their Cardinal Common Shares if the Merger is consummated. See "Rights of Dissenting Shareholders -- Cardinal Shareholders." Section 1701.85 of the Ohio Revised Code is included in Annex C to this Joint Proxy Statement/Prospectus.

                                   THE MERGER

BACKGROUND OF THE MERGER

     In March 1998, a representative of Donaldson, Lufkin & Jenrette Securities Corporation and affiliated or related entities ("DLJ") contacted an outside director of Scherer regarding the potential for the merger of Scherer with Cardinal. Following such initial contact, in late March 1998, Robert D. Walter, Chairman and Chief Executive Officer of Cardinal, contacted Aleksandar Erdeljan, Chairman and Chief Executive Officer of Scherer, and discussed the potential benefits of a transaction involving Cardinal and Scherer. Subsequent to this discussion, Mr. Walter and John Kane, President of Cardinal, visited Scherer to meet with Mr. Erdeljan, George L. Fotiades, President of Scherer and Thomas J. Stuart, Senior Vice President, Corporate Planning and Development of Scherer.

     On April 17, Cardinal executed a confidentiality agreement with Scherer covering non-public due diligence information to be provided by Scherer in the course of exploring a business combination. On April 23, Messrs. Walter, Fotiades and Stuart met to continue discussing the possibility of a potential transaction. On April 24, members of Cardinal's senior management joined members of Scherer's senior management on a due diligence tour of Scherer's St. Petersburg, Florida manufacturing facility.

     The Scherer Board of Directors met on April 29, 1998 at a regularly scheduled meeting to discuss, among other things, the potential transaction with Cardinal and an overture Scherer had received from a third party regarding a possible business combination transaction with such third party. While no action was taken at such meeting regarding any potential transaction, the consensus of the Scherer Board of Directors was that Scherer's management should continue to review the possibility of a transaction with either Cardinal or such third party.

     On April 30, Messrs. Walter and Erdeljan met to further their discussions of issues relating to a potential transaction. These discussions, as well as preliminary due diligence discussions, were continued by members of senior management of both Cardinal and Scherer at headquarters of Scherer and Cardinal during the first week of May.

     Between May 8 and 10, 1998, Messrs. Walter and Erdeljan discussed the structure of a possible stock-for-stock merger transaction and the principal terms thereof, including ranges of value for Scherer Common Stock. In this connection, Mr. Walter indicated that any proposal Cardinal would be prepared to make would require that Scherer provide Cardinal with appropriate protection with respect to any possible competing transactions.

     As a result of these discussions, a draft merger agreement was exchanged between counsel for the parties on May 11. Also, on May 11, representatives of Cardinal continued with more extensive financial, legal and operational due diligence of Scherer.

     The Cardinal Board of Directors met on May 13, 1998 at a regularly scheduled meeting to discuss, among other things, the potential transaction with Scherer. While no action was taken at such meeting regarding the potential transaction, the consensus of the Cardinal Board was that Cardinal's management should continue to pursue the possibility of merging with Scherer. Later that day, members of Scherer's senior management met with members of Cardinal's senior management at Cardinal's headquarters with regard to Cardinal's and Scherer's due diligence and to discuss further the terms of a possible transaction.

     On May 14, 1998, negotiations with respect to the terms of a definitive merger agreement, including a fixed exchange ratio, commenced and continued through May 17, 1998.

     On May 15, 1998, a special meeting of the Scherer Board of Directors was held to discuss the potential transaction with Cardinal. Mr. Erdeljan reviewed with the Scherer Board the status of the discussions to date with Cardinal and extensive deliberations and discussions regarding a potential transaction ensued. Mr. Erdeljan advised the Scherer Board that discussions with the third party (discussed at the Scherer Board's prior meeting) were no longer active. In response to Mr. Walter's request, Mr. Walter addressed the Scherer Board of Directors regarding Cardinal and the potential benefits to Scherer and the Scherer Stockholders of a business combination between Cardinal and Scherer. The consensus of the Scherer Board was that Scherer's management should continue to negotiate a potential transaction with Cardinal and that the Scherer Board should reconvene on May 17 to discuss the results of such continued negotiations. Following the Scherer Board meeting, Messrs. Walter and Erdeljan met to discuss the specific terms of a proposed transaction, including the exchange ratio Cardinal was prepared to offer, subject to obtaining appropriate protection with respect to any possible competing transactions. Mr. Walter also met with an outside director of Scherer to discuss certain employment arrangements Cardinal wished to pursue with members of Scherer's senior management. See "-- Interests of Certain Persons in the Merger."

     The Cardinal Board of Directors and the Scherer Board of Directors each held a meeting on May 17. At the meeting of the Cardinal Board, members of Cardinal's senior management and Cardinal's counsel described the progress of negotiations which had occurred since May 13 and the proposed terms and conditions of the Merger Agreement and the transactions contemplated thereby. Following extensive deliberations and discussions regarding the potential advantages and risks associated with the Merger, the Cardinal Board of Directors approved and adopted the Merger Agreement and the transactions contemplated thereby and the Employment Agreements.

     At the Scherer Board's meeting on May 17, members of Scherer's senior management and Scherer's counsel described the progress of negotiations which had occurred since May 13 and the proposed terms and conditions of the Merger Agreement and the transactions contemplated thereby. Following a presentation by Lehman Brothers, Scherer's financial advisor, regarding the Merger and extensive deliberations and discussions by the Scherer Board regarding the potential advantages and risks associated with the Merger, the Scherer Board of Directors approved and adopted the Merger Agreement and the transactions contemplated thereby and the Employment Agreements.

     Following such meetings of the Cardinal Board of Directors and the Scherer Board of Directors, Cardinal and Scherer executed the definitive Merger Agreement and Employment Agreements, and on May 18, Cardinal and Scherer issued a joint press release announcing the Merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Scherer. The Scherer Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, consulted with Scherer's legal and financial advisors as well as with Scherer's management and considered a number of factors, including the following material factors (the order does not necessarily reflect the relative significance):

          (i) The fact that the per share consideration to be received by Scherer Stockholders in the Merger represents a substantial premium over the recent market prices of Scherer Common Stock prior to the announcement of the signing of the Merger Agreement. Based upon the closing price of Cardinal Common Shares on the last trading day before such announcement, the premium to be received by Scherer Stockholders was approximately 18% over the closing price of the Scherer Common Stock on such date, and approximately 41% over the average closing price of the Scherer Common Stock for the 90 trading days prior to the date of the announcement;

          (ii) Cardinal Common Shares are believed by the Scherer Board of Directors to represent an attractive investment opportunity for the Scherer Stockholders based on Cardinal's long track record of consistently generating significant sales and earnings growth, and stock price appreciation for its Shareholders. In the opinion of the Scherer Board of Directors and management, Cardinal's prospects for continued significant growth in sales and earnings are strong and will be enhanced as a result of the Merger;

          (iii) Cardinal's extensive relationships with major pharmaceutical and biotechnology companies are expected to provide Scherer with greater access to the key decision makers of these companies, bringing additional commercial opportunities to Scherer;

          (iv) Cardinal possesses important supply chain information concerning product demand, movement and pricing. This information will be valuable in establishing Scherer's business strategies and determining how to maximize the value placed on Scherer's technologies and services;

          (v) Cardinal's contract packaging capabilities combined with Scherer's drug delivery technologies and manufacturing resources will provide opportunities to offer customers a more complete and cost-effective package of services, enabling Scherer to further distinguish itself from its competitors and gain additional business;

          (vi) The fact that the Merger will result in a financially stronger company, providing a greater ability to fund research and development and acquisitions of drug delivery businesses and technologies;

          (vii) The ability to collaborate with other Cardinal businesses to provide a one-stop service from formulation through distribution of finished products on behalf of marketers of pharmaceutical and other products;

          (viii) The opportunity for Scherer Stockholders to continue as shareholders of a healthcare company that has greater financial and market strength than Scherer alone, and has a focus on shareholder returns, strategic objectives and an operating philosophy compatible with those of Scherer's management;

          (ix) The presentation and opinion of Lehman Brothers that as of the date thereof and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Scherer Stockholders;

          (x) The terms and conditions of the Merger Agreement, which the Scherer Board of Directors and management view as fair to, and in the best interests of, Scherer and the Scherer Stockholders; and

          (xi) The fact that the Merger is expected to be a tax-free transaction for Scherer Stockholders and that it is expected to be treated as a pooling-of-interests transaction for financial reporting and accounting purposes.

     The Scherer Board of Directors also considered a number of potential risks and disadvantages relating to the Merger, including the following material risks or material adverse effects on Scherer Stockholders (the order does not necessarily reflect the relative significance):

          (i) The difficulties and management distractions inherent in completing the Merger and then integrating two large and geographically dispersed operations which operate in different segments of the pharmaceutical services industry, and the risk that the benefits sought from the Merger might not be fully achieved;

          (ii) The risk that the Merger might not be consummated, and the possible associated implications to investor relations and employee morale; and

          (iii) The time, management resources and expenses required to be incurred by Scherer in connection with the Merger transaction.

     The Scherer Board of Directors believed that these potential risks and disadvantages were outweighed by the potential benefits anticipated to be realized from the Merger.

     The foregoing discussion of the material factors considered by the Scherer Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Scherer Board of Directors did not find it practicable to, and did not, quantify or assign any relative or specific weights to the foregoing matters, and individual directors may have deemed different matters more significant than others.

     FOR THE REASONS DISCUSSED ABOVE, THE SCHERER BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, SCHERER AND THE SCHERER STOCKHOLDERS. ACCORDINGLY, THE SCHERER BOARD OF DIRECTORS RECOMMENDS THAT SCHERER STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE SCHERER MERGER PROPOSAL AND THE SCHERER ADJOURNMENT PROPOSAL.

     Cardinal. In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Cardinal Board of Directors consulted with Cardinal's legal advisors as well as with Cardinal's management, and considered a number of factors, including the following material factors (the order does not necessarily reflect the relative significance):

          (i) Scherer's long-standing reputation within the pharmaceutical industry for providing quality drug delivery system technologies to pharmaceutical manufacturers, which is consistent with Cardinal's strategy of aligning itself with established and recognized industry leaders and is expected to strengthen Cardinal's position as an important supplier of pharmaceutical services along the supply channel;

          (ii) The combination of Scherer's upstream connectivity with the manufacturer with Cardinal's downstream supply chain presence and market knowledge, which Cardinal believes will create an unmatched service offering for manufacturers;

          (iii) The opportunity for Cardinal to continue to expand into higher margin service businesses;

          (iv) Scherer's substantial international operations, which complement Cardinal's identification of international markets as an area of future growth;

          (v) Scherer's extensive pipeline of new products that are expected to be introduced in upcoming years;

          (vi) The addition of Scherer's seasoned management team, with their technical expertise and significant manufacturer contacts;

          (vii) The opportunity to combine Scherer's drug development and manufacturing expertise with Cardinal's existing contract packaging and distribution capabilities, enabling the combined company to create a streamlined drug delivery/packaging/distribution system that would eliminate wasted steps, save costs and shorten lead times; and

          (viii) That it is a condition to the consummation of the Merger that the Merger be treated as a pooling-of-interests for financial reporting and accounting purposes, therefore adding no goodwill to Cardinal's balance sheet.

     Although the Cardinal Board of Directors has determined that the Merger is fair to, and in the best interests of, Cardinal Shareholders, all business combinations, including the Merger, also include risks and disadvantages. With respect to the Merger, potential risks or disadvantages to Cardinal Shareholders identified by the Cardinal Board of Directors and management include (the order does not necessarily reflect the relative significance):

          (i) the time and resources required to complete the Merger, with the consummation of the Merger being subject to certain conditions (see "The Merger Agreement -- Conditions");

          (ii) the difficulties inherent in combining and integrating the two companies which currently operate in different segments of the pharmaceutical services business, including management teams, information systems, service offerings to manufacturers, and other programs, systems and services; and

          (iii) the potential distraction caused by a transaction of this magnitude and the attendant lost opportunities resulting from management's focus on completing the Merger and integrating Cardinal's and Scherer's businesses.

     Other than these disadvantages which the Cardinal Board considered in its decision to enter into the Merger Agreement, the Cardinal Board of Directors did not identify any other particular material risks or material adverse effects on Cardinal Shareholders. The Cardinal Board of Directors believed that these risks were outweighed by the potential benefits anticipated to be realized from the Merger.

     The foregoing discussion of the material factors considered by the Cardinal Board of Directors is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Cardinal Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations. In addition, individual directors may have given different weights to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE CARDINAL BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, CARDINAL AND THE CARDINAL SHAREHOLDERS. ACCORDINGLY, THE CARDINAL BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE CARDINAL MERGER PROPOSAL AND THE CARDINAL ADJOURNMENT PROPOSAL.

OPINION OF SCHERER'S FINANCIAL ADVISOR

     Lehman Brothers has acted as financial advisor to Scherer in connection with the Merger. As part of its role as financial advisor to Scherer, Lehman Brothers rendered to the Scherer Board of Directors the Lehman Opinion as to the fairness, from a financial point of view, of the Exchange Ratio to be offered to the Scherer Stockholders in the Merger.

     The full text of the Lehman Opinion, dated May 17, 1998, is attached as Annex B to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Stockholders should read the Lehman Opinion for a discussion of assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of the Lehman Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     No limitations were imposed by Scherer on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of Scherer's business. Lehman Brothers was not requested to and did not make any recommendation to the Scherer Board as to the form or amount of the consideration to be received by the holders of Scherer Common Stock, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to Scherer, but rather made its determination as to the fairness, from a financial point of view, of the Exchange Ratio to be offered to the holders of Scherer Common Stock in the Merger on the basis of the financial and comparative analyses described below. The Lehman Opinion is for the use and benefit of the Scherer Board and was rendered to the Scherer Board in connection with the Scherer Board's consideration of the Merger. The Lehman Opinion is not intended to be and does not constitute a recommendation to any stockholder of Scherer as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and the Lehman Opinion does not address, Scherer's underlying business decision to proceed with or effect the Merger.

     In arriving at the Lehman Opinion, Lehman Brothers reviewed and analyzed:
(1) the Merger Agreement and the specific terms of the Merger; (2) publicly available information concerning Scherer and Cardinal that Lehman Brothers believed to be relevant to its analysis, including Scherer's and Cardinal's Forms 10-K for the years ended March 31, 1997 and June 30, 1997, respectively, Forms 10-Q for the quarters ended December 31, 1997 and March 31, 1998, respectively, and Scherer's earnings press release for the three and twelve month periods ended March 31, 1998; (3) financial and operating information with respect to the business, operations and prospects of Scherer and Cardinal furnished to it by Scherer and Cardinal; (4) a trading history of the Scherer Common Stock from January 1, 1997 to the present and a comparison of such trading history with those of other companies that Lehman Brothers deemed relevant; (5) a trading history of the Cardinal Common Shares from January 1, 1997 to the present and a comparison of such trading history with those of other companies that Lehman Brothers deemed relevant; (6) publicly available research analyst reports regarding Scherer and its estimated future financial performance; (7) publicly available research analyst reports regarding Cardinal and its estimated future financial performance; (8) comparisons of the historical financial results and present financial condition of Scherer with those of other companies that Lehman Brothers deemed relevant; (9) comparisons of the historical financial results and present financial condition of Cardinal with those of other companies that Lehman Brothers deemed relevant; and (10) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers had discussions with the managements of Scherer and Cardinal concerning their respective businesses, operations, assets, financial conditions and prospects and the strategic benefits expected by the managements of Scherer and Cardinal to result from a combination of the businesses of Scherer and Cardinal, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at the Lehman Opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Scherer that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Scherer, upon advice of Scherer, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Scherer as to the future financial performance of Scherer and that Scherer will perform substantially in accordance with such projections. With respect to the financial projections of Cardinal, upon the advice of Scherer and Cardinal, Lehman Brothers assumed that the publicly available estimates of research analysts were a reasonable basis upon which to evaluate and analyze the future financial performance of Cardinal, and that Cardinal would perform substantially in accordance with such estimates. In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of Scherer and has not made or obtained any evaluations or appraisals of the assets or liabilities of Scherer. In addition, the management of Scherer did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Scherer's business. Upon advice of the management of Scherer and its legal and accounting advisors, Lehman Brothers assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and therefore as a tax-free reorganization to the stockholders of Scherer. The Lehman Opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the opinion.

     In connection with the preparation and delivery of its opinion, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Scherer and Cardinal. Any estimates or projections contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Transaction Terms. The implied value to be received by Scherer Stockholders in the Merger based upon the Exchange Ratio and the closing price of Cardinal Common Shares on May 15, 1998 of $95.75, is $90.96 per share.

     Historical Stock Price Performance of Scherer and Cardinal. Lehman Brothers reviewed Scherer's stock price performance from January 1, 1997 through the date of the Merger and noted that Scherer's stock price had fluctuated over that period from a low of $44.50 to a high of $78.44, and was trading on May 15, 1998 at a price of $77.44, above where it traded on January 1, 1997. Lehman Brothers also compared Scherer's stock price performance to a weighted average of the stock prices of certain publicly traded companies and to the S&P 400 Index since January 1, 1997. The companies that Lehman Brothers considered included Alza Corporation, Biovail Corporation International, Elan Corporation, plc., and Forest Laboratories, Inc. (the "Comparable Public Drug Delivery Companies"). Lehman Brothers noted that Scherer's stock price had increased 54.1%, compared to an increase of 89.1% for the Comparable Public Drug Delivery Companies and an increase of 50.4% in the S&P 400 Index since January 1, 1997. Lehman Brothers also compared Cardinal's stock price performance to a weighted average of the stock prices of certain publicly traded drug distribution companies and to the S&P 400 Index since January 1, 1997. The companies that Lehman Brothers considered included AmeriSource Health Corporation, Bergen Brunswig Corporation, Bindley Western Industries, Inc., and McKesson Corporation (the "Comparable Public Drug Distribution Companies"). Lehman Brothers noted that Cardinal's stock price had increased 64.4%, compared to an increase of

94.0% for the Comparable Public Drug Distribution Companies and an increase of 50.4% in the S&P 400 Index since January 1, 1997.

     Common Stock Trading Volume Analysis. Lehman Brothers analyzed the historical daily trading volume of Scherer Common Stock from January 1, 1997 through the last trading day prior to the date of the Merger Agreement. Lehman Brothers noted that 31,865,900 shares were traded. Of these shares, 8.5% of the shares traded at $45.00 to $50.00; 25.8% of the shares traded at $50.00 to $55.00; 30.7% of the shares traded at $55.00 to $60.00; 18.0% of the shares traded at $60.00 to $65.00; 4.5% of the shares traded at $65.00 to $70.00; 6.3%
of the shares traded at $70.00 to $75.00; and 6.2% of the shares traded at $75.00 to $80.00 per share.

     Future Value Analysis. Lehman Brothers analyzed what the potential future share price of Scherer stock could be by applying to Scherer's estimated earnings per share (as estimated by Scherer's management) for fiscal 1999 the current 1998 estimated price-to-earnings multiple for the Comparable Public Drug Delivery Companies, resulting in a per share value of $89. In another scenario, Lehman Brothers decreased the Scherer earnings estimate by 10%, and applied the same multiple, for an estimated potential price per share of $80. In a final scenario, Lehman Brothers discounted the Scherer earnings estimate by 10% and discounted the multiple of the Comparable Public Drug Delivery Companies by 15%, to result in an estimated potential price per share of $68.

     Comparable Company Analysis. Lehman Brothers compared the historical financial, operating and stock market performances of certain publicly traded companies that it considered relevant with the historical financial and operating performance of Scherer and Cardinal, based upon information provided to Lehman Brothers by the managements of Scherer and Cardinal and information that was publicly available. Lehman Brothers examined both the market value of the total outstanding equity (the "Market Value") and the Market Value plus Debt minus Cash (the "Enterprise Value") for the Comparable Public Drug Delivery Companies and the Comparable Public Drug Distribution Companies. For purposes of Lehman Brothers' analyses, "Cash" equals cash and cash equivalents plus short-term marketable securities and "Debt" equals long- and short-term debt and current portion of long-term debt and capital lease obligations.

     For Scherer, the analysis indicated that the Enterprise Value of the Comparable Public Drug Delivery Companies as a multiple of revenues for the twelve months ended March 31, 1998 ("LTM Revenues") ranged from 5.8x to 14.8x (median of 11.2x) and of earnings before interest and taxes for the twelve months ended March 31, 1998 ("LTM EBIT") ranged from 24.1x to 40.3x (median of 31.9x). These multiples compared to public market trading multiples for Scherer of LTM Revenues and LTM EBIT of 3.51x and 20.2x, respectively, based on Scherer's May 15, 1998 closing price of $77.44, and LTM Revenues and LTM EBIT of 4.10x and 23.6x, respectively, based on the implied transaction price per share of $90.96. The analysis also indicated that the composite share price of the Comparable Public Drug Delivery Companies as a multiple of estimated 1998 and estimated 1999 earnings per share ("EPS"), as published by First Call, ranged from 20.7x to 39.2x (median of 33.0x) and 14.6x to 29.1x (median of 26.8), respectively. These multiples compared to public trading multiples for Scherer of estimated 1998 and estimated 1999 EPS (as estimated by management) of 30.0x and 24.7x, respectively, based on Scherer's May 15, 1998 closing price of $77.44, and 35.3x and 29.0x, respectively, based on the implied transaction price per share of $90.96.

     For Cardinal, the analysis indicated that the Enterprise Value of the Comparable Public Drug Distribution Companies as a multiple of LTM Revenues ranged from 0.10x to 0.40x (median of 0.22x) and LTM EBIT ranged from 12.7x to 28.6x (median of 13.9x). These multiples compared to public market trading multiples for Cardinal of LTM Revenues and LTM EBIT of 0.92x and 24.7x, respectively, based on Cardinal's May 15, 1998 closing price of $95.75. The analysis also indicated that the composite share price of the Comparable Public Drug Distribution Companies as a multiple of estimated 1998 and estimated 1999 EPS, as published by First Call, ranged from 18.4x to 33.7x (median of 21.1x) and 15.3x to 26.5x (median of 18.5), respectively. These multiples compared to public trading multiples for Cardinal of estimated 1998 and estimated 1999 EPS, as published by First Call, of 34.8x and 28.8x, respectively, based on Cardinal's May 15, 1998 closing price of $95.75.

     Because of the inherent differences between the businesses, operations and prospects of Scherer and Cardinal and the businesses, operations, and prospects of the Comparable Public Drug Delivery Companies and the Comparable Public Drug Distribution Companies, as the case may be, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics of Scherer and Cardinal and the Comparable Public Drug Delivery Companies and Comparable Public Drug Distribution Companies, as the case may be, that would affect the public trading values of Scherer and Cardinal and such comparable companies.

     Transaction Premium Analysis. Lehman Brothers calculated the percentage premium to be paid to the Scherer Stockholders relative to the closing market price of the Scherer Common Stock one day prior to announcement of the Merger, thirty days prior to announcement of the Merger, for the average of the preceding 90 trading days, at its high for the last twelve months, at its low for the last twelve months, and the first trading day of 1998 (the "Transaction Premium"). The Transaction Premium to be paid in the Merger relative to the closing market prices at such times is 17.5%, 33.3%, 40.9%, 16.0%, 84.2% and 49.4%, respectively, based on a value of $90.96 in Cardinal Common Shares to be received by Scherer Stockholders pursuant to the terms of the Merger Agreement. For comparison, Lehman Brothers selected sixteen transactions that occurred since 1987 in the generic and specialty drug industry which Lehman Brothers deemed to be comparable to the Merger. The transactions considered by Lehman Brothers in its analysis consisted of (identified by acquiror/acquiree): Watson Pharmaceuticals, Inc./Royce Laboratories, Inc.; Jones Medical Industries, Inc./Daniels Pharmaceuticals, Inc.; Teva Pharmaceuticals Industries Ltd./Biocraft Laboratories, Inc.; Watson Pharmaceuticals, Inc./Circa Pharmaceuticals, Inc.; IVAX Corporation/Zenith Laboratories, Inc.; A.L. Pharma Inc./Apothekernes Laboratorium AS; IVAX Corporation/McGaw Inc.; Welsh, Carson, Anderson & Stowe/Solopak division of Smith & Nephew plc; Medeva plc/Armstrong Pharmaceuticals, Inc.; IVAX Corporation/LuChem Pharmaceuticals, Inc.; IVAX Corporation/Solopak division of Smith & Nephew plc; IVAX Corporation/Willen Drug Company; Yamanouchi Pharmaceutical Co., Ltd. Post/Roberts Pharmaceuticals Corporation; IVAX Corporation/Harris Pharmaceuticals Ltd.; Fujisawa Pharmaceuticals Co., Ltd./Lyphomed, Inc.; and A.L. Pharma Inc./Barre-National Corporation division of Revco D.S., Inc. (collectively, the "Comparable Transactions"). Lehman also reviewed the premia paid by the acquirors relative to the stock price of the acquirees at certain times (the "Comparable Transaction Premia"). The Comparable Transaction Premia were selected based on the business of the acquiree, size and nature of the transaction and the form of consideration, among other factors. The medians of the Comparable Transaction Premia relative to closing share prices of the acquiree for one day prior to announcement,thirty days prior to announcement, at the high for the twelve months preceding announcement, and at the low for the twelve months preceding announcement were 48.8%, 55.7%, 26.4% and 89.1%, respectively, and the means of the Comparable Transaction Premia were 37.4%, 54.0%, 26.2% and 115.5%, respectively.

     Comparable Transaction Analysis. Lehman Brothers reviewed certain terms and financial characteristics of the Comparable Transactions. The mean multiples of Enterprise Value (using the transaction value for Market Value) to LTM Revenues and LTM EBIT for the Comparable Transactions was 3.39x and 17.7x, respectively. The median multiples of Enterprise Value (using the transaction value for Market Value) to LTM Revenues and LTM EBIT for the Comparable Transactions was 2.98x and 14.7x, respectively. This range compared to multiples of Enterprise Value of Scherer (using the transaction value for Market Value) to LTM Revenues and LTM EBIT of 4.10x and 23.6x, respectively, for the Merger.

     Because the reasons for and circumstances surrounding each of the Comparable Transactions analyzed were specific to each transaction and because of the inherent differences between the business, operations and prospects of Scherer and the businesses, operations and prospects of the acquired companies included in the Comparable Transactions, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, but rather also made qualitative judgments concerning differences between the characteristics of the Comparable Transactions and the Merger that would affect the acquisition values of Scherer and such acquired companies.

     Discounted Cash Flow Analysis. Lehman Brothers performed a discounted cash flow analysis on the projected financial information provided by Scherer's management ("Management Case") and as adjusted to reflect a slower growth rate in earnings before interest and taxes ("Adjusted Case"). Lehman Brothers discounted to present value the projected stream of after-tax cash flows and the terminal value (the "Terminal Value") of the business. Terminal Value was based upon a range of 14x to 18x projected earnings before interest and taxes ("EBIT") in 2001. Lehman Brothers used discount rates ranging from 22% to 26%, which were chosen based on factors such as the current level of inflation and interest rates, the inherent business risk of Scherer and the drug delivery industry as a whole, and the cost of capital to Scherer. The imputed value per share of Scherer Common Stock resulting from these analyses, based on a diluted share count, calculated using the treasury stock method, ranged from $69.69 to $96.26 for the Management Case and $57.52 to $79.82 for the Adjusted Case.

     Pro Forma Combination Analysis. Lehman Brothers considered the effect the Merger could have on the EPS of the combined company following the Merger as compared with the EPS of Cardinal on a stand-alone basis. Taking into account certain assumptions and considerations, excluding the realization of the synergies, this analysis indicated that, based on forecasts for Scherer provided by Scherer's management and consensus analyst estimates for Cardinal, the Merger is estimated to be neither materially accretive nor materially dilutive in calendar years 1998, 1999 and 2000.

     Contribution Analysis. Lehman Brothers reviewed the relative financial contribution of Scherer and Cardinal to the estimated EBIT, pretax income, and net income of the combined company following the Merger, without taking into consideration synergies, for 1998, 1999, 2000 and 2001. For this analysis, Lehman Brothers used management projections of Scherer and estimates of third-party research analysts for Cardinal. The analysis indicated that in 1998, Scherer is estimated to contribute 18.7%, 18.0% and 17.4% of the estimated EBIT, pretax income and net income of the combined company. In 1999, Scherer is estimated to contribute 17.5%, 16.7% and 16.2% of the estimated EBIT, pretax income and net income of the combined company. In 2000, Scherer is estimated to contribute 18.4%, 17.7% and 17.0% of the estimated EBIT, pretax income and net income of the combined company. In 2001, Scherer is estimated to contribute 20.1%, 19.6% and 19.1% of the estimated EBIT, pretax income and net income of the combined company. Based on Scherer's and Cardinal's closing prices on May 15, 1998, Scherer Stockholders would own approximately 18.0% of the combined company following the Merger on a diluted basis based on the latest publicly-available share counts for each company.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Scherer Board selected Lehman Brothers because of its expertise, reputation and familiarity with Scherer in particular and the drug distribution and drug delivery industries in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.

     As compensation for its services in connection with the Merger, Scherer has agreed to pay Lehman Brothers a fee of $6,000,000 for acting as financial advisor in connection with the Merger, including rendering its opinion. In addition, Scherer has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement by Scherer and the rendering of its opinion.

     Lehman Brothers is acting as financial advisor to Scherer in connection with the Merger. Lehman Brothers has also performed various investment banking services for Scherer in the past and has received customary fees for such services. Frederick Frank, a Vice Chairman of Lehman Brothers, is also a member of the Board of Directors of Scherer. In the ordinary course of its business, Lehman Brothers may actively trade in Scherer and Cardinal securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Scherer Board of Directors with respect to the Merger Agreement, Scherer Stockholders should be aware that certain officers and directors of Scherer (or their affiliates) have interests in the Merger that are different from and in addition to the interests of Scherer

Stockholders generally. The Board of Directors of Scherer was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

  Employment Agreements

     Scherer entered into employment agreements with Mr. Erdeljan and Nicole S. Williams, Executive Vice President, Finance, Chief Financial Officer and Secretary of Scherer, in June 1994 and with Mr. Fotiades in January 1998 (collectively, the "Prior Agreements"), each of which will remain in effect after the Effective Time. The Prior Agreements provide for an initial term of employment of one year, automatically renewable thereafter for successive one year periods, unless terminated by either party to the agreement. Pursuant to the Prior Agreements, the annual salaries for Mr. Erdeljan, Ms. Williams and Mr. Fotiades (collectively, the "Employees") as of June 1, 1998 were at $596,024, $249,429 and $407,000, respectively, with further adjustments available at the discretion of the Compensation Committee of the Scherer Board of Directors.

     Pursuant to the Prior Agreements, if an Employee's employment is terminated by Scherer without Cause (as defined below) or by the Employee for Good Reason (as defined below) or Scherer expresses its intention to terminate the Prior Agreement at the end of the term of such agreement, the Employee is to receive
(i) a monthly amount for 24 months equal to one-twelfth of the Employee's annual average salary for the prior 12 months (the "Termination Benefit"), (ii) welfare plan benefits for 24 months in accordance with the terms of such plans and (iii) use of a company car for 12 months. In the event of an Employee's physical or mental disability (as defined in the Prior Agreements) Scherer may terminate employment and shall, subject to certain reductions, provide such Employee with the Termination Benefit.

     For purposes of the Prior Agreements, "Cause" means: (i) any act or acts of the Employee constituting a felony or its equivalent; (ii) any material breach by the Employee of any employment agreement with Scherer or its policies or the willful and persistent failure or refusal of the Employee to perform his or her duties of employment or comply with any lawful directives of the Scherer Board of Directors; (iii) a course of conduct amounting to gross negligence, willful misconduct or dishonesty; or (iv) any misappropriation of material property or a corporate or business opportunity of Scherer.

     For purposes of the Prior Agreements, "Good Reason" means: (i) any material reductions of such Employee's duties, responsibilities or titles; (ii) subject to certain exceptions, any involuntary removal of such Employee from any prior position; (iii) voluntary termination by such Employee within six months after a Change in Control (as defined in the Prior Agreements and which term encompasses the Merger); or (iv) such other reasons as may be approved by Scherer, in its sole discretion, from time to time.

     The Prior Agreements contain confidentiality clauses as well as a non-competition clause which provides that the Employee is not to compete with Scherer for a period of two years after termination of employment.

     Mr. Erdeljan, Scherer and Cardinal entered into an amendment (the "May 17 Amendment") on May 17, 1998 to Mr. Erdeljan's Prior Agreement. Pursuant to such amendment, (i) if Mr. Erdeljan terminates his employment (x) prior to the 90th day following the Effective Time (the "90th Day"), such termination shall not be deemed to be for Good Reason and he shall not be entitled to any further payments or welfare plan benefits, (y) after the 90th Day, he shall receive (1) after payment of the Termination Benefit described above, termination payments for an additional 12 month period, (2) for each of the three years following termination, an amount equal to his annual bonus received immediately before such termination and (3) welfare plan benefits for a total of 60 months and (ii) the non-compete clause contained in the Prior Agreement shall have a five (rather than two) year term.

     On May 17, 1998, Mr. Fotiades, Scherer and Cardinal entered into an amendment and restatement to Mr. Fotiades' Prior Agreement, and Scherer and Cardinal entered into an employment agreement with Mr. Stuart pursuant to which Mr. Stuart shall receive an annual salary of $230,000 (Mr. Fotiades' Prior Agreement, as amended and restated, and Mr. Stuart's employment agreement, collectively, the "Fotiades/ Stuart Employment Agreements" and, along with Mr. Erdeljan's Prior Agreement, as amended pursuant to the May 17 Amendment, collectively, the "Employment Agreements"), each to become effective at the Effective Time. The Fotiades/Stuart Employment Agreements' terms differ from the Prior Agreements in that pursuant to the Fotiades/Stuart Employment Agreements, Mr. Fotiades and Mr. Stuart will receive a retention bonus ("Retention Bonus") of $500,000 and $300,000, respectively, to be paid in four installments with the first to be paid at the Effective Time and the last to be paid on the third anniversary thereof provided that such payments shall be made, subject to the exception set forth in clause (ii) of this paragraph, only for so long as Messrs. Fotiades and Stuart, respectively, are employed by the Surviving Corporation. In addition, a voluntary termination by Messrs. Fotiades or Stuart in connection with a Change in Control shall be excluded from the definition of "Good Reason." If Messrs. Fotiades or Stuart, respectively, terminates employment for Good Reason or his employment is terminated without Cause he shall receive, in addition to amounts described in the Prior Agreement, (i) for the two years after termination, an amount equal to the average of the annual bonuses paid in the prior two years and (ii) any remaining installments of the Retention Bonus.

  Stock Options

     Cardinal and Scherer covenant in the Merger Agreement to take, prior to the Effective Time, all such actions as may be necessary to cause each Scherer Stock Option issued pursuant to the Scherer Stock Plans to be converted at the Effective Time into a Cardinal Exchange Option, with appropriate adjustments to reflect the Exchange Ratio. See "The Merger Agreement -- Stock Options." Subject to certain exceptions, pursuant to the terms of the Scherer Plans, unvested Scherer Stock Options will automatically vest at the Effective Time. As of June 8, 1998, the number of unexercised and effective Scherer Options held by the directors and executive officers of Scherer as a group was 1,512,707.

  Directors' and Officers' Indemnification and Insurance

     Pursuant to the terms of the Merger Agreement and subject to certain limitations, for a period of six years from and after the Effective Time, the surviving corporation in the Merger (the "Surviving Corporation") will indemnify the present and former officers and directors of Scherer in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted or provided under the Scherer Certificate and the Scherer Bylaws in effect on the date of the Merger Agreement. In addition, the Surviving Corporation shall maintain, with certain limitations, for a period of six years policies of director's and officer's liability insurance and fiduciary liability insurance comparable to those currently maintained by Scherer with respect to claims arising from facts or events that occurred at or before the Effective Time. See "The Merger Agreement -- Covenants."

  Board of Directors

     Pursuant to the Merger Agreement, the Cardinal Board of Directors, at or immediately after the Effective Time, will take all necessary action to elect Mr. Erdeljan as a member of the Cardinal Board of Directors.

     Messrs. Frederick Frank and James A. Stern are directors of Scherer. Mr. Frank is also a Vice Chairman of Lehman Brothers and Mr. Stern is Chairman of The Cypress Group, LLC, each of which acted as a financial advisor to Scherer in connection with the Merger and will receive fees in connection with such services. Both Messrs. Frank and Stern abstained from voting on any matter related to the Merger, including but not limited to the approval of the Merger Agreement and the recommendation to the Scherer Stockholders to vote for the Scherer Merger Proposal and for the Scherer Adjournment Proposal.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned on Cardinal's receipt of a letter, in form and substance reasonably satisfactory to Cardinal, from D&T, dated the Closing Date, and, if requested by Cardinal, dated the date of this Proxy Statement/Prospectus, stating that they concur with the conclusion of Cardinal's management that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting. In addition, pursuant to the Merger Agreement, Cardinal and Scherer agree that they shall not, and shall not permit any of their respective Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Cardinal from accounting for the Merger in accordance with the pooling-of-interests method of accounting.

     Under the pooling-of-interests method of accounting, the recorded assets and liabilities of Cardinal and Scherer will be carried forward to the combined company at their historical recorded amounts, income of the combined company will include income of Scherer and Cardinal for the entire fiscal year in which the combination occurs, and the reported income of the separate companies for previous periods will be combined and restated as income of the combined company. See "The Merger Agreement -- Conditions" and "Summary -- Unaudited Pro Forma Condensed Combined Summary Financial Information."

     Pursuant to the Merger Agreement, Scherer is required to obtain written undertakings ("Affiliate Letters") from each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Scherer for purposes of Rule 145 under the Securities Act to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Scherer Common Stock or Cardinal Common Shares or Scherer Options beneficially owned thereby during the 30 days prior to the Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any Cardinal Common Shares or Cardinal Exchange Options (or Cardinal Common Shares issuable upon exercise thereof) beneficially owned thereby as a result of the Merger or otherwise until after such time as Cardinal shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission or any other public filing, statement or announcement which includes the combined financial results of Cardinal and Scherer for a period of at least 30 days of combined operations of Cardinal and Scherer following the Effective Time.

REGULATORY APPROVALS

     Under the HSR Act and the rules that have been promulgated thereunder by the FTC, the Merger may not be consummated unless certain filings have been submitted to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. On May 22, 1998, Cardinal and Scherer submitted the required filings to the FTC and the Antitrust Division. The waiting period under the HSR Act is currently scheduled to expire on June 21, 1998.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of substantial assets of Scherer or Cardinal. Scherer and Cardinal believe that the consummation of the Merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

     Consummation of the Merger is also subject to clearance by the Cartel Office under the German competition laws. The initial waiting period under German competition laws is one month (unless sooner terminated), extendable for another three months if the Cartel Office seeks to further investigate the Merger. Cardinal and Scherer will be submitting the required filings to the Cartel Office.

     Other than as described in this Joint Proxy Statement/Prospectus, consummation of the Merger does not require the approval of any Federal, state or foreign agency. Certain state, Federal and foreign filings will be required in connection with consummation of the Merger.

     On August 23, 1997, Cardinal signed the Bergen Merger Agreement. On March 9, 1998, the FTC filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the Bergen Merger. On March 17, 1998, Bergen and Cardinal announced that they would contest the FTC's attempt to challenge the transaction. A court hearing began on June 9, 1998. Cardinal and Bergen have agreed not to consummate the Bergen Merger pending a decision on the preliminary injunction, which is expected by the end of July 1998. Cardinal does not believe that the execution of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger, will affect such litigation with the FTC.

FEDERAL SECURITIES LAW CONSEQUENCES

     All Cardinal Common Shares issued in connection with the Merger will be freely transferable, except that any Cardinal Common Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities
Act) of Cardinal or Scherer prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Cardinal or Scherer, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Cardinal, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cardinal or Scherer generally include individuals or entities that control, are controlled by or are under common control with, such person and generally include the executive officers and directors of such person as well as principal stockholders of such person.

     Affiliates may not sell their Cardinal Common Shares acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Cardinal) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that for one year following the Effective Time an affiliate (together with certain related persons) would be entitled to sell Cardinal Common Shares acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding Cardinal Common Shares or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Cardinal remains current with its informational filings with the Commission under the Exchange Act. One year after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without being subject to such manner of sale or volume limitations provided that Cardinal is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Cardinal. Two years after the Effective Time, an affiliate will be able to sell such Cardinal Common Shares without any restrictions so long as such affiliate had not been an affiliate of Cardinal for at least three months prior to the date of such sale. See
"-- Accounting Treatment."

     Pursuant to the Affiliate Letters, Cardinal has agreed that, for so long as any affiliate party to an Affiliate Letter holds any Cardinal Common Shares as to which such affiliate is subject to the limitations of Rule 145, Cardinal will use its reasonable efforts to file all reports required to be filed by it pursuant to the Exchange Act and the rules and regulations thereunder so as to satisfy the requirements of paragraph (c) of Rule 144 under the Securities Act that there be available current public information with respect to Cardinal, and to that extent to make available to such affiliate the exemption afforded by Rule 145 with respect to the sale, transfer or other disposition of the Cardinal Common Shares. See "-- Accounting Treatment."

                              THE MERGER AGREEMENT

     The following is a summary of material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by this reference.

THE MERGER

     The Merger Agreement provides that Merger Sub will be merged with and into Scherer, with the result that Scherer, as the Surviving Corporation, becomes a wholly owned subsidiary of Cardinal, subject to the requisite approvals of Cardinal Shareholders and Scherer Stockholders and the satisfaction or waiver of the other conditions to the Merger. The Merger will become effective at the Effective Time upon the filing of a duly executed certificate of merger with the Delaware Secretary of State or at such later time as shall be specified in the certificate of merger. This filing will be made as soon as practicable following the closing of the Merger which will occur on the Closing Date, which is the tenth business day following the date upon which all conditions set forth in the Merger Agreement have been satisfied or waived, or such other time or date as agreed to by the parties. It is currently anticipated that the Effective Time will occur shortly after the date of the Special Meetings assuming the Merger Agreement and the Merger are approved at such meetings and all other conditions to the Merger have been satisfied or waived.

MERGER CONSIDERATION

     Exchange Ratio. Upon consummation of the Merger pursuant to the Merger Agreement, each share of Scherer Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Cardinal, Merger Sub or Scherer, if any, which will be cancelled) will be converted into and represent that number of Cardinal Common Shares equal to 0.950 Cardinal Common Shares.

     Fractional Shares. No certificates for fractional Cardinal Common Shares will be issued in the Merger, and to the extent that an outstanding share of Scherer Common Stock would otherwise have become a fractional Cardinal Common Share, the holder thereof will be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Cardinal Common Shares on the NYSE Composite Tape on the last full trading day immediately prior to the Closing Date) of such fractional interest.

     Conversion of Merger Sub Common Stock. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock, $0.01 par value per share, of the Surviving Corporation. Such newly issued shares will thereupon constitute all of the issued and outstanding capital stock of the Surviving Corporation.

EXCHANGE PROCEDURES

     HOLDERS OF SHARES OF SCHERER COMMON STOCK SHOULD NOT SEND IN THEIR SCHERER STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     As soon as reasonably practicable after the Effective Time, a letter of transmittal will be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Scherer Common Stock whose shares were converted into the right to receive Cardinal Common Shares. This letter of transmittal must be used in forwarding Certificates for surrender in exchange for certificates evidencing Cardinal Common Shares to which a holder of shares of Scherer Common Stock prior to the Effective Time has become entitled and, if applicable, cash in lieu of any fractional Cardinal Common Share. Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. After receipt of such letter of transmittal, each holder of Certificates should surrender such Certificates to ChaseMellon Shareholder Services, Inc., the exchange agent for the Merger, pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each such holder will receive in exchange therefor a certificate evidencing the whole number of Cardinal Common

Shares to which he is entitled and a check representing the amount of cash payable in lieu of any fractional Cardinal Common Share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the Merger Agreement, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of Certificates. Certificates surrendered for exchange by any person constituting an "affiliate" of Scherer for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Cardinal has received an executed Affiliate Letter from such person as prescribed under the Merger Agreement.

     After the Effective Time, each Certificate, until so surrendered and exchanged, will be deemed, for all purposes, to represent only the right to receive upon surrender a certificate representing Cardinal Common Shares and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided above. The holder of such unexchanged Certificates will not be entitled to receive any dividends or other distributions declared or made by Cardinal having a record date on or after the Effective Time until the Certificate is surrendered. Subject to applicable laws, upon surrender of such unexchanged Certificates, such dividends and distributions, if any, will be paid without interest and less the amount of any withholding taxes which may be required thereon.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Cardinal, Scherer and Merger Sub. The representations and warranties made by the parties in the Merger Agreement will not survive the Effective Time, although it is a condition of each of Cardinal's and Merger Sub's, on the one hand, and Scherer's, on the other hand, obligations under the Merger Agreement that the other parties' representations and warranties shall have been true and correct on the date of the Merger Agreement and be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on the representing or warranting party; provided that the representations and warranties of Scherer regarding its capitalization need be true and correct in all material respects.

     For purposes of the Merger Agreement, "Material Adverse Effect" means, with respect to any entity, any adverse event, change, circumstance or effect that, individually or in the aggregate with all other adverse events, changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than (i) any change, circumstance or effect relating to the economy, foreign exchange rates or securities markets in general or the industries generally in which Cardinal and its Subsidiaries or Scherer and its Subsidiaries operate and not specifically relating to Cardinal or Scherer and (ii) solely with respect to Cardinal (a) the consummation or failure of consummation of the Bergen Merger, (b) the incurrence by Cardinal or any affiliate thereof of costs, fees, and expenses relating to the consummation or failure of consummation of the Bergen Merger and any write-off, accrual or special charge taken or incurred by Cardinal or any affiliate thereof in connection with such costs, fees and expenses (subject to certain limitations) and (c) any write-off, accrual or special charge relating to certain transactions described in Cardinal's Quarterly Report on Form 10-Q for the period ended March 31, 1998 (subject to certain limitations).

COVENANTS

     Mutual Covenants. Pursuant to the Merger Agreement, each of Cardinal, Scherer and Merger Sub has agreed that:

          (i) each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including making an appropriate filing of a Notification and Report Form pursuant to the

     HSR Act with respect to the transactions contemplated hereby as promptly as practicable (which filing has been made) and supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use all reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable;

          (ii) each party will obtain all requisite approvals and authorizations for the transactions contemplated by the Merger Agreement under the HSR Act or any other Regulatory Law (as defined below), use all reasonable efforts to (a) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (b) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement, and (c) permit the other party to review any communication given by it to, and make all reasonable efforts to consult with each other in advance of any meeting or conference with, the Antitrust Division or any such other governmental entity or, in connection with any proceeding by a private party, with any other entity, and to the extent permitted by the Antitrust Division or such other applicable governmental entity or other entity, give the other party the opportunity to attend and participate in such meetings and conferences, in each case relating solely to the transactions contemplated by this Agreement.

          (iii) if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any of the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and any other federal, state and foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition ("Regulatory Laws"), each party will cooperate in all respects with each other and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement;

          (iv) if any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any Regulatory Law or if any suit is instituted by any governmental entity or any private party challenging any of the transactions contemplated by the Merger Agreement as violative of any Regulatory Law, each party will use all reasonable efforts to resolve any such objections or challenge as such governmental entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by the Merger Agreement.

          (v) each party will use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code; and

          (vi) each party will not, and will not permit any of its Subsidiaries (as defined below) to, take any actions which would, or would be reasonably likely to, prevent Cardinal from accounting, and shall use its best efforts (including, without limitation, providing appropriate representation letters to Cardinal's accountants) to allow Cardinal to account for the Merger in accordance with the pooling-of-interests method of accounting.

     Notwithstanding anything to the contrary in the Merger Agreement, neither Cardinal nor Scherer shall be required to (i) hold separate (including by trust or otherwise) or divest any businesses or assets or (ii) take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Cardinal or Scherer, or would reasonably be expected to substantially impair the overall benefits expected, as of the date of the Merger Agreement, to be realized from the consummation of the Merger.

     For purposes of the Merger Agreement, "Subsidiary" when used (A) with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or
(ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries and (B) with respect to Scherer, shall include R.P. Scherer VerWaltungs GmbH, R.P. Scherer GmbH, R.P. Scherer GmbH & Co. KG, R.P. Scherer S.p.A., R.P. Scherer S.A., R.P. Scherer Production S.A., Allcaps Weichgelatinekapseln GmbH and R.P. Scherer K.K.

     Covenants of Cardinal.  Cardinal covenants in the Merger Agreement:

          (i) to take certain actions with respect to this Joint Proxy Statement/Prospectus, and to keep the Registration Statement effective as long as is necessary to consummate the Merger;

          (ii) that none of the information supplied by Cardinal for inclusion or incorporation by reference in this Joint Proxy Statement/Prospectus and each amendment or supplement hereto, at the time of mailing thereof and at the time of each of the Cardinal Special Meeting and the Scherer Special Meeting will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (iii) to use all reasonable efforts to cause the Cardinal Common Shares to be issued in the Merger and the Cardinal Common Shares to be reserved for issuance upon exercise of the Converted Options to be approved for listing, upon official notice of issuance, on the NYSE;

          (iv) to provide the officers, employees, accountants, counsel and financial advisors of Scherer reasonable access during normal business hours, during the period prior to the Effective Time, to all its relevant properties, books, contracts, commitments and records and all other relevant information concerning its business, properties and personnel as Scherer may reasonably request; and

          (v) during the period from the date of the Merger Agreement and continuing until the Effective Time, not to (except as expressly contemplated or permitted by the Merger Agreement or to the extent that Scherer shall otherwise consent in writing):

          X except to the extent required to comply with its obligations hereunder, required by law or required by the rules and regulations of NYSE, make any amendment to the Cardinal Articles that would adversely affect in any material respect the rights and preferences of the holders of Cardinal Common Shares or make any changes in the certificate of incorporation of Merger Sub;

          X change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by GAAP as advised by Cardinal's regular independent counsel;

          X take any action, or permit any of its Subsidiaries to take any action, that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code;

          X make, declare or pay any extraordinary cash dividend, other than dividends between Cardinal and a Subsidiary of Cardinal;

          X permit or cause any Subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

          X agree in writing or otherwise to take any of the foregoing actions.

     For a period of six years from and after the Effective Time, Cardinal has agreed to cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of Scherer in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted or provided under the Scherer Certificate and the Scherer Bylaws in effect on the date of the Merger Agreement. The Surviving Corporation will, for a period of six years and subject to certain limitations, maintain the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Scherer (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time.

     In addition, Cardinal has agreed that, at or immediately prior to the Effective Time, the Cardinal Board of Directors will take all necessary action to elect Mr. Erdeljan as a director of Cardinal.

     Covenants of Scherer.  Scherer covenants in the Merger Agreement:

          (i) that none of the information supplied by Scherer for inclusion or incorporation by reference in this Proxy Statement/Prospectus and each amendment or supplement hereto, at the time of mailing thereof and at the time of each of the Cardinal Special Meeting and the Scherer Special Meeting will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

          (ii) to provide the officers, employees, accountants, counsel, financial advisors of Cardinal reasonable access during normal business hours, during the period prior to the Effective Time, to all its relevant properties, books, contracts, commitments and records and all other relevant information concerning its business, properties and personnel as Cardinal may reasonably request.

     Scherer has also agreed in the Merger Agreement, that, during the period from the date of the Merger Agreement and continuing until the Effective Time, not to (except as expressly contemplated or permitted by the Merger Agreement or to the extent that Cardinal shall otherwise consent in writing):

     - do or effect any of the following actions with respect to its securities:
       (a) adjust, split, combine or reclassify its capital stock, (b) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than dividends, distributions, redemptions, purchases or other acquisitions of shares between Scherer and a wholly owned Subsidiary of Scherer and dividends by majority-owned Subsidiaries of Scherer in the ordinary course of business consistent with past practice (including increases in such amounts consistent with past practice), (c) grant any person any right or option to acquire any shares of its capital stock; provided that Scherer may grant options under the Scherer 1997 Stock Option Plan with a fair market value exercise price to purchase shares of Scherer Common Stock consistent with the terms of the pre-established formula under Scherer's 1997 Stock Option Plan with respect to Scherer's fiscal 1998 performance to employees of Scherer in the ordinary course of business consistent with past practice, (d) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock, indebtedness of Scherer having the right to vote on any matters on which stockholders may vote or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except (1) pursuant to the exercise of options which are outstanding as of the date of the Merger Agreement in accordance with their existing terms or (2) as and to the extent described in subclause (c) of this clause), or (e) enter into any agreement, understanding or arrangement with respect to the sale, purchase or voting of its capital stock (except as and to the extent described in subclause (c) of this clause);

     - directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its material property or assets, other than the sale of inventory and the disposition of obsolete or worn-out equipment in the ordinary course of business consistent with past practice;

     - make or propose any changes in the Scherer Certificate or the Scherer Bylaws;

     - merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person, create any subsidiary outside the ordinary course of business or enter into any confidentiality agreement with any person outside the ordinary course of business;

     - incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

     - except as previously disclosed to Cardinal, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice, other than, without the consent of Cardinal, to employees who are officers or directors of Scherer, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by law or a binding written contract in effect on the date of the Merger Agreement;

     - enter into, adopt or amend any employee benefit or similar plan;

     - change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by GAAP as advised by Scherer's regular independent accountants;

     - settle any actions, claims or proceedings, whether now pending or hereafter made or brought involving an amount in excess of $500,000;

     - write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $500,000, except for depreciation and amortization in accordance with GAAP consistently applied;

     - incur or commit to any capital expenditures, other than capital expenditures provided for in Scherer's Profit Plan for fiscal 1999;

     - take any action, or permit any of its Subsidiaries to take any action, that would prevent the Merger from qualifying as a reorganization under
       Section 368 of the Code;

     - take any action that would reasonably be expected to result in any of the representations and warranties of Scherer contained in the Merger Agreement becoming false or inaccurate in any material respect;

     - permit or cause any Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

     - agree in writing or otherwise to take any of the foregoing actions.

ACQUISITION PROPOSALS AND TERMINATION RIGHT

     Pursuant to the Merger Agreement, Scherer has agreed that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries will, and that it will direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Scherer has further agreed that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition

Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the Scherer Special Meeting, Scherer or its Board of Directors will be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person if: (i) the Scherer Board of Directors concludes in good faith by a majority vote, after consulting with a nationally recognized investment banking firm, that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Scherer Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement in effect between Scherer and Cardinal and (iii) prior to providing any information or data to any Person, the Scherer Board of Directors notifies Cardinal promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and all of the material terms and conditions of any proposals or offers. Scherer has agreed to keep Cardinal fully informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. In the event that the Scherer Board of Directors determines in good faith by a majority vote, after consulting with a nationally recognized investment banking firm, that an Acquisition Proposal would, if consummated, constitute a Superior Proposal, the Board of Directors of Scherer may withdraw, modify or change, in a manner adverse to Cardinal, the approval of the Scherer Board of Directors of the Merger and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal by disclosing such withdrawn, modified or changed Scherer Board of Directors approval in connection with a tender or exchange offer for Scherer Common Stock, provided that it uses all reasonable efforts to give Cardinal two days' prior written notice of its intention to do so. The Scherer Board of Directors will not, in connection with any such withdrawal, modification or change of the Scherer Board approval, take any action to change the approval of the Scherer Board of Directors for purposes of causing any state takeover statute or other state law to become applicable to the Merger or inapplicable to any Acquisition Proposal or transaction contemplated thereby. Further, pursuant to the Merger Agreement, Scherer has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

     If, prior to the approval of the Merger at the Scherer Special Meeting: (x) the Scherer Board of Directors determines in good faith, after consultation with its financial advisors, with respect to any written proposal from a third party for an Acquisition Proposal received after the date hereof that was not initiated, solicited, encouraged or knowingly facilitated by Scherer or any of its Subsidiaries or their affiliates or agents in violation of this Agreement, that such Acquisition Proposal would, if consummated, constitute a Superior Proposal (after taking into account any adjustment to the terms and conditions of the Merger offered in writing by Cardinal in response to such Acquisition Proposal) and (y) Scherer has received from a nationally recognized investment banking firm a written opinion (a copy of which is delivered to Cardinal) that the Acquisition Proposal would, if consummated, constitute a Superior Proposal (after taking into account any adjustment to the terms and conditions of such transaction offered in writing by Cardinal), Scherer may terminate the Merger Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Acquisition Proposal, provided that, prior to any such termination, (i) Scherer has provided Cardinal written notice that it intends to terminate this Agreement, identifying the Acquisition Proposal then determined to be a Superior Proposal and delivering the information with respect to such Acquisition Proposal required by the provisions of the Merger Agreement described in the immediately preceding paragraph, and (ii) at least three full business days after Scherer has provided the notice referred to in clause (i) above (provided that the advice and opinion referred to in clauses (x) and (y) above shall continue in effect without revocation, revision or modification),
(A) Scherer delivers to Cardinal a written notice of termination, (B) Cardinal receives from Scherer a wire transfer in the aggregate amount of (I) Cardinal's fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby as the same may have been estimated by Cardinal in good faith prior to the date of such delivery (subject to an adjustment payment, if any, between the parties upon Cardinal's definitive determination of such fees and expenses), plus (II) the Termination Fee

(less the amount of any Cardinal fees and expenses paid pursuant to the provisions described in clause I) as described below under "--Termination," and
(C) Cardinal receives a written acknowledgment from Scherer and from the other party to the Acquisition Proposal that Scherer and such other party have irrevocably waived any right to contest such payment.

CONDITIONS

     Mutual Conditions. The obligations of Cardinal, Merger Sub and Scherer to effect the Merger are subject to satisfaction or waiver of the following conditions:

     - the Merger and the transactions contemplated by the Merger Agreement shall have been approved by the Scherer Stockholders and the Cardinal Shareholders, if required;

     - no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, and no Actions shall be instituted by any governmental entity which seeks to prevent consummation of the Merger or seeks material damages in connection with the transactions contemplated by the Merger Agreement which continues to be outstanding;

     - the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

     - there shall have been received all required consents, authorizations, clearances and/or approvals from German competition and any similar German authorities necessary to consummate the Merger and the transactions contemplated hereby to the extent required by German law;

     - the Cardinal Common Shares to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved upon official notice of issuance for listing on the NYSE;

     - the Registration Statement shall have been declared effective by the Commission under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose shall have been initiated or threatened by the Commission; and

     - Cardinal shall have received a letter, in form and substance reasonably satisfactory to Cardinal, from D&T dated the Closing Date stating that they concur with the conclusion of Cardinal's management that the Merger will qualify as a transaction to be accounted for by Cardinal in accordance with the pooling-of-interests method of accounting.

     Conditions to Obligations of Cardinal and Merger Sub to Consummate the Merger. The obligations of Cardinal and Merger Sub to effect the Merger are further subject to the receipt of certain closing certificates and the satisfaction of, or waiver by Cardinal, of the following conditions:

     - each of the representations and warranties of Scherer, other than those relating to capitalization, shall have been true and correct on the date of the Merger Agreement and shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of such representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Scherer (disregarding the Material Adverse Effect qualification in any single representation and warranty);

     - the representations and warranties of Scherer relating to capitalization shall have been true and correct in all material respects on the date of the Merger Agreement and shall be true and correct in all material respects on the Closing Date as though made as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); and

     - Scherer shall have performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under the Merger Agreement at or prior to the Closing Date that are not so qualified as to materiality.

     Conditions to Obligations of Scherer to Consummate the Merger. The obligations of Scherer to effect the Merger are further subject to the receipt of certain closing certificates and the satisfaction of, or waiver by Scherer, of the following conditions:

     - each of the representations and warranties of Cardinal and Merger Sub set forth in the Merger Agreement shall have been true and correct on the date of the Merger Agreement and shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Cardinal (disregarding the Material Adverse Effect qualification in any single representation and warranty);

     - Cardinal shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality;

     - the opinion, dated on or about the date of and referred to in this Joint Proxy Statement/Prospectus, based on appropriate representations of Scherer and Cardinal, of Simpson, Thacher & Bartlett, counsel to Scherer, to Scherer to the effect that (a) the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of
       Section 368(a) of the Code and (b) Cardinal, Merger Sub and Scherer will each be a party to the reorganization within the meaning of Section 368(b) of the Code, shall have been rendered;

     - an opinion, dated as of the Closing Date, based on appropriate representations of Scherer and Cardinal, of Simpson, Thacher & Bartlett, counsel to Scherer, substantially identical to the opinion referred to in the immediately preceding clause, shall have been rendered; and

     - on or after the date of the Merger Agreement, Cardinal shall not have undergone a change of control.

STOCK OPTIONS

     Cardinal and Scherer covenant in the Merger Agreement to take, prior to the Effective Time, all such actions as may be necessary to cause each Scherer Stock Option issued pursuant to the Scherer Stock Plans to be converted at the Effective Time into a Cardinal Exchange Option to purchase Cardinal Common Shares, with appropriate adjustments to reflect the Exchange Ratio; provided that with respect to any Scherer Option that is an "incentive stock option" within the meaning of Section 422 of the Code, the foregoing conversion will be carried out in a manner satisfying the requirements of Section 424(a) of the Code. See "The Merger -- Interests of Certain Persons in the Merger."

SCHERER EMPLOYEE BENEFITS AND PLANS

     Cardinal has agreed in the Merger Agreement that, for a period of one year following the Effective Time, Cardinal will, or will cause the Surviving Corporation to, provide benefits to continuing or former employees of Scherer and its Subsidiaries ("Scherer Employees") that, in the aggregate, are no less favorable than the benefits provided, in the aggregate, under such Benefit Plans to the Scherer Employees immediately prior to the Effective Time.

     With respect to any benefit plans of Cardinal or its Subsidiaries in which the Scherer Employees participate effective as of the Closing Date, Cardinal has agreed to, or will cause the Surviving Corporation to: (A) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Scherer Employees under which any welfare Benefit Plan in which such employees may be eligible to participate after the Effective Time (provided, however, that no such waiver shall apply to a pre-existing condition of any Scherer Employee who was, as of the Effective Time, excluded from participation in a Scherer Benefit Plan by nature of such pre-existing condition), (B) provide each Scherer Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the Scherer Employees with Scherer for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any Benefit Plan in which such employees may be eligible to participate after the Effective Time, except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after any required approval of the matters presented in connection with the Merger by the Scherer Stockholders or the Cardinal Shareholders (i) by mutual written consent of Cardinal and Scherer, by action of their respective Boards of Directors; (ii) by either Scherer or Cardinal if the Effective Time shall not have occurred on or before November 30, 1998, provided, that the right to terminate the Merger Agreement pursuant to the provisions described in this clause (ii) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;
(iii) by either Scherer or Cardinal if any governmental entity (a) issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action becomes final and nonappealable or (b) fails to issue an order, decree or ruling or to take any other action, in the case of each of (a) and (b) which is necessary to fulfill the closing conditions described under "-- Conditions" above and such denial of a request to issue such order, decree, ruling or take such other action becomes final and nonappealable; (iv) by either Scherer or Cardinal if (x) the approval by the Scherer Stockholders is not obtained by reason of the failure to obtain the requisite vote of Scherer Stockholders or (y) the approval by the Cardinal Shareholders, if required, is not obtained by reason of the failure to obtain the requisite vote of Cardinal Shareholders, in each case upon the taking of such vote at a duly held meeting or at any adjournment of such meeting; (v) by Cardinal if the Board of Directors of Scherer (1) shall withdraw or modify in any adverse manner the approval of the Merger Agreement and the transactions contemplated thereby by the Scherer Board of Directors, (2) shall approve or recommend any Acquisition Proposal or (3) shall resolve to take any of the actions described in subclauses (1) or (2) of this clause (v); (vi) by Scherer pursuant to the provisions described in the second paragraph under "-- Acquisition Proposals and Termination Right"; or (vii) by Scherer if the Cardinal Board of Directors (a) shall withdraw or modify in any adverse manner the approval of the Merger Agreement and the transactions contemplated thereby by the Cardinal Board of Directors or (b) shall resolve to take the action specified in subclause (a) of this clause (vii).

     Pursuant to the Merger Agreement, Cardinal and Scherer have agreed that (i) if Scherer terminates this Agreement pursuant to the provisions described in the second paragraph under "-- Acquisition Proposals and Termination Right" and in clause (vi) of the immediately preceding paragraph, (ii) if Cardinal terminates the Merger Agreement pursuant to the provisions described in clause (v) of the immediately preceding paragraph or (iii) if (x) Scherer or Cardinal shall terminate this Agreement pursuant to the provisions described in subclause (x) of clause (iv) of the immediately preceding paragraph, (y) at any time prior to such termination there shall have been made to Scherer or publicly disclosed an Acquisition Proposal with respect to Scherer and (z) within twelve months of the termination of this Agreement, Scherer enters into an Acquisition Agreement with respect to a Business Combination or a Business Consummation is consummated, then Scherer shall pay to Cardinal (1) an amount in cash equal to the aggregate amount of Cardinal's Expenses incurred in connection with pursuing the transactions contemplated by this Agreement, up to, but not in excess of, an amount equal to $4 million in the aggregate and (2) a termination fee in an amount equal to $75 million (such amounts collectively, the "Termination Fee"). For purposes of the Merger Agreement, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Scherer as a result of which the Scherer Stockholders prior to such transaction in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate Cardinal entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of Scherer and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Cardinal or any affiliate thereof) or group of beneficial ownership of 25% or more of the Scherer Common Stock whether by tender or exchange offer or otherwise.

     The Termination Fee required to be paid pursuant to the provisions described in clause (i) of the immediately preceding paragraph is to be paid prior to termination of the Merger Agreement pursuant to the provisions described in clause (vi) of the second preceding paragraph. The Termination Fee required to be paid pursuant to the provisions described in clause (ii) of the immediately preceding paragraph is to be paid to Cardinal within two Business Days after the termination of this Agreement pursuant to provisions described in clause (v) of the second preceding paragraph. Any other payment required to be made pursuant to the provisions described in the preceding paragraph is to be made to Cardinal prior to the entering into of an Acquisition Agreement with respect to, or the consummation of, an Acquisition Proposal described therein, as applicable.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended in writing by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Scherer Stockholders and the Cardinal Shareholders, but, after any such approval, no amendment may be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

     At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may in writing, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.

FEES AND EXPENSES

     Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses.

                       RIGHTS OF DISSENTING SHAREHOLDERS

SCHERER STOCKHOLDERS

     Scherer Stockholders will not be entitled to dissenters' appraisal rights under the Delaware Law or any other statute in connection with the Merger. See "Comparison of Shareholder Rights -- Rights of Dissenting Shareholders."

CARDINAL SHAREHOLDERS

     Section 1701.84 of the Ohio Revised Code provides that all Cardinal Shareholders entitled to vote on the Cardinal Merger Proposal may exercise dissenters' rights with respect to the Merger. The following is a summary of the principal steps a Cardinal Shareholder must take to perfect dissenters' rights under Section 1701.85 of the Ohio Revised Code. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85 of the Code, a copy of which is attached as Annex C to this Joint Proxy Statement/Prospectus. Any Cardinal Shareholder contemplating the exercise of dissenters' rights is urged to review carefully such provisions and to consult an attorney, since dissenters' rights will be lost if the procedural requirements under Section 1701.85 of the Ohio Revised Code are not fully and precisely satisfied. To perfect dissenters' rights, a Cardinal Shareholder must satisfy each of the following conditions:

          1. No Vote in Favor of the Cardinal Merger Proposal. Cardinal Common Shares ("Dissenter's Cardinal Shares") held by the dissenting Cardinal Shareholder (the "Dissenting Cardinal Shareholder") must not be voted at the Cardinal Special Meeting in favor of the Cardinal Merger Proposal. See "The Special Meetings -- Matters to Be Considered at the Special Meetings." This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Cardinal Merger Proposal or to abstain from such vote, if no proxy is returned and no vote is cast at the Cardinal Special Meeting in favor of the Cardinal Merger Proposal, or if the Dissenting Cardinal Shareholder revokes a proxy, and thereafter abstains from voting with respect to the Cardinal Merger Proposal or votes against the Cardinal Merger Proposal at the Cardinal Special Meeting. A vote in favor of the Cardinal Merger Proposal at the Cardinal Special Meeting constitutes a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Cardinal Merger Proposal and will constitute a waiver of dissenters' rights. A Dissenting Cardinal Shareholder may revoke his proxy at any time before its exercise by (i) filing with the Secretary of Cardinal at or before the taking of the vote at the Cardinal Special Meeting a notice of revocation bearing a later date than the proxy or a later-dated proxy relating to the same shares, (ii) giving notice of revocation in open meeting or (iii) attending the Cardinal Special Meeting and voting in person. See "The Special Meetings -- Voting of Proxies."

          2. Filing Written Demand. Not later than ten days after the taking of the vote on the Cardinal Merger Proposal, a Dissenting Cardinal Shareholder must deliver to Cardinal a written demand (the "Cardinal Demand") for payment of the fair cash value of the Dissenter's Cardinal Shares. The Cardinal Demand should be delivered to Cardinal at 5555 Glendon Court, Dublin, Ohio 43016, Attention: Secretary. It is recommended, although not required, that the Cardinal Demand be sent by registered or certified mail, return receipt requested. Voting against the Cardinal Merger Proposal will not itself constitute a demand. Cardinal will not send any further notice to Cardinal Shareholders as to the date on which such ten-day period expires.

          The Cardinal Demand must identify the name and address of the holder of record of the Dissenter's Cardinal Shares, the number of Dissenter's Cardinal Shares and the amount claimed as the fair cash value thereof. A beneficial owner must, in all cases, have the record holder submit the Cardinal Demand in respect of the Dissenter's Cardinal Shares. The Cardinal Demand must be signed by the shareholder of record (or by the duly authorized representative of the shareholder) exactly as the shareholder's name appears on the shareholder records of Cardinal. A Cardinal Demand with respect to shares owned jointly by more than one person must identify and be signed by all of the holders of record. Any person signing a Cardinal Demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of this capacity and his authority to sign the demand.

          Because only shareholders of record on the Cardinal Record Date may exercise dissenters' rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee, or other holder and who wishes to exercise dissenters' rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in this section entitled "Rights of Dissenting Shareholders," the dissenters' rights for all of the shares held by that shareholder will be lost.

          From the time the Cardinal Demand is given until either the termination of the rights and obligations arising from such Cardinal Demand or the purchase of the Dissenter's Cardinal Shares related thereto by Cardinal, all rights accruing to the holder of the Dissenter's Cardinal Shares, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Cardinal Common Shares during the suspension, an amount equal to the dividend or distribution which would have been payable on the Dissenter's Cardinal Shares, but for such suspension, shall be paid to the holder of record of the Dissenter's Cardinal Shares as a credit upon the fair cash value of the Dissenter's Cardinal Shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the Dissenter's Cardinal Shares by Cardinal, all rights will be restored to the Dissenting Cardinal Shareholder and any distribution that would have been made to the holder of record of the Dissenter's Cardinal Shares, but for the suspension, will be made at the time of the termination.

          3. Petitions to Be Filed in Court. Within three months after the service of the Cardinal Demand, if Cardinal and the Dissenting Cardinal Shareholder do not reach an agreement on the fair cash value of the Dissenter's Cardinal Shares, the Dissenting Cardinal Shareholder or Cardinal may file a complaint in the Court of Common Pleas of Franklin County, Ohio (the "Common Pleas Court"), or join or be joined in an action similarly brought by another Dissenting Cardinal Shareholder, for a judicial determination of the fair cash value of the Dissenter's Cardinal Shares. Cardinal does not intend to file any complaint for a judicial determination of the fair cash value of any Dissenter's Cardinal Shares.

          Upon motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting Cardinal Shareholder is entitled to be paid the fair cash value of the Dissenter's Cardinal Shares. If the Common Pleas Court finds that the Dissenting Cardinal Shareholder is so entitled, it may appoint one or more appraisers to receive evidence by which to recommend a decision on the amount of such value. The Common Pleas Court is required to make a finding as to the fair cash value of the Dissenter's Cardinal Shares and to render a judgment against Cardinal for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of the Dissenter's Cardinal Shares is required to be made within 30 days after the date of final determination of such value or the Effective Time, whichever is later, only upon surrender to Cardinal of the Certificates representing the Dissenter's Cardinal Shares for which payment is made.

          Fair cash value is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the Cardinal Demand. The fair cash value is to be determined as of the day prior to the day of the vote on the Cardinal Merger Proposal. In computing this value, any appreciation or depreciation in the market value of the Dissenter's Cardinal Shares resulting from the Merger is excluded.

     The dissenters' rights of any Dissenting Cardinal Shareholder will terminate if, among other things, (a) he has not complied with Section 1701.85 of the Ohio Revised Code (unless the Board of Directors of Cardinal waives compliance), (b) the Merger is abandoned or otherwise not carried out or such Dissenting Cardinal Shareholder withdraws his Cardinal Demand with the consent of the Board of Directors of Cardinal, or (c) no agreement has been reached between Cardinal and the Dissenting Cardinal Shareholder with respect to the fair cash value of the Dissenter's Cardinal Shares and no complaint has been timely filed in the Common Pleas Court.

     NO DISSENTERS' RIGHTS WILL BE AVAILABLE IF OHIO LAW DOES NOT REQUIRE A VOTE OF CARDINAL SHAREHOLDERS ON THE MERGER AGREEMENT.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is intended only as a summary of the material United States federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of United States federal income taxation that may be applicable to certain Scherer Stockholders subject to special United States federal income tax treatment, including, without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their Scherer Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any United States federal tax laws other than those pertaining to United States federal income tax. The discussion below applies to Scherer Stockholders who hold their shares of Scherer Common Stock as a capital asset within the meaning of Section 1221 of the Code.

     Scherer has received an opinion from Simpson Thacher & Bartlett, counsel to Scherer, dated as of the date of this Joint Proxy Statement/Prospectus, to the effect that, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Scherer, Cardinal and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including, without limitation, certain representations made by Cardinal and Scherer. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. Scherer's obligation to consummate the Merger is conditioned upon the receipt by Scherer of an opinion to the same effect from Simpson Thacher & Bartlett dated as of the Closing Date.

     If, in accordance with the opinions referred to above, the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, and Cardinal, Scherer and Merger Sub are each a party to the reorganization within the meaning of Section 368(b) of the Code, the following is a summary of the general United States federal income tax consequences of the Merger to a Scherer Stockholder, and to Cardinal, Scherer and Merger Sub. No gain or loss will be recognized by the Scherer Stockholders with respect to the Cardinal Common Shares received in the Merger. The tax basis of the Cardinal Common Shares received by a Scherer Stockholder in the Merger will be equal to the tax basis of the shares of Scherer Common Stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether or not gain or loss on the subsequent disposition of Cardinal Common Shares received in the Merger is long-term or short-term, the holding period of such Cardinal Common Shares received by the Scherer Stockholders will include the holding period of the shares of Scherer Common Stock exchanged therefor.

     The receipt of cash in lieu of a fractional Cardinal Common Share by a Scherer Stockholder pursuant to the Merger will result in taxable gain or loss to such stockholder for United States federal income tax purposes based on the difference between the amount of cash received by such shareholder and such shareholder's basis in such fractional share as set forth above. Such gain or loss will be a capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets.

     No gain or loss will be recognized by Cardinal, Scherer or Merger Sub as a result of the Merger.

     Scherer Stockholders will be required to retain records and file with their United States federal income tax returns a statement setting forth certain facts relating to the Merger.

     THE FOREGOING DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINION OF SIMPSON THACHER & BARTLETT IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX

CONSEQUENCES OF ANY PARTICULAR STOCKHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH SCHERER STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER WITH RESPECT TO HIS OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

                                 THE COMPANIES

BUSINESS OF SCHERER

     The following is a brief description of the business of Scherer. Additional information regarding Scherer is contained in its filings with the SEC pursuant to the Exchange Act. See "Available Information" and "Incorporation of Certain Documents by Reference."

     Scherer is a leading international manufacturer and developer of drug delivery systems and is the world's largest producer of soft gelatin capsules and holds or is developing several other advanced drug delivery technologies. Scherer's proprietary drug delivery systems improve the efficacy of drugs by regulating the dosage so as to ease administration, increase absorption, enhance bio-availability and control time and place of release.

     Scherer has a broad domestic and international base of soft gelatin capsule customers and has a global network of 19 facilities and 3,600 employees in 12 countries. Although soft gelatin capsules accounted for 86% of Scherer's fiscal 1998 sales, as part of its strategy of growth within the healthcare industry Scherer is also focused on the development and commercialization of advanced drug delivery systems and is managing the development and registration of new pharmaceutical products which are based on the reformulation of off-patent compounds and utilize Scherer's proprietary drug delivery technology.

     Scherer has its principal executive offices at 2301 West Big Beaver Road, Troy, Michigan and its telephone number is (248) 649-0900.

BUSINESS OF CARDINAL

     Cardinal, a holding company operating through a number of operating subsidiaries, is a leading health care service company, offering an array of value-added pharmaceutical distribution services and pharmaceutical related products and services to a broad base of customers. It is one of the nation's largest wholesale distributors of pharmaceutical and related health care products to independent and chain drug stores, hospitals, alternate care centers and the pharmacy departments of supermarkets and mass merchandisers located throughout the continental United States. Through its Pyxis subsidiary, Cardinal develops, manufactures, leases, sells and services unique point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and alternate care facilities. Cardinal is also the largest franchisor of independent retail pharmacies in the United States through its MSI subsidiary. In addition, through its Owen subsidiary, Cardinal provides pharmacy management and information services to hospitals. PCI, another one of Cardinal's subsidiaries, is also a leading international provider of integrated packaging services to pharmaceutical manufacturers.

     As a full-service wholesale distributor, Cardinal complements its distribution activities by offering a broad range of value-added support services to assist Cardinal's customers and suppliers in maintaining and improving their market positions and to strengthen Cardinal's role in the channel of distribution. These support services include computerized order entry and order confirmation systems, customized invoicing, generic sourcing programs, product movement and management reports, consultation on store operation and merchandising, and customer training. Cardinal's proprietary software systems feature customized databases specially designed to help its customers order more efficiently, contain costs, and monitor their purchases which are covered by group contract purchasing arrangements.

     Cardinal operates several specialty health care businesses which offer value-added services to Cardinal's customers and suppliers while providing Cardinal with additional opportunities for growth and profitability. For example, Cardinal operates a pharmaceutical repackaging program for both independent and chain drugstore customers and serves as a distributor of therapeutic plasma products and other specialty pharmaceuticals to hospitals, clinics and other managed care facilities on a nationwide basis through the utilization of telemarketing and direct mail programs. These specialty distribution activities are part of Cardinal's overall strategy of developing diversified products and services to enhance the profitability of its business and that of its customers and suppliers.

     On November 13, 1995, Cardinal completed a merger with MSI, a St. Louis, Missouri-based franchisor of independent apothecary-style retail pharmacies in the United States and abroad. On May 7, 1996, Cardinal completed a merger with Pyxis, a San Diego, California-based designer, manufacturer, marketer and servicer of unique, point-of-use systems which automate the distribution, management and control of medications and supplies in hospitals and other healthcare facilities. On October 11, 1996, Cardinal completed a merger with PCI, a Philadelphia, Pennsylvania-based provider of integrated packaging services to pharmaceutical manufacturers. On March 18, 1997, Cardinal completed a merger with Owen, a Houston, Texas-based provider of fully integrated pharmacy management and information services to hospitals. On February 18, 1998, Cardinal completed its acquisition of MediQual, a leading supplier of clinical information management systems and services to the healthcare industry. On August 23, 1997, Cardinal signed a definitive merger agreement with Bergen, a distributor of pharmaceuticals and medical-surgical supplies, pursuant to which Bergen will become a wholly owned subsidiary of Cardinal. The Bergen Merger is expected to be accounted for as a pooling-of-interests for financial reporting purposes. Under the terms of the Bergen Merger, shareholders of Bergen will receive 0.775 of a Cardinal Common Share in exchange for each outstanding common share of Bergen. Cardinal expects to issue approximately 42 million Cardinal Common Shares in the transaction and also expects to assume approximately $603 million in long-term debt. Shareholders of both Cardinal and Bergen approved the transaction on February 20, 1998. On March 9, 1998, the FTC filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the Bergen Merger. On March 17, 1998, Bergen and Cardinal announced that they would contest the FTC's attempt to challenge the transaction. A court hearing began on June 9, 1998. Cardinal and Bergen have agreed not to consummate the Bergen Merger pending a decision on the preliminary injunction, which is expected by the end of July 1998.

     Additional information concerning Cardinal and its subsidiaries is included in the Cardinal documents filed with the Commission, which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

MERGER SUB

     Merger Sub is a newly formed, wholly owned subsidiary of Cardinal formed for the purpose of effecting the Merger.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The impact of the MediQual Merger, which was completed on February 18, 1998, is not significant on a historical basis and Cardinal's historical prior period financial statements have not been restated. Upon consummation of either the Merger or the Bergen Merger, Cardinal's historical financial statements will be restated for the historical results of MediQual, as part of the restatement required for either of these mergers.

     The following unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements, including the notes thereto, of Cardinal, Scherer and Bergen which are incorporated by reference in this Joint Proxy Statement/Prospectus. The unaudited pro forma information is presented for illustration purposes only in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results or financial position that would have occurred if the MediQual Merger, the Merger and the Bergen Merger had been consummated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma condensed combined financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of any of these mergers or any future merger-related expenses. See Note 2 for further discussion.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

     The following unaudited pro forma condensed combined balance sheet presents, under the pooling-of-interests accounting method, the consolidated balance sheets of Cardinal, Scherer and Bergen combined as of March 31, 1998.

                                                                            CARDINAL
                                CARDINAL     R.P. SCHERER                   HEALTH &       BERGEN
                              HEALTH, INC.   CORPORATION                  R.P. SCHERER    BRUNSWIG
                               MARCH 31,      MARCH 31,      PRO FORMA     PRO FORMA     MARCH 31,     PRO FORMA     PRO FORMA
                                1998(1)          1998       ADJUSTMENTS   BALANCES(1)       1998      ADJUSTMENTS   BALANCES(1)
                              ------------   ------------   -----------   ------------   ----------   -----------   -----------
                                                                       (IN THOUSANDS)
                                                            ASSETS
Current assets:
  Cash and equivalents......   $   90,151     $  33,312     $        --    $  123,463    $       --   $        --   $  123,463
  Marketable securities.....           --         2,662                         2,662         2,267                      4,929
  Trade receivables.........      811,332       163,384                       974,716       854,376                  1,829,092
  Current portion of net
    investment in sales-type
    leases..................       70,779            --                        70,779            --                     70,779
  Merchandise
    inventories(3)..........    2,157,814        68,857                     2,226,671     1,598,034                  3,824,705
  Prepaid expenses and
    other...................      173,304         8,229                       181,533         8,419                    189,952
                               ----------     ---------     -----------    ----------    ----------   -----------   ----------
    Total current assets....    3,303,380       276,444              --     3,579,824     2,463,096            --    6,042,920
                               ----------     ---------     -----------    ----------    ----------   -----------   ----------
  Property and
    equipment -- at cost....      537,672       497,970                     1,035,642       266,343            --    1,301,985
  Accumulated depreciation
    and amortization........     (222,825)     (130,436)                     (353,261)     (129,767)                  (483,028)
                               ----------     ---------     -----------    ----------    ----------   -----------   ----------
  Property and equipment --
    net.....................      314,847       367,534              --       682,381       136,576            --      818,957
Other assets:
  Net investment in
    sales-type lease, less
    current portion.........      155,500            --                       155,500            --                    155,500
  Goodwill and other
    intangibles.............      120,745       160,476                       281,221       347,348                    628,569
  Other.....................       78,557        17,143                        95,700        79,377                    175,077
                               ----------     ---------     -----------    ----------    ----------   -----------   ----------
    Total...................   $3,973,029     $ 821,597     $        --    $4,794,626    $3,026,397   $        --   $7,821,023
                               ==========     =========     ===========    ==========    ==========   ===========   ==========

                                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable -- banks....   $   85,941     $      --     $        --    $   85,941    $       --   $        --   $   85,941
  Current portion of
    long-term obligations...        6,847         1,294                         8,141            --                      8,141
  Accounts payable..........    1,613,095        91,716                     1,704,811     1,458,737                  3,163,548
  Other accrued
    liabilities(2)..........      297,192        56,587                       353,779       269,654                    623,433
                               ----------     ---------     -----------    ----------    ----------   -----------   ----------
    Total current
      liabilities...........    2,003,075       149,597              --     2,152,672     1,728,391            --    3,881,063
                               ----------     ---------     -----------    ----------    ----------   -----------   ----------
Long-term obligations --less
  current portion...........      273,267       168,163                       441,430       603,249                  1,044,679
Deferred tax and other
  liabilities...............      149,285       104,960                       254,245        21,404                    275,649
Shareholders' equity:
  Common Shares.............      700,603       233,442                       934,045       240,266                  1,174,311
  Retained earnings(2)......      861,454       192,419                     1,053,873       520,608                  1,574,481
  Common Shares in treasury,
    at cost.................       (8,626)           --                        (8,626)      (88,043)                   (96,669)
  Other.....................       (6,029)      (26,984)                      (33,013)          522                    (32,491)
                               ----------     ---------     -----------    ----------    ----------   -----------   ----------
    Total shareholders'
      equity................    1,547,402       398,877              --     1,946,279       673,353            --    2,619,632
                               ----------     ---------     -----------    ----------    ----------   -----------   ----------
    Total...................   $3,973,029     $ 821,597     $        --    $4,794,626    $3,026,397   $        --   $7,821,023
                               ==========     =========     ===========    ==========    ==========   ===========   ==========

 See accompanying notes to the unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

     The following unaudited pro forma condensed combined statements of earnings present, under the pooling-of-interests accounting method, the consolidated statements of earnings of Cardinal for the fiscal years ended June 30, 1997, 1996 and 1995 combined with the statements of earnings of MediQual for the twelve months ended June 30, 1997 and fiscal years ended December 31, 1996 and 1995, the consolidated statements of earnings of Scherer for the fiscal years ended March 31, 1997, 1996 and 1995 and the consolidated statements of earnings of Bergen for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Cardinal's financial information for the nine months ended March 31, 1998 and 1997 have been combined with MediQual's financial information for the eight and nine months ended February 28, 1998 and March 31, 1997, respectively, Scherer's financial information for the nine months ended March 31, 1998 and December 31, 1996, respectively, and Bergen's financial information for the nine months ended March 31, 1998 and June 30, 1997, respectively. Cardinal completed a merger with MediQual on February 18, 1998. Accordingly, MediQual's financial information for the month of March 1998 has been consolidated in Cardinal's financial results for that period.

     The financial results of MediQual for the six months ended December 31, 1996 are included in the pro forma financial statements for both fiscal years ended June 30, 1997 and 1996. MediQual's net revenues and net earnings for the six months ended December 31, 1996 were approximately $5.3 million and $0.9 million, respectively. Scherer's financial information for the three months ended June 30, 1997 is excluded from the pro forma financial statements. Scherer's net revenues and net earnings for the three months ended June 30, 1997 were approximately $149.1 million and $14.2 million, respectively. In addition, the financial results of Bergen for the quarter ended September 30, 1997 are included in the pro forma financial statements for both the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998. Bergen's net revenues and net earnings for the three months ended September 30, 1997 were approximately $3.0 billion and $20.8 million, respectively.

                               FISCAL YEAR    TWELVE MONTHS    FISCAL YEAR
                                  ENDED           ENDED           ENDED
                              -------------   -------------   --------------
                              JUNE 30, 1977   JUNE 30, 1997   MARCH 31, 1997
                              -------------   -------------   --------------
                                CARDINAL        MEDIQUAL       R.P. SCHERER     PRO FORMA     PRO FORMA
                              HEALTH, INC.    SYSTEMS INC.     CORPORATION     ADJUSTMENTS    SUBTOTAL
                              -------------   -------------   --------------   -----------   -----------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3).............   $10,968,042       $11,246         $588,699      $        --   $11,567,987
Cost of products sold(3)....    10,068,384         2,780          391,648                     10,462,812
                               -----------       -------         --------      -----------   -----------
Gross margin................       899,658         8,466          197,051               --     1,105,175
Selling, general and
  administrative expenses...       515,551         5,350           92,731                        613,632
Mergers -- related costs --
  prior mergers(4)..........       (50,929)           --               --                        (50,929)
                               -----------       -------         --------      -----------   -----------
Operating earnings..........       333,178         3,116          104,320               --       440,614
Other income (expense)......       (22,098)         (420)          (8,808)                       (31,326)
                               -----------       -------         --------      -----------   -----------
Earnings before income taxes
  and minority interest.....       311,080         2,696           95,512               --       409,288
Provision for income
  taxes.....................       126,481            67           26,275                        152,823
Minority interests..........            --            --           12,269                         12,269
                               -----------       -------         --------      -----------   -----------
Net Earnings -- excluding
  estimated Future Merger
  expenses(2)(4)............   $   184,599       $ 2,629         $ 56,968      $        --   $   244,196
                               ===========       =======         ========      ===========   ===========
Earnings per Common Share,
  excluding estimated Future
  Merger Expenses(2)(4)(5)
     Basic..................   $      1.72                                                   $      1.88
     Diluted................   $      1.69                                                   $      1.83
Weighted average number of
  Common Shares
  outstanding(5):
     Basic..................       107,152                                                       130,029
     Diluted................       109,118                                                       133,127

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                                     FISCAL YEAR ENDED
                                                     ------------------
                                                     SEPTEMBER 30, 1997
                                                     ------------------
                                       PRO FORMA      BERGEN BRUNSWIG       PRO FORMA      PRO FORMA
                                       SUBTOTAL         CORPORATION        ADJUSTMENTS    RESULTS(1)
                                      -----------    ------------------    -----------    -----------
Net revenues(3).....................  $11,567,987       $11,660,496        $        --    $23,228,483
Cost of products sold(3)............   10,462,812        11,006,065                        21,468,877
                                      -----------       -----------        -----------    -----------
Gross margin........................    1,105,175           654,431                 --      1,759,606
Selling, general and administrative
  expenses..........................      613,632           479,399                         1,093,031
Mergers -- related costs -- prior
  mergers(4)........................      (50,929)           (5,800)                          (56,729)
                                      -----------       -----------        -----------    -----------
Operating earnings..................      440,614           169,232                 --        609,846
Other income(expense)...............      (31,326)          (30,793)                          (62,119)
                                      -----------       -----------        -----------    -----------
Earnings before income taxes and
  minority interests................      409,288           138,439                 --        547,727
Provision for income taxes..........      152,823            56,760                           209,583
Minority interests..................       12,269                --                            12,269
                                      -----------       -----------        -----------    -----------
Net Earnings -- excluding estimated
  Future Merger expenses(2)(4)......  $   244,196       $    81,679        $        --    $   325,875
                                      ===========       ===========        ===========    ===========
Earnings per Common Share, excluding
  estimated Future Merger
  Expenses(2)(4)(5)
     Basic..........................  $      1.88                                         $      1.93
     Diluted........................  $      1.83                                         $      1.89
Weighted average number of Common
  Shares outstanding(5):
     Basic..........................      130,029                                             168,939
     Diluted........................      133,127                                             172,430

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                                 FISCAL YEAR ENDED
                                 --------------------------------------------------
                                 JUNE 30, 1996   DECEMBER 31, 1996   MARCH 31, 1996
                                 -------------   -----------------   --------------
                                   CARDINAL          MEDIQUAL         R.P. SCHERER     PRO FORMA    PRO FORMA
                                 HEALTH, INC.      SYSTEMS INC.       CORPORATION     ADJUSTMENTS    SUBTOTAL
                                 -------------   -----------------   --------------   -----------   ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3)................   $9,407,591          $11,002           $571,710      $        --   $9,990,303
Cost of products sold(3).......    8,597,878            2,067            375,088                     8,975,033
                                  ----------          -------           --------      -----------   ----------
Gross margin...................      809,713            8,935            196,622               --    1,015,270
Selling, general and
  administrative expenses......      514,879            6,058             95,872                       616,809
Mergers -- related
  costs -- prior mergers and
  other special charges(4).....      (49,200)              --            (33,804)                      (83,004)
                                  ----------          -------           --------      -----------   ----------
Operating earnings.............      245,634            2,877             66,946               --      315,457
Other income (expense).........      (18,132)            (463)           (10,314)                      (28,909)
                                  ----------          -------           --------      -----------   ----------
Earnings before income taxes
  and minority interests.......      227,502            2,414             56,632               --      286,548
Provision for income taxes.....      100,262              115             11,655                       112,032
Minority interests.............           --               --             14,274                        14,274
                                  ----------          -------           --------      -----------   ----------
Net Earnings -- excluding
  estimated Future Merger
  expenses(2)(4)...............   $  127,240          $ 2,299           $ 30,703      $        --   $  160,242
                                  ==========          =======           ========      ===========   ==========
Earnings per Common Share,
  excluding estimated Future
  Merger Expenses(2)(4)(5)
     Basic.....................   $     1.22                                                        $     1.27
     Diluted...................   $     1.20                                                        $     1.23
Weighted average number of
  Common Shares outstanding(5):
     Basic.....................      103,872                                                           126,610
     Diluted...................      106,808                                                           130,695

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                                     FISCAL YEAR ENDED
                                                     ------------------
                                                     SEPTEMBER 30, 1996
                                                     ------------------
                                       PRO FORMA      BERGEN BRUNSWIG       PRO FORMA      PRO FORMA
                                        SUBTOTAL        CORPORATION        ADJUSTMENTS    RESULTS(1)
                                       ----------    ------------------    -----------    -----------
Net revenues(3)......................  $9,990,303        $9,942,697        $        --    $19,933,000
Cost of products sold(3).............   8,975,033         9,368,893                        18,343,926
                                       ----------        ----------        -----------    -----------
Gross margin.........................   1,015,270           573,804                 --      1,589,074
Selling, general and administrative
  expenses...........................     616,809           418,364                         1,035,173
Mergers -- related costs -- prior
  mergers and other special
  charges(4).........................     (83,004)               --                           (83,004)
                                       ----------        ----------        -----------    -----------
Operating earnings...................     315,457           155,440                 --        470,897
Other income (expense)...............     (28,909)          (30,170)                          (59,079)
                                       ----------        ----------        -----------    -----------
Earnings before income taxes and
  minority interests.................     286,548           125,270                 --        411,818
Provision for income taxes...........     112,032            51,737                           163,769
Minority interests...................      14,274                --                            14,274
                                       ----------        ----------        -----------    -----------
Net Earnings -- excluding estimated
  Future Merger expenses(2)(4).......  $  160,242        $   73,533        $        --    $   233,775
                                       ==========        ==========        ===========    ===========
Earnings per Common Share, excluding
  estimated Future Merger
  expenses(2)(4)(5)
     Basic...........................  $     1.27                                         $      1.41
     Diluted.........................  $     1.23                                         $      1.38
Weighted average number of Common
  Shares outstanding(5):
     Basic...........................     126,610                                             165,340
     Diluted.........................     130,695                                             169,696

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                                  FISCAL YEAR ENDED
                               -------------------------------------------------------
                                JUNE 30, 1995      DECEMBER 31, 1995    MARCH 31, 1995
                               ---------------    -------------------   --------------
                                  CARDINAL         MEDIQUAL SYSTEMS      R.P. SCHERER     PRO FORMA    PRO FORMA
                                 HEALTH INC,             INC.            CORPORATION     ADJUSTMENTS    SUBTOTAL
                               ---------------    -------------------   --------------   -----------   ----------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3)..............     $8,472,302            $10,974            $536,682      $        --   $9,019,958
Cost of products sold(3).....      7,779,030              2,445             339,923                     8,121,398
                                  ----------            -------            --------      -----------   ----------
Gross margin.................        693,272              8,529             196,759               --      898,560
Selling, general and
  administrative expenses....        428,343              9,921              92,937                       531,201
                                  ----------            -------            --------      -----------   ----------
Operating earnings...........        264,929             (1,392)            103,822               --      367,359
Other income (expense).......        (15,665)               (70)            (12,235)                      (27,970)
                                  ----------            -------            --------      -----------   ----------
Earnings before income taxes
  and minority interests.....        249,264             (1,462)             91,587               --      339,389
Provision for income taxes...        102,677                 --              30,352                       133,029
Minority interests...........             --                 --              16,376                        16,376
                                  ----------            -------            --------      -----------   ----------
Net Earnings -- excluding
  estimated Future Merger
  expenses(2)................     $  146,587            $(1,462)           $ 44,859      $        --   $  189,984
                                  ==========            =======            ========      ===========   ==========
Earnings per Common Share,
  excluding estimated Future
  Merger expenses(2)(5)
     Basic...................     $     1.46                                                           $     1.54
     Diluted.................     $     1.40                                                           $     1.48
Weighted average number of
  Common Shares
  outstanding(5):
     Basic...................        100,398                                                              123,089
     Diluted.................        104,730                                                              128,559

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                                     FISCAL YEAR ENDED
                                                     ------------------
                                                     SEPTEMBER 30, 1995
                                                     ------------------
                                       PRO FORMA      BERGEN BRUNSWIG       PRO FORMA      PRO FORMA
                                        SUBTOTAL        CORPORATION        ADJUSTMENTS    RESULTS(1)
                                       ----------    ------------------    -----------    -----------
Net revenues(3)......................  $9,019,958        $8,447,607        $        --    $17,467,565
Cost of products sold(3).............   8,121,398         7,944,396                        16,065,794
                                       ----------        ----------        -----------    -----------
Gross margin.........................     898,560           503,211                 --      1,401,771
Selling, general and administrative
  expenses...........................     531,201           363,179                           894,380
                                       ----------        ----------        -----------    -----------
Operating earnings...................     367,359           140,032                 --        507,391
Other income (expense)...............     (27,970)          (30,542)                          (58,512)
                                       ----------        ----------        -----------    -----------
Earnings before income taxes and
  minority interests.................     339,389           109,490                 --        448,879
Provision for income taxes...........     133,029            45,548                           178,577
Minority interests...................      16,376                --                            16,376
                                       ----------        ----------        -----------    -----------
Net Earnings -- excluding estimated
  Future Merger expenses(2)..........  $  189,984        $   63,942        $        --    $   253,926
                                       ==========        ==========        ===========    ===========
Earnings per Common Share, excluding
  estimated Future Merger
  expenses(2)(5)
     Basic...........................  $     1.54                                         $      1.57
     Diluted.........................  $     1.48                                         $      1.52
Weighted average number of Common
  Shares outstanding (5):
     Basic...........................     123,089                                             161,440
     Diluted.........................     128,559                                             167,116

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                               NINE MONTHS ENDED
                                   ------------------------------------------
                                                                 DECEMBER 31,
                                         MARCH 31, 1997              1996
                                   ---------------------------   ------------
                                     CARDINAL       MEDIQUAL     R.P. SCHERER    PRO FORMA    PRO FORMA
                                   HEALTH, INC.   SYSTEMS INC.   CORPORATION    ADJUSTMENTS    SUBTOTAL
                                   ------------   ------------   ------------   -----------   ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3)..................   $8,177,382       $8,393        $438,625     $        --   $8,624,400
Cost of products sold(3).........    7,513,038        1,886         294,640                    7,809,564
                                    ----------       ------        --------     -----------   ----------
Gross margin.....................      664,344        6,507         143,985              --      814,836
Selling, general and
  administrative expenses........      383,071        4,008          68,711                      455,790
Mergers -- related costs -- prior
  mergers(4).....................      (49,056)          --              --                      (49,056)
                                    ----------       ------        --------     -----------   ----------
Operating earnings...............      232,217        2,499          75,274              --      309,990
Other income (expense)...........      (17,080)        (465)         (6,794)                     (24,339)
                                    ----------       ------        --------     -----------   ----------
Earnings before income taxes and
  minority interests.............      215,137        2,034          68,480              --      285,651
Provision for income taxes.......       92,304           17          19,516                      111,837
Minority interests...............           --           --           8,821                        8,821
                                    ----------       ------        --------     -----------   ----------
Net Earnings -- excluding
  estimated Future Merger
  expenses(2)(4).................   $  122,833       $2,017        $ 40,143     $        --   $  164,993
                                    ==========       ======        ========     ===========   ==========
Earnings per Common Share,
  excluding estimated Future
  Merger Expenses(2)(4)(5)
     Basic.......................   $     1.15                                                $     1.27
     Diluted.....................   $     1.13                                                $     1.24
Weighted average number of Common
  Shares outstanding(5):
     Basic.......................      106,646                                                   129,503
     Diluted.....................      108,711                                                   132,639

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                                         NINE MONTHS
                                                            ENDED
                                                        JUNE 30, 1997
                                                        --------------
                                                            BERGEN
                                          PRO FORMA        BRUNSWIG        PRO FORMA      PRO FORMA
                                           SUBTOTAL      CORPORATION      ADJUSTMENTS    RESULTS(1)
                                          ----------    --------------    -----------    -----------
Net revenues(3).........................  $8,624,400      $8,640,453      $        --    $17,264,853
Cost of products sold(3)................   7,809,564       8,157,832                      15,967,396
                                          ----------      ----------      -----------    -----------
Gross margin............................     814,836         482,621               --      1,297,457
Selling, general and administrative
  expenses..............................     455,790         350,284                         806,074
Mergers -- related costs -- prior
  mergers(4)............................     (49,056)         (5,800)                        (54,856)
                                          ----------      ----------      -----------    -----------
Operating earnings......................     309,990         126,537               --        436,527
Other income (expense)..................     (24,339)        (23,305)                        (47,644)
                                          ----------      ----------      -----------    -----------
Earnings before income taxes and
  minority interests....................     285,651         103,232               --        388,883
Provision for income taxes..............     111,837          42,325                         154,162
Minority interests......................       8,821              --                           8,821
                                          ----------      ----------      -----------    -----------
Net Earnings -- excluding estimated
  Future Merger expenses(2)(4)..........  $  164,993      $   60,907      $        --    $   225,900
                                          ==========      ==========      ===========    ===========
Earnings per Common Share, excluding
  estimated Future Merger
  Expenses(2)(4)(5)
     Basic..............................  $     1.27                                     $      1.34
     Diluted............................  $     1.24                                     $      1.31
Weighted average number of Common Shares
  outstanding (5):
     Basic..............................     129,503                                         168,361
     Diluted............................     132,639                                         171,854

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                 NINE MONTHS       EIGHT MONTHS       NINE MONTHS
                                    ENDED              ENDED             ENDED
                                --------------   -----------------   --------------
                                MARCH 31, 1998   FEBRUARY 28, 1998   MARCH 31, 1998
                                --------------   -----------------   --------------
                                   CARDINAL          MEDIQUAL         R.P. SCHERER     PRO FORMA    PRO FORMA
                                 HEALTH, INC.      SYSTEMS INC.       CORPORATION     ADJUSTMENTS    SUBTOTAL
                                --------------   -----------------   --------------   -----------   ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues(3)...............    $9,381,955          $7,866            $471,625      $        --   $9,861,446
Cost of products sold(3)......     8,627,913           2,065             309,277                     8,939,255
                                  ----------          ------            --------      -----------   ----------
Gross margin..................       754,042           5,801             162,348               --      922,191
Selling, general and
  administrative expenses.....       412,372           3,748              79,639                       495,759
                                  ----------          ------            --------      -----------   ----------
Special Charges:
Mergers -- related
  costs -- prior mergers(4)...       (26,529)             --                  --                       (26,529)
Facilities closures and
  employee severance(4).......        (8,634)             --                  --                        (8,634)
                                  ----------          ------            --------      -----------   ----------
Operating earnings............       306,507           2,053              82,709               --      391,269
Other income (expense)........        (8,741)             11              (5,753)                      (14,483)
                                  ----------          ------            --------      -----------   ----------
Earnings before income taxes
  and minority interests......       297,766           2,064              76,956               --      376,786
Provision for income taxes....       121,234              96               9,467                       130,797
Minority interests............            --              --              11,959                        11,959
                                  ----------          ------            --------      -----------   ----------
Net Earnings -- excluding
  estimated Future Merger
  expenses (2)(4).............    $  176,532          $1,968            $ 55,530      $        --   $  234,030
                                  ==========          ======            ========      ===========   ==========
Earnings per Common Share,
  excluding estimated Future
  Merger Expenses(2)(4)(5)
     Basic....................    $     1.61                                                        $     1.76
     Diluted..................    $     1.58                                                        $     1.73
Weighted average number of
  Common Shares
  outstanding(5):
     Basic....................       109,495                                                           132,715
     Diluted..................       111,183                                                           135,188

 See accompanying notes to the unaudited pro forma condensed combined financial information.

                                                      NINE MONTHS ENDED
                                                      -----------------
                                                       MARCH 31, 1998
                                                      -----------------
                                         PRO FORMA     BERGEN BRUNSWIG     PRO FORMA     PRO FORMA
                                          SUBTOTAL       CORPORATION      ADJUSTMENTS   RESULTS(1)
                                         ----------   -----------------   -----------   -----------
Net revenues(3)........................  $9,861,446      $9,562,662       $        --   $19,424,108
Cost of products sold(3)...............   8,939,255       9,029,381                      17,968,636
                                         ----------      ----------       -----------   -----------
Gross margin...........................     922,191         533,281                --     1,455,472
Selling, general and administrative
  expenses.............................     495,759         385,245                         881,004
                                         ----------      ----------       -----------   -----------
Special Charges:
  Mergers -- related costs-prior
     mergers(4)........................     (26,529)         (9,800)                        (36,329)
  Facilities closures and employee
     severance(4)......................      (8,634)             --                          (8,634)
                                         ----------      ----------       -----------   -----------
Operating earnings.....................     391,269         138,236                --       529,505
Other income (expense).................     (14,483)        (28,177)                        (42,660)
                                         ----------      ----------       -----------   -----------
Earnings before income taxes and
  minority interests...................     376,786         110,059                --       486,845
Provision for income taxes.............     130,797          49,142                         179,939
Minority interests.....................      11,959              --                          11,959
                                         ----------      ----------       -----------   -----------
Net Earnings -- excluding estimated
  Future Merger expenses(2)(4).........  $  234,030      $   60,917       $        --   $   294,947
                                         ==========      ==========       ===========   ===========
Earnings per Common Share, excluding
  estimated Future Merger
  Expenses(2)(4)(5)
     Basic.............................  $     1.76                                     $      1.72
     Diluted...........................  $     1.73                                     $      1.69
Weighted average number of Common
  Shares outstanding(5):
     Basic.............................     132,715                                         171,858
     Diluted...........................     135,188                                         174,913

 See accompanying notes to the unaudited pro forma condensed combined financial information.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

(1)  CARDINAL, MEDIQUAL, SCHERER AND BERGEN HISTORICAL FISCAL YEARS

     Cardinal's historical fiscal year ends on June 30, MediQual's historical fiscal year ended on December 31, Scherer's historical fiscal year ends on March 31 and Bergen's historical fiscal year ends on September 30. For purposes of combining MediQual's, Scherer's and Bergen's historical financial information with Cardinal's in the pro forma condensed combined statements of earnings herein, the financial information of Cardinal for the fiscal years ended June 30, 1997, 1996 and 1995 have been combined with MediQual's financial information for the twelve months ended June 30, 1997 and fiscal years ended December 31, 1996 and 1995, Scherer's financial information for the fiscal years ended March 31, 1997, 1996 and 1995 and Bergen's financial information for the fiscal years ended September 30, 1997, 1996 and 1995, respectively. Cardinal's financial information for the nine months ended March 31, 1998 and 1997 have been combined with MediQual's financial information for the eight and nine months ended February 28, 1998 and March 31, 1997, respectively, Scherer's financial information for the nine months ended March 31, 1998 and December 31, 1996, respectively, and Bergen's financial information for the nine months ended March 31, 1998 and June 30, 1997, respectively.

     Cardinal completed the MediQual Merger on February 18, 1998. Accordingly, MediQual's financial information for the month of March 1998 has been consolidated in Cardinal's financial results for that period. The merger was accounted for as a pooling-of-interests. The historical cost of MediQual's assets combined was approximately $7.3 million and the total liabilities assumed were approximately $1.6 million. The impact of the MediQual Merger, on a historical basis, is not significant. Accordingly, prior period Cardinal historical financial statements have not been restated for the MediQual Merger. Upon consummation of either the Merger or the Bergen Merger, the Cardinal historical financial statements will be restated for the historical results of MediQual.

     The financial results of MediQual for the six months ended December 31, 1996 are included in the pro forma financial statements for both fiscal years ended June 30, 1997 and 1996. MediQual's net revenues and net earnings for the six months ended December 31, 1996 were approximately $5.3 million and $0.9 million, respectively. Scherer's financial information for the three months ended June 30, 1997 is excluded from the pro forma financial statements. Scherer's net revenues and net earnings for the three months ended June 30, 1997 were approximately $149.1 million and $14.2 million, respectively. In addition, the financial results of Bergen for the quarter ended September 30, 1997 are included in the pro forma financial statements for both the fiscal year ended June 30, 1997 and the nine months ended March 31, 1998. Bergen's net revenues and net earnings for the three months ended September 30, 1997 were approximately $3.0 billion and $20.8 million, respectively.

     In addition, certain amounts in the historical financial statements of Cardinal, MediQual, Scherer and Bergen have been reclassified for the pro forma presentation.

(2)  MERGER-RELATED EXPENSES

     In connection with the Scherer and Bergen Mergers (the "Future Mergers"), the companies expect to incur investment banking, legal, accounting and other related transaction costs and fees. Additionally, the companies expect to incur other merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Future Mergers.

     Based upon the information currently available, the total amount of the merger-related charges to be recognized in connection with the Merger is
estimated to be between $     and $     million, after tax. The merger-related
expenses will be charged to expense in the period in which the Merger is consummated, or in subsequent periods when incurred. Since the Merger has not yet been consummated, the merger expenses can only be estimated at this time, and are subject to revision as further information becomes available.

     In connection with the Bergen Merger, Cardinal and Bergen have incurred investment banking, legal, accounting, and other related transaction costs and fees and expect to incur additional such costs and fees in the future. During the nine months ended March 31, 1998, Cardinal and Bergen expensed $13.3 million ($13.1 million, net of tax) and $9.8 million ($9.8 million, net of tax), respectively, related to transaction costs incurred. Based on information currently available, the total amount of merger-related charges to be recognized in connection with the Bergen Merger (including those recorded to date) is estimated to be between $100 and $130 million, after tax. These merger-related expenses will be charged to expense in the period when incurred. Since the Bergen Merger has not yet been consummated, the merger expenses can only be estimated at this time, and are subject to revision as further information becomes available.

     The accounting policies of Cardinal, Scherer and Bergen are currently being studied from a conformity perspective. The impact of conforming accounting policies (if any) is not presently estimable. If conforming adjustments are required, they will be recorded as part of the restatement of prior periods as required by the pooling-of-interests accounting method.

(3)  TRANSACTIONS BETWEEN CARDINAL AND BERGEN

     Owen, which became a subsidiary of Cardinal as a result of Cardinal's merger with Owen, purchased pharmaceuticals from Bergen during the period covered by the pro forma financial statements. At March 31, 1998, Owen's unsold inventory related to purchases from Bergen was not significant. The amounts arising from these transactions are not material and, accordingly, the unaudited pro forma statements of earnings do not include adjustments for these items.

(4)  EFFECT OF MERGERS-RELATED COSTS AND OTHER SPECIAL CHARGES

     Amounts include the effect of mergers-related costs and other special charges recorded by Cardinal in the fiscal years ended June 30, 1997 and 1996 and the nine months ended March 31, 1998 and 1997, by Scherer in the fiscal year ended March 31, 1996 and by Bergen in the fiscal year ended September 30, 1997 and the nine months ended March 31, 1998 and June 30, 1997. During the fiscal year ended June 30, 1997, Cardinal recorded merger-related charges associated with prior mergers totaling $50.9 million ($36.6 million, net of tax). During the fiscal year ended September 30, 1997, Bergen recorded a charge of approximately $5.8 million ($3.4 million, net of tax) for expenses related to the terminated merger with IVAX Corporation. The effect of the mergers-related costs on the 1997 unaudited pro forma combined results was to reduce pro forma net earnings by $40.0 million to $325.9 million and to reduce pro forma diluted earnings per Common Share by $.23 per share to $1.89 per share.

     During the fiscal year ended June 30, 1996, Cardinal recorded charges to reflect the estimated MSI and Pyxis mergers-related costs of approximately $49.2 million ($36.9 million, net of tax). During the fiscal year ended March 31, 1996, Scherer recorded a charge of approximately $33.8 million ($23.1 million, net of tax) related to restructuring and facility consolidation charges. The effect of the mergers-related costs and other special charges on the 1996 unaudited pro forma combined results was to reduce pro forma net earnings by $60.0 million to $233.8 million and to reduce pro forma diluted earnings per Common Share by $.35 per share to $1.38 per share.

     During the nine months ended March 31, 1998, Cardinal recorded $26.5 million ($21.8 million, net of tax) related to various mergers. Of the amount recorded, $13.3 million ($13.1 million, net of tax) related to transaction costs incurred to date in connection with the pending Bergen Merger (See Note 2), $2.3 million ($2.1 million, net of tax) related to transaction costs incurred in connection with the MediQual Merger (see Note 1), with the remaining $10.9 million ($6.6 million, net of tax) related to integrating the operations of companies that previously merged with Cardinal. In addition during the nine months ended March 31, 1998, Cardinal recorded a special charge of approximately $8.6 million ($5.2 million, net of tax) related to the rationalization of its distribution operations. During the nine months ended March 31, 1998, Bergen recorded

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
   NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION -- (CONTINUED)

$9.8 million ($9.8 million, net of tax) related to transaction costs incurred to date in connection with the pending Bergen Merger. The effect of the mergers-related costs and special charges recorded during the nine months ended March 31, 1998 was to reduce pro forma net earnings by $36.8 million to $294.9 million and to reduce pro forma diluted earnings per common share by $0.21 per share to $1.69 per share.

     During the nine months ended March 31, 1997, Cardinal recorded mergers-related charges associated with prior mergers totaling $49.1 million ($35.4 million, net of tax). During the nine months ended June 30, 1997, Bergen recorded a charge of approximately $5.8 million ($3.4 million, net of tax) for expenses related to the terminated merger with IVAX Corporation. The effect of the mergers-related costs on the nine months ended March 31, 1997 unaudited pro forma combined results was to reduce pro forma net earnings by $38.8 million to $225.9 million and to reduce pro forma diluted earnings per Common Share by $.23 per share to $1.31 per share.

(5)  EARNINGS PER SHARE

     The pro forma net earnings per share reflect: (i) the weighted average number of Cardinal Common Shares that would have been outstanding if the MediQual Merger occurred at the beginning of the periods presented based upon the conversion of each share of MediQual common stock, MediQual Class B preferred stock and MediQual Class C preferred stock into .0802 Cardinal Common Shares, the conversion of each share of MediQual Class A preferred stock into
293.6356 Cardinal Common Shares (in each case, excluding the accretion of preferred stock dividends because of the conversion of the preferred stock),
(ii) the weighted average number of Cardinal Common Shares that would have been outstanding had the Merger occurred at the beginning of the periods presented based upon an exchange ratio of 0.95 Cardinal Common Shares to be issued for each share of Scherer Common Stock outstanding, (iii) the weighted average number of Cardinal Common Shares that would have been outstanding had the Bergen Merger occurred at the beginning of the periods presented based upon an exchange ratio of 0.775 Cardinal Common Shares to be issued for each share of Bergen Common Stock outstanding, and (iv) the dilutive impact of stock options and warrants using the treasury stock method. All MediQual options are assumed to be converted into options for Cardinal Common Shares, using a common equivalent exchange ratio of .0802. All Scherer and Bergen options are assumed to be converted into options for Cardinal Common Shares at an exchange ratio of 0.95 and 0.775 Cardinal Common Shares for each share of Scherer and Bergen Common Stock, respectively, before application of the treasury stock method. Cardinal expects to issue approximately 42 million and 23 million Cardinal Common Shares in connection with the Bergen Merger and the Merger, respectively.

                        COMPARISON OF SHAREHOLDER RIGHTS

     As a result of the Merger, Scherer Stockholders will receive common shares of Cardinal, an Ohio corporation, in exchange for their shares of common stock in Scherer, a Delaware corporation. The following is a summary of certain material differences between the rights of holders of Scherer Common Stock and the rights of holders of Cardinal Common Shares. These differences arise in part from the differences between the Delaware General Corporation Law (the "Delaware Law") and the Ohio Revised Code (the "Ohio Law"). Additional differences arise from the governing instruments of the two companies (in the case of Scherer, the Scherer Certificate and the Scherer Bylaws, and, in the case of Cardinal, the Cardinal Articles and the Cardinal Regulations). Although it is impractical to compare all of the aspects in which the Delaware Law and the Ohio Law and the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes certain significant differences between them.

AMENDMENT OF CHARTER DOCUMENTS

     Unless the certificate of incorporation otherwise provides, the Delaware Law requires approval by holders of a majority of the voting power of Scherer Common Stock in order to amend the Scherer Certificate. The Scherer Certificate does not so provide. To amend an Ohio corporation's articles of incorporation, the Ohio Law requires the approval of shareholders holding two-thirds of the voting power of the corporation or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of such class, unless otherwise specified in such corporation's articles of incorporation. The Cardinal Articles specify that the holders of a majority of the voting power of Cardinal or, when appropriate, any class of shareholders, may amend the Cardinal Articles.

AMENDMENT AND REPEAL OF BYLAWS AND REGULATIONS

     Under the Delaware Law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation. The Scherer Certificate grants the directors of Scherer such power.

     The Ohio Law provides that only shareholders of a corporation have the power to amend and repeal that corporation's code of regulations. The Cardinal Regulations require that such amendments be approved by the affirmative vote of the holders of a majority of the voting power entitled to vote on such matter, except that the affirmative vote of the holders of not less than 75% of the shares having voting power is required to amend, change, adopt any provision inconsistent with, or repeal the provisions of the Cardinal Regulations dealing with the number and classification of directors, the term of office of directors or the removal of directors, or the provision relating to amendments to the Cardinal Regulations.

REMOVAL OF DIRECTORS

     The Delaware Law provides that directors may be removed from office with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board or its certificate otherwise provides. The Scherer Certificate does not so provide.

     The Ohio Law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors, except that, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal which, if cumulatively voted at an election of all the directors, of all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. The Cardinal Regulations provide that such removal requires the affirmative votes of holders of at least 75% of such voting power. In addition, the Cardinal Regulations provide that any director may be removed by the Board of Directors for certain causes specified in Section 1701.58(B) of the Ohio Law (if a director is found by order of court to be of unsound mind, if he is adjudicated a bankrupt or if he fails to meet any qualifications for office).

VACANCIES ON THE BOARD

     The Delaware Law provides that unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. The Scherer Certificate does not otherwise provide.

     The Ohio Law provides that unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. The Cardinal Regulations provide that vacancies may be filled by the Board of Directors until Cardinal Shareholders hold a meeting to fill such vacancy. In addition, Cardinal Shareholders may elect a director to fill a vacancy (including any vacancy that previously has been filled by the directors) at any meeting of Cardinal Shareholders called for that purpose.

RIGHT TO CALL SPECIAL MEETINGS OF SHAREHOLDERS

     The Delaware Law permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or bylaws may provide. The Delaware Law does not require that stockholders be given the right to call special meetings. The Scherer Bylaws provide that special meetings may be called by the President, and shall be called by the President or Secretary if directed by the Board of Directors or requested in writing by the holders of not less than 25% of the capital stock of Scherer.

     Under the Ohio Law, the holders of at least 25% of the outstanding shares of a corporation, unless the corporation's regulations specify another percentage, which may in no case be greater than 50%, the directors by action at a meeting or a majority of the directors acting without a meeting, the chairman of the board, the president or, in case of the president's death or disability, the vice president authorized to exercise the authority of the president have the authority to call special meetings of shareholders. The Cardinal Regulations expressly provide that special meetings of Cardinal Shareholders may be called by the Chairman of the Board, the President, a majority of the directors acting with or without a meeting or the holders of at least 25% of the outstanding Cardinal Common Shares.

SHAREHOLDER ACTION WITHOUT A MEETING

     The Delaware Law provides that, unless otherwise provided by the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. The Scherer Certificate does not so provide. Under the Ohio Law, any action that may be taken by shareholders at a meeting may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote thereat.

CLASS VOTING

     The Delaware Law requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes. Under the Ohio Law, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

CUMULATIVE VOTING

     Under the Delaware Law, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The Scherer Certificate does not grant such rights. Under the Ohio Law, unless the articles of incorporation are amended to eliminate cumulative voting for directors following their initial filing with the Ohio Secretary of State, each shareholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The Cardinal

Articles have not been amended to eliminate the rights of Cardinal Shareholders to vote cumulatively in the election of directors.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITIONS AND BUSINESS COMBINATIONS

     Section 203 of the Delaware Law provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware Law, or
(ii) if the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by such section, with such amendment to be effective twelve months thereafter. Neither the Scherer Certificate nor the Scherer Bylaws contain a provision electing not to be governed by such section.

     Like Section 203 of the Delaware Law, Chapter 1704 of the Ohio Law prohibits an interested shareholder from engaging in a wide range of business combinations similar to those prohibited by Section 203 of the Delaware Law. However, in contrast to Section 203 of the Delaware Law, under Chapter 1704 an interested shareholder includes a shareholder who directly or indirectly exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances including, but not limited to, the following (i) if directors of the corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation prior to the date the interested shareholder became a shareholder of the corporation, and (ii) if the corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 shall not be applicable to the corporation. No such amendment has been adopted by Cardinal.

     Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, any "control share acquisition" of an "issuing public corporation" can only be made with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; 50% or more. The Cardinal Articles expressly provide that the provisions of Section 1701.831 of the Ohio Law shall not apply.

MERGERS, ACQUISITIONS AND CERTAIN OTHER TRANSACTIONS

     The Delaware Law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called parent-subsidiary mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The Scherer Certificate does not provide for a different percentage. The Delaware Law does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to
Section 203 of the Delaware Law.

     The Ohio Law generally requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation's assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called parent-subsidiary mergers), by two-thirds of the voting power of the corporation, unless the articles of incorporation specify a different proportion (not less than a majority). The Cardinal Articles provide that the vote of a majority of the voting power of Cardinal is required to approve such actions.

     Section 1701.59 of the Ohio Law permits a director, in determining what he reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following (i) the interests of the corporation's employees, suppliers, creditors, and customers, (ii) the economy of the state and nation, (iii) community and societal considerations and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. The Delaware Law contains no comparable provision.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under the Delaware Law, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the Delaware Law does not provide for appraisal rights (i) if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders) or (ii) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The Scherer Certificate does not provide otherwise. See "The Special Meetings -- Appraisal Rights." The Delaware Law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide.

     Under the Ohio Law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer, or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. The Ohio Law provides shareholders of an acquiring corporation with voting rights if the acquisition (a "majority share acquisition") involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction.

     Under the Delaware Law, among other procedural requirements, a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights. Under the Ohio Law, a shareholder's written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

DIVIDENDS

     Both the Delaware Law and the Ohio Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. The Delaware Law provides that a corporation may pay dividends out of any surplus and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). The Ohio Law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

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

PREEMPTIVE RIGHTS OF SHAREHOLDERS

     The Delaware Law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The Scherer Certificate does not provide for preemptive rights.

     The Ohio Law provides that, subject to certain limitations and conditions contained in the Ohio Law and unless the articles of incorporation provide otherwise, shareholders shall have preemptive rights to purchase additional securities of the corporation. The Cardinal Articles expressly eliminate any preemptive rights.

DIRECTOR LIABILITY AND INDEMNIFICATION

     The Delaware Law allows a Delaware corporation to include in its certificate of incorporation, and the Scherer Certificate contains, a provision eliminating the liability of a director for monetary damages for a breach of his fiduciary duties as a director, except liability (i) for any breach of the director's duty of loyalty to Scherer or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (iv) for any transaction from which the director derived an improper personal benefit.

     There is under the Ohio law no comparable provision limiting the liability of officers, employees or agents of the corporation and the Cardinal Articles contain no such provision. However, under the Ohio Law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     The Scherer Bylaws provide for indemnification of Scherer current or former directors or officers to the fullest extent permitted by the Delaware Law and provide for such indemnity for current or former employees or agents of Scherer at the discretion of the Scherer Board of Directors. The Delaware Law permits a Delaware corporation to indemnify directors, officers, employees, and agents under certain circumstances and mandates indemnification under certain circumstances. The Delaware Law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments, or settlements, as well as expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification against expenses incurred by a director, officer, employee, or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The Delaware Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

     Under the Ohio Law, Ohio corporations are permitted to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Law does not authorize payment by a corporation of judgments against a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, code of regulations, or by contract, except with respect to the advancement of expenses of directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons.

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

     The Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     The Cardinal Articles provide for indemnification by Cardinal to the fullest extent expressly permitted by the Ohio Law of any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee, or agent of Cardinal or of any other corporation for which he was serving as a director, officer, employee, or agent at the request of Cardinal. See also "The Merger -- Interest Persons in the Merger."

                     DESCRIPTION OF CARDINAL CAPITAL STOCK

     As of                , 1998, the authorized capital stock of Cardinal
consisted of: (i) 300,000,000 Cardinal Common Shares, of which approximately
               were issued and outstanding,           were issued and held in
treasury, and approximately                were reserved for issuance pursuant
to options outstanding under stock incentive plans (with approximately additional Cardinal Common Shares available for issuance under such plans), (ii) 5,000,000 Class B common shares, without par value ("Cardinal Class B Common Shares"), none of which was issued and outstanding or reserved for issuance, (iii) 500,000 Nonvoting Preferred Shares, without par value ("Preferred Shares"), none of which is issued and outstanding or reserved for issuance.

     From time to time, Cardinal may issue additional authorized but unissued Cardinal Common Shares for share dividends, stock splits, employee benefit programs, financing and acquisition transactions and other general corporate purposes. Such Cardinal Common Shares will be available for issuance without action by Cardinal's shareholders, unless such action is required by applicable law (see "Comparison of Stockholder Rights -- Mergers, Acquisitions and Certain Other Transactions") or the rules of the NYSE or any other stock exchange on which Cardinal Common Shares may be listed in the future.

     The holders of Cardinal Common Shares do not have preemptive rights and have no rights to convert their shares into any other security. All Cardinal Common Shares are entitled to participate equally, and ratably in dividends on Cardinal Common Shares as may be declared by Cardinal's Board of Directors. In the event of the liquidation of Cardinal, holders of Cardinal Common Shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any Preferred Shares then outstanding. Holders of Cardinal Common Shares are entitled to one vote per share for the election of directors and upon all matters on which shareholders are entitled to vote. Holders of Cardinal Class B Common Shares, none of which is issued and outstanding, are entitled to one-fifth of one vote per share upon all matters on which Cardinal Class B Common Shareholders are entitled to vote. Under certain circumstances, holders of Cardinal Class B Common Shares have a separate class vote. Cardinal Shareholders are afforded the right to vote their shares cumulatively for the election of the nominees to fill the particular class of directors to be elected at each annual meeting, subject to compliance with certain procedural requirements.

     The Cardinal Articles provide that the Cardinal Board is authorized to approve the issuance of the Preferred Shares from time to time in one or more series without future authorization of its shareholders. The Board of Directors is authorized to adopt amendments to the Cardinal Articles from time to time fixing or changing the terms and designations of the Preferred Shares, including
(i) the division of such shares into series and the designation and authorized number of shares of each series, (ii) the dividend rate, (iii) the dates of payment of dividends and the dates from which they are cumulative, (iv) liquidation price, (v) redemption rights and price, (vi) sinking fund requirements, (vii) conversion rights, and (viii) restrictions on the issuance of such shares. Holders of Preferred Shares will have no voting rights, except as required by law. Holders of Preferred Shares will have no preemptive rights to subscribe to or for any additional capital shares of Cardinal. Cardinal has no present plans to issue any Preferred Shares.

     The Cardinal Regulations provide that the Board of Directors shall consist of that number of directors as determined by action of the Board of Directors, but in no case fewer than nine or more than fourteen members, divided into three classes, and require that any proposal to either remove a director during his term of office or to further amend the Cardinal Regulations relating to the classification, number, or removal of directors be approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to such proposal. The Board of Directors may fill any vacancy with a person who shall serve until the Cardinal Shareholders hold an election to fill the vacancy. The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified board structure unless dissatisfaction with the performance of one or more directors is widely shared by Cardinal Shareholders. However, these provisions could also have the effect of increasing from one year to two or three years (depending upon the number of Cardinal Common Shares held) the amount of time required for an acquiror to obtain control of Cardinal by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management's using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate more favorable terms for management.

     Pursuant to the Merger Agreement, Cardinal has agreed that, at or immediately prior to the Effective Time, the Cardinal Board of Directors will take all necessary action to elect Mr. Erdeljan as a director of Cardinal. See "The Merger Agreement -- Covenants."

     Pursuant to the Bergen Merger Agreement, Cardinal has agreed that, upon consummation of the Bergen Merger, Mr. Walter will become Chairman of the Executive Committee of the Board of Cardinal, Robert E. Martini, Chairman of Bergen, will become Chairman of the Board of Cardinal, and Mr. Martini, Donald
R. Roden, President and Chief Executive Officer of Bergen, and two other Bergen directors designated by Mr. Martini will become directors of Cardinal.

            OTHER ACTION TO BE TAKEN AT THE SCHERER SPECIAL MEETING

SCHERER ADJOURNMENT PROPOSAL

     Scherer is submitting to its stockholders a proposal to authorize the named attorneys-in-fact to vote in favor of the adjournment of the Scherer Special Meeting, in the event that there are not sufficient votes to approve the Scherer Merger Proposal at the time of the Scherer Special Meeting. Even though a quorum may be present at the Scherer Special Meeting, it is possible that Scherer may not have received sufficient votes to approve the Scherer Merger Proposal at the time of the Scherer Special Meeting. In that event, the Scherer Merger Proposal could not be approved unless the Scherer Special Meeting were adjourned in order to permit further solicitation of proxies.

     In order to allow the proxies that have been received by Scherer at the time of the Scherer Special Meeting to be voted for such adjournment, if necessary, Scherer has submitted the question of adjournment under such circumstances, and only under such circumstances, to its shareholders for their consideration.

     The Scherer Board recommends that the Scherer Stockholders vote their proxies in favor of the Scherer Adjournment Proposal so that their proxies may be used for such purpose, should it become necessary. Properly executed proxies will be voted in favor of such adjournment unless otherwise noted thereon. If it is necessary to adjourn the Scherer Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Scherer Special Meeting. This adjournment proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the Scherer Merger Proposal in the event that there are insufficient votes to approve the Scherer Merger Proposal at the Scherer Special Meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

     The Scherer Board retains full authority to postpone the Scherer Special Meeting prior to such meeting being convened, without the consent of any Stockholder.

     SCHERER'S BOARD OF DIRECTORS RECOMMENDS THAT SCHERER STOCKHOLDERS VOTE FOR THE SCHERER ADJOURNMENT PROPOSAL.

            OTHER ACTION TO BE TAKEN AT THE CARDINAL SPECIAL MEETING

CARDINAL ADJOURNMENT PROPOSAL

     Cardinal is submitting to its shareholders a proposal to authorize the named attorneys-in-fact to vote in favor of the adjournment of the Cardinal Special Meeting, in the event that there are not sufficient votes to approve the Cardinal Merger Proposal at the time of the Cardinal Special Meeting. Even though a quorum may be present at the Cardinal Special Meeting, it is possible that Cardinal may not have received sufficient votes to approve the Cardinal Merger Proposal at the time of the Cardinal Special Meeting. In that event, such proposals could not be approved unless the Cardinal Special Meeting were adjourned in order to permit further solicitation of proxies.

     In order to allow the proxies that have been received by Cardinal at the time of the Cardinal Special Meeting to be voted for such adjournment, if necessary, Cardinal has submitted the question of adjournment under such circumstances, and only under such circumstances, to its shareholders for their consideration. A majority of the shares of Cardinal Common Shares represented and present in person or represented by proxy at the Cardinal Special Meeting is required in order to approve any such adjournment.

     The Cardinal Board recommends that the Cardinal Shareholders vote their proxies in favor of the Cardinal Adjournment Proposal so that their proxies may be used for such purpose, should it become necessary. Properly executed proxies will be voted in favor of such adjournment unless otherwise noted thereon. If it is necessary to adjourn the Cardinal Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Cardinal Special Meeting. This adjournment proposal relates only to an adjournment occurring for purposes of soliciting additional proxies for approval of the Cardinal Merger Proposal in the event that there are insufficient votes to approve such proposals at the Cardinal Special Meeting. Any other adjournment (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

     The Cardinal Board retains full authority to postpone the Cardinal Special Meeting prior to such meeting being convened, without the consent of any Cardinal Shareholder.

     CARDINAL'S BOARD OF DIRECTORS RECOMMENDS THAT CARDINAL SHAREHOLDERS VOTE FOR THE CARDINAL ADJOURNMENT PROPOSAL.

                                 LEGAL MATTERS

     The validity of the Cardinal Common Shares to be issued in the Merger will be passed upon for Cardinal by Wachtell, Lipton, Rosen & Katz, special counsel to Cardinal.

     Simpson Thacher & Bartlett has rendered the opinion referred to under the caption "Certain Federal Income Tax Consequences."

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Cardinal and its consolidated subsidiaries as of June 30, 1997 and 1996, and for each of the three years in the period ended

June 30, 1997, have been incorporated in this Joint Proxy Statement/Prospectus by reference from the 1997 Cardinal Form 10-K. Such consolidated financial statements and schedule of Cardinal and its subsidiaries, except Pyxis and Owen financial statements consolidated with Cardinal's financial statements for the years ended June 30, 1996 and 1995, have been audited by Deloitte & Touche LLP as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the financial statements) which is incorporated herein by reference from the 1997 Cardinal Form 10-K. The financial statements of Pyxis and Owen (consolidated with those of Cardinal in the consolidated financial statements for the years ended June 30, 1996 and 1995) have been audited by Ernst & Young LLP and Price Waterhouse LLP, respectively, as stated in their reports which are incorporated herein by reference from the 1997 Cardinal Form 10-K.

     The consolidated financial statements and schedule of Scherer and its subsidiaries as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, have been incorporated by reference in this Joint Proxy Statement/Prospectus from the Scherer 1998 Form 10-K. Such consolidated financial statements and schedule of Scherer and its subsidiaries, have been audited by Arthur Andersen LLP as indicated in their report which is incorporated herein by reference from the 1998 Scherer Form 10-K.

     The consolidated financial statements of Bergen and its consolidated subsidiaries as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, which have been incorporated in this Joint Proxy Statement/Prospectus by reference from the 1997 Bergen Form 10-K, have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference.

     Such consolidated financial statements of Cardinal and its consolidated subsidiaries, of Scherer and its subsidiaries and of Bergen and its consolidated subsidiaries are incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent public accountants.

                                 OTHER MATTERS

     Representatives of D&T are expected to be present at the Cardinal Special Meeting with the opportunity to make statements if they so desire. Representatives of Arthur Andersen LLP are expected to be present at the Scherer Special Meeting with the opportunity to make statements if they so desire. In each case, such representatives are also expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any Cardinal Shareholder who intends to present a proposal at Cardinal's 1998 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Cardinal at its principal executive offices not later than June 15, 1998. Cardinal will not be required to include in its proxy statement a form of proxy or shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Commission.

     Scherer Shareholder proposals in respect of the 1998 Annual Meeting of Scherer Stockholders were required to have been submitted to Scherer by April 24, 1998 for inclusion in the proxy statement and form of proxy relating to that meeting. No such shareholder proposals were submitted to Scherer by that date. If the Merger is consummated, there will be no 1998 Annual Meeting of Scherer Stockholders.

                             INDEX OF DEFINED TERMS

1997 Cardinal Form 10-K....................
1998 Scherer Form 10-K.....................
90th Day...................................
Actions....................................
Acquisition Agreement......................
Acquisition Proposal.......................
Adjusted Case..............................
Affiliate Letters..........................
Antitrust Division.........................
Bergen.....................................
Bergen Merger..............................
Bergen Merger Agreement....................
Business Combination.......................
Cardinal...................................
Cardinal Adjournment Proposal..............
Cardinal Articles..........................
Cardinal Board.............................
Cardinal Class B Common Shares.............
Cardinal Common Shares.....................
Cardinal Demand............................
Cardinal Exchange Option...................
Cardinal Merger Proposal...................
Cardinal Record Date.......................
Cardinal Regulations.......................
Cardinal Shareholders......................
Cardinal Special Meeting...................
Cartel Office..............................
Cash.......................................
Cause......................................
Certificates...............................
Closing Date...............................
Code.......................................
Commission.................................
Common Pleas Court.........................
Comparable Public Drug Delivery
  Companies................................
Comparable Public Drug Distribution
  Companies................................
Comparable Transaction Premia..............
Comparable Transactions....................
D&T........................................
Debt.......................................
Delaware Law...............................
Dissenter's Cardinal Shares................
Dissenting Cardinal Shareholder............
DLJ........................................
EBIT.......................................
Effective Time.............................
Employees..................................
Employment Agreements......................
Enterprise Value...........................
EPS........................................
Exchange Act...............................
Exchange Ratio.............................
Fotiades/Stuart Employment Agreements......
FTC........................................
Future Mergers.............................
Good Reason................................
HSR Act....................................
interested stockholder.....................
Joint Proxy Statement/Prospectus...........
Lehman Opinion.............................
LTM EBIT...................................
LTM Revenues...............................
majority share acquisition.................
Management Case............................
March 1998 Cardinal Form 10-Q..............
Market Value...............................
Material Adverse Effect....................
May 17 Amendment...........................
MediQual...................................
MediQual Merger............................
Merger.....................................
Merger Agreement...........................
Merger Sub.................................
MSI........................................
MSI Merger.................................
NYSE.......................................
Ohio Law...................................
Owen.......................................
Owen Merger................................
PCI........................................
PCI Merger.................................
Preferred Shares...........................
Prior Agreements...........................
Pyxis......................................
Pyxis Merger...............................
Registration Statement.....................
Regulatory Laws............................
Retention Bonus............................
Scherer....................................
Scherer Adjournment Proposal...............
Scherer Board..............................
Scherer Bylaws.............................
Scherer Certificate........................
Scherer Common Stock.......................
Scherer Employees..........................
Scherer Merger Proposal....................
Scherer Option.............................
Scherer Record Date........................
Scherer Special Meeting....................
Scherer Stock Plans........................
Scherer Stockholders.......................
Securities Act.............................
Subsidiary.................................
Surviving Corporation......................
Terminal Value.............................
Termination Fee............................
Transaction Premium........................
Whitmire...................................
Whitmire Merger............................

                                                                         ANNEX A

================================================================================
                          AGREEMENT AND PLAN OF MERGER
                            DATED AS OF MAY 17, 1998
                                     AMONG
                             CARDINAL HEALTH, INC.,
                             GEL ACQUISITION CORP.
                                      AND
                            R.P. SCHERER CORPORATION

================================================================================

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE I          THE MERGER..................................................   A-1
         1.1       The Merger..................................................   A-1
         1.2       Closing.....................................................   A-1
         1.3       Effective Time..............................................   A-2
         1.4       Effects of the Merger.......................................   A-2
         1.5       Certificate of Incorporation................................   A-2
         1.6       By-Laws.....................................................   A-2
         1.7       Officers and Directors of Surviving Corporation.............   A-2
         1.8       Effect on Capital Stock.....................................   A-2

ARTICLE II         EXCHANGE OF CERTIFICATES....................................   A-3
         2.1       Exchange Fund...............................................   A-3
         2.2       Exchange Procedures.........................................   A-3
         2.3       Distributions with Respect to Unexchanged Shares............   A-3
         2.4       No Further Ownership Rights in Target Common Stock..........   A-4
         2.5       No Fractional Parent Common Shares..........................   A-4
         2.6       Termination of Exchange Fund................................   A-4
         2.7       No Liability................................................   A-4
         2.8       Investment of the Exchange Fund.............................   A-4
         2.9       Lost Certificates...........................................   A-4
        2.10       Withholding Rights..........................................   A-5
        2.11       Further Assurances..........................................   A-5
        2.12       Stock Transfer Books........................................   A-5

ARTICLE III        REPRESENTATIONS AND WARRANTIES..............................   A-5
         3.1       Representations and Warranties of Target....................   A-5
              (a)  Organization, Standing and Power............................   A-5
              (b)  Subsidiaries................................................   A-5
              (c)  Capital Structure...........................................   A-6
              (d)  Authority; No Conflicts.....................................   A-6
              (e)  Reports and Financial Statements............................   A-7
              (f)  Compliance with Law; Permits................................   A-8
              (g)  Intellectual Property.......................................   A-8
              (h)  Litigation..................................................   A-8
              (i)  Information Supplied........................................   A-8
              (j)  Absence of Certain Changes or Events; Operations............   A-9
              (k)  Accounting Matters..........................................   A-9
              (l)  Board Approval..............................................   A-9
              (m)  Contracts...................................................   A-9
              (n)  Labor Matters...............................................   A-9
              (o)  Undisclosed Liabilities.....................................   A-9
              (p)  Environmental Matters.......................................   A-9
              (q)  Employee Benefit Matters....................................  A-10
              (r)  Taxes.......................................................  A-11
              (s)  Vote Required...............................................  A-12
              (t)  Brokers or Finders..........................................  A-12

                                                                                 PAGE
                                                                                 ----
              (u)  Opinions of Financial Advisor...............................  A-12
              (v)  DGCL Section 203............................................  A-12
         3.2       Representations and Warranties of Parent....................  A-12
              (a)  Organization, Standing and Power............................  A-12
              (b)  Capital Structure...........................................  A-13
              (c)  Authority; No Conflicts.....................................  A-13
              (d)  Reports and Financial Statements............................  A-14
              (e)  Information Supplied........................................  A-14
              (f)  Absence of Certain Changes or Events........................  A-14
              (g)  Accounting Matters..........................................  A-14
              (h)  Board Approval..............................................  A-14
              (i)  Vote Required...............................................  A-15
              (j)  Brokers or Finders..........................................  A-15
         3.3       Representations and Warranties of Parent and Merger Sub.....  A-15
              (a)  Organization and Corporate Power............................  A-15
              (b)  Corporate Authorization.....................................  A-15
              (c)  Non-Contravention...........................................  A-15
              (d)  No Business Activities......................................  A-15

ARTICLE IV         COVENANTS RELATING TO CONDUCT OF BUSINESS...................  A-15
         4.1       Covenants of Target.........................................  A-15
         4.2       Covenants of Parent.........................................  A-17

ARTICLE V          ADDITIONAL AGREEMENTS.......................................  A-17
                   Preparation of Proxy Statement; Target Stockholders
         5.1       Meeting.....................................................  A-17
         5.2       Parent Board of Directors...................................  A-18
         5.3       Access to Information.......................................  A-18
         5.4       Reasonable Efforts..........................................  A-18
         5.5       Acquisition Proposals.......................................  A-20
                   Stock Options and Other Stock Plans; Employee Benefits
         5.6       Matters.....................................................  A-21
              (b)  Employee Benefits...........................................  A-22
         5.7       Fees and Expenses...........................................  A-22
         5.8       Directors\' and Officers\' Indemnification and Insurance....  A-22
         5.9       Public Announcements........................................  A-23
        5.10       Listing of Parent Common Shares.............................  A-23
        5.11       Affiliates..................................................  A-23

ARTICLE VI         CONDITIONS PRECEDENT........................................  A-23
                   Conditions to Each Party's Obligation to Effect the
         6.1       Merger......................................................  A-23
              (a)  Stockholder Approval........................................  A-23
              (b)  No Injunctions or Restraints, Illegality, Actions...........  A-23
              (c)  HSR Act.....................................................  A-24
              (d)  German Antitrust............................................  A-24
              (e)  NYSE Listing................................................  A-24
              (f)  Effectiveness of the Form S-4...............................  A-24
              (g)  Pooling.....................................................  A-24
                   Additional Conditions to Obligations of Parent and Merger
         6.2       Sub.........................................................  A-24
              (a)  Representations and Warranties..............................  A-24
              (b)  Performance of Obligations of Target........................  A-24

                                                                                 PAGE
                                                                                 ----
         6.3       Additional Conditions to Obligations of Target..............  A-24
              (a)  Representations and Warranties..............................  A-24
              (b)  Performance of Obligations of Parent........................  A-25
              (c)  Tax Opinion.................................................  A-25
              (d)  Closing Tax Opinion.........................................  A-25
              (e)  Change of Control of Parent.................................  A-25

ARTICLE VII        TERMINATION AND AMENDMENT...................................  A-25
         7.1       Termination.................................................  A-25
         7.2       Effect of Termination.......................................  A-26
         7.3       Amendment...................................................  A-26
         7.4       Extension; Waiver...........................................  A-27

ARTICLE VIII       GENERAL PROVISIONS..........................................  A-27
                   Non-Survival of Representations, Warranties and
         8.1       Agreements..................................................  A-27
         8.2       Notices.....................................................  A-27
         8.3       Interpretation..............................................  A-28
         8.4       Counterparts................................................  A-28
         8.5       Entire Agreement; No Third Party Beneficiaries..............  A-28
         8.6       Governing Law...............................................  A-28
         8.7       Severability................................................  A-28
         8.8       Assignment..................................................  A-28
         8.9       Submission to Jurisdiction; Waivers.........................  A-29
        8.10       Enforcement.................................................  A-29
        8.11       Definitions.................................................  A-29
              (a)  Benefit Plan................................................  A-29
              (b)  Board of Directors..........................................  A-29
              (c)  Business Day................................................  A-29
              (d)  Controlled Group Liability..................................  A-29
              (e)  ERISA Affiliates............................................  A-29
              (f)  Intellectual Property.......................................  A-29
              (g)  Material Adverse Effect.....................................  A-30
              (h)  the other party.............................................  A-30
              (i)  Person......................................................  A-30
              (j)  Proprietary Technology......................................  A-30
              (k)  subsidiary..................................................  A-30
              (l)  Superior Proposal...........................................  A-30
              (m)  Target Benefit Plan.........................................  A-30
              (n)  Withdrawal Liability........................................  A-30

     AGREEMENT AND PLAN OF MERGER, dated as of May 17, 1998 (this "Agreement"), among Cardinal Health, Inc., an Ohio corporation ("Parent"), GEL Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and R.P. Scherer Corporation, a Delaware corporation ("Target").

                              W I T N E S S E T H:

     WHEREAS, Parent desires to combine its businesses with the businesses operated by Target through the merger of Merger Sub with and into Target (the "Merger"), pursuant to which each share of common stock, par value $.01 per share of Target ("Target Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3) other than shares owned or held directly or indirectly by Parent or Merger Sub or directly by Target will be converted into the right to receive common shares, without par value, of Parent ("Parent Common Shares") as more fully provided herein;

     WHEREAS, the Board of Directors (as defined in Section 8.11(b)) of Target has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Target and Target desires to combine its businesses with the businesses operated by Parent and for the holders of shares of Target Common Stock to have a continuing equity interest in the combined Parent/Target businesses through the ownership of Parent Common Shares;

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Target have each determined that the Merger is in the best interests of their respective stockholders or shareholders, as the case may be, and such Boards of Directors have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Parent, Merger Sub and Target desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

     WHEREAS, Parent, Merger Sub and Target intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

     WHEREAS, Parent, Merger Sub and Target intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of Section 251 of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Target at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Target shall continue its existence under the laws of the State of Delaware as the surviving corporation (the "Surviving Corporation") under the name "R.P. Scherer Corporation."

     1.2 Closing. The closing of the Merger (the "Closing") will take place on the tenth Business Day (as defined in Section 8.11(c)) after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing) set forth in
Article VI (the "Closing Date") or such other time or date as is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Parent, 5555 Glendon Court, Dublin, Ohio 43016 unless another place is agreed to in writing by the parties hereto. For all Tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

     1.3 Effective Time. As soon as practicable following the Closing, the parties shall (i) file a certificate of merger (the "Delaware Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and Target shall agree and is specified in the Delaware Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in Sections 259 and 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Target and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the Corporation (which is hereinafter referred to as the 'Corporation') is 'R.P. Scherer Corporation'."

     1.6 By-Laws. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.7 Officers and Directors of Surviving Corporation. The officers of Target as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified. On or prior to the Closing Date, Target shall deliver to Parent evidence satisfactory to Parent of the resignations of the directors of Target, such resignations to be effective as of the Effective Time.

     1.8 Effect on Capital Stock. (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Target Common Stock owned or held by Parent, Merger Sub or Target, all of which shall be canceled as provided in Section 1.8(c)) shall be converted into the right to receive 0.950 (the "Exchange Ratio") Parent Common Shares (the "Merger Consideration"). In the event that prior to the Effective Time Parent shall declare a stock dividend or other distribution payable in Parent Common Shares or securities convertible into Parent Common Shares, or effect a stock split, reclassification, combination or other change with respect to Parent Common Shares, the Exchange Ratio shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

     (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Target Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Target Common Stock (a "Certificate") (other than Merger Sub, Parent and Target) shall thereafter cease to have any rights with respect to such shares of Target Common Stock, except the right to receive the applicable Merger Consideration in accordance with Article II upon the surrender of such certificate.

     (c) Each share of Target Common Stock issued and owned or held by Parent, Merger Sub or Target at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation as of the Effective Time.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1 Exchange Fund. Prior to the Effective Time, Parent shall appoint ChaseMellon Shareholder Services, Inc., or another party reasonably acceptable to Target, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or promptly after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Target Common Stock, certificates representing the Parent Common Shares issuable pursuant to Section 1.8 in exchange for outstanding shares of Target Common Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Common Shares deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

     2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more Parent Common Shares representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section
1.8 (after taking into account all shares of Target Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional Parent Common Shares pursuant to
Section 2.5, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, one or more Parent Common Shares evidencing, in the aggregate, the proper number of Parent Common Shares, a check in the proper amount of cash in lieu of any fractional Parent Common Shares pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Target Common Stock to such a transferee if the Certificate representing such shares of Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     2.3 Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Article II. Subject to the effect of Applicable Laws (as defined in Section 3.1(f)(i)), following surrender of any such Certificate there shall be paid to the holder of Certificates representing whole Parent Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Parent Common Shares and not paid and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other

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

distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Common Shares.

     2.4 No Further Ownership Rights in Target Common Stock. All Parent Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Target Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Target of shares of Target Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of Target for purposes of Rule 145(c) under the Securities Act (as defined in Section 3.1(c)(iii)) shall not be exchanged until Parent has received Target Affiliate Letters (as defined in Section 5.11) from such persons.

     2.5 No Fractional Parent Common Shares. (a) No certificates or scrip or Parent Common Shares representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of Parent Common Shares.

     (b) Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Parent Common Share multiplied by (ii) the closing price (as reported on the New York Stock Exchange ("NYSE") Composite
Tape) of a Parent Common Share on the last complete trading day immediately prior to the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Target Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional Parent Common Shares to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to Parent Common Shares to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Target Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(d)(iii))) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person (as defined in Section 8.11(g)) previously entitled thereto.

     2.7 No Liability. None of Parent, Merger Sub, Target, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

     2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will

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

deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Target Common Stock formerly represented thereby, any cash in lieu of fractional Parent Common Shares, and unpaid dividends and distributions on Parent Common Shares deliverable in respect thereof, pursuant to Article II of this Agreement.

     2.10 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Target or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Target or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.12 Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of Target shall be closed and there shall be no further registration of transfers of shares of Target Common Stock thereafter on the records of Target. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Target Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Target Common Stock formerly represented thereby, any cash in lieu of fractional Parent Common Shares to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Target. Target represents and warrants to Parent as follows:

          (a) Organization, Standing and Power. Each of Target and each of its Subsidiaries (as defined in Section 8.11(i)) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease, use and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify would not, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.11(e)) on Target. The copies of the certificate of incorporation and by-laws of Target which were previously furnished to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Subsidiaries. Target does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries and other entities set forth in the Target SEC Reports (as defined in Section 3.1(g)), documents provided by Target to Parent prior to the date of this Agreement or which are not material to Target. Except as set forth in the Target SEC Reports or in documents provided by Target to Parent prior to the date of this Agreement, Target is not subject to any obligation or requirement to provide a material amount of funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such

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

     entity that is not wholly owned by Target. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) owned by Target of each of Target's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned directly or indirectly by Target free and clear of all liens, pledges, security interests, claims or other encumbrances.

          (c) Capital Structure. (i) As of May 12, 1998 the authorized capital stock of Target consisted of (A) 50,000,000 shares of Target Common Stock, par value $.01, of which 23,508,155 shares were outstanding and 60,100 were held in treasury and (B) 500,000 shares of authorized preferred stock, par value $.01, of which no shares were outstanding. Since May 12, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of Target or any other securities of Target other than issuances of shares pursuant to options outstanding under the Target Stock Plans (as defined in Section 5.6(a)). All issued and outstanding shares of the capital stock of Target are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights and no such shares have been issued in violation of any preemptive or similar rights. There were outstanding as of May 12, 1998 no options, warrants or other rights to acquire capital stock from Target other than options to acquire 2,098,257 shares of Target Common Stock under the Target Stock Plans. Other than issuances of options pursuant to the Target Stock Plans permitted under the terms of this Agreement, no options or warrants or other rights to acquire capital stock from Target have been issued or granted since May 12, 1998.

          (ii) No bonds, debentures, notes or other indebtedness of Target having the right to vote on any matters on which stockholders may vote ("Target Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in this Section 3.1(c), there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Target or any of its Subsidiaries is a party or by which any of them is bound obligating Target or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Target or any of its Subsidiaries or obligating Target or any of its Subsidiaries to issue, grant, extend or enter into any such security, subscription, option, warrant, call, right, commitment, agreement, arrangement, understanding or undertaking. There are no outstanding obligations of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Target or any of its Subsidiaries. Target has previously furnished to Parent a schedule showing the names of and number of shares of Target Common Stock (including the number of shares issuable upon exercise of options granted under the Target Benefit Plans (as defined in Section 8.11(k)) and the exercise price and vesting schedule with respect thereto) and the number of options held by all holders of options to purchase Target Common Stock. Target has no agreement, arrangement or understanding to register any securities of Target or any of its Subsidiaries under the Securities Act, or any state securities law and has not granted registration rights to any person or entity.

          (d) Authority; No Conflicts. (i) Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Target Vote (as defined in Section 3.1(s)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Target Vote. This Agreement has been duly executed and delivered by Target and constitutes a valid and binding agreement of Target, enforceable against it in accordance with its terms.

          (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the Merger and the other transactions contemplated hereby will not at the Effective Time, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any

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

     obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to:
     (A) any provision of the certificate of incorporation or by-laws or other governing documents of Target or any Subsidiary of Target, or (B) except as would not reasonably be expected to have a Material Adverse Effect on Target, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement (other than the Amended and Restated $175,000,000 Credit Agreement, dated as of October 29, 1997 among Target, NDB Bank, N.A. and Comerica Bank, as agents, and subject to the execution and delivery of a supplemental indenture to the Indenture, dated as of January 1, 1994, between Target and Comerica Bank, as trustee in form reasonably acceptable to the trustee), note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, contract, undertaking, instrument, permit, concession, franchise, license, judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to Target or any Subsidiary of Target or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or review by any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof; or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") is required by or with respect to Target or any Subsidiary of Target in connection with the execution and delivery of this Agreement by Target or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act), (D) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the DGCL with respect to the filing of the Delaware Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings or reviews the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Target. Consents, approvals, orders, authorizations, registrations, declarations, filings and reviews required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Required Consents."

          (iv) No consent, approval or authorization of any limited or general partner of R.P. Scherer GmbH & Co. ("KG") or KG itself or any shareholder of R.P. Scherer VerWaltungs GmbH ("VerWaltungs") or VerWaltungs itself is required in connection with the execution of this Agreement, the Merger or the consummation of the other transactions contemplated hereby. The execution of this Agreement, the Merger or the consummation or the other transactions contemplated hereby will not trigger the right of Deutsche Gelatine-Fabriken Stoess AG ("DGF") to acquire the interests in KG held by, or sell its interests in KG to, F&F Holding GmbH.

          (e) Reports and Financial Statements. Target has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since March 31, 1995 (collectively, including all exhibits, financial statements and schedules thereto, the "Target SEC Reports"). No Subsidiary of Target is required to file any form, report or other document with the SEC. None of the Target SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or, solely with respect to Target SEC Reports filed after the date hereof, prior to the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Target SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and presents fairly the consolidated financial position and consolidated results of operations and cash flows of Target and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Target SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Target SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (f) Compliance with Law; Permits. (i) Target and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules and regulations promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively, "Applicable Laws") relating to Target, its Subsidiaries or their business or properties, except where the failure to be in compliance therewith, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Target. No investigation or review by any Governmental Entity with respect to Target or its Subsidiaries is pending or, to the knowledge of Target, threatened, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect on Target.

          (ii) Target and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Target Permits"), except for Target Permits the failure of which to possess would not have a Material Adverse Effect on Target. Target and its Subsidiaries are not in conflict with, or in default or violation of any of the Target Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Target.

          (g) Intellectual Property. Target and its Subsidiaries own, or have the defensible right to use, the Intellectual Property (as defined in Section 8.11(d)), other than where the failure to own or have the defensible right to use the Intellectual Property would not reasonably be expected to have a Material Adverse Effect on Target. To the knowledge of Target, as of the date of this Agreement, no person or entity has asserted, with respect to the Intellectual Property, a claim of invalidity or that Target or any Subsidiary thereof or a licensee of Target or any Subsidiary thereof is infringing or has infringed any domestic or foreign patent, trademark, service mark, tradename, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how.

          (h) Litigation. Except as specifically identified in the Target SEC Reports filed prior to the date of this Agreement, there is no action, suit, claim, proceeding or investigation (an "Action") pending or, to the knowledge of Target, threatened against Target or any of its Subsidiaries or any executive officer or director of Target or any of its Subsidiaries which, individually or in the aggregate, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Target.

          (i) Information Supplied. (i) None of the information supplied or to be supplied by Target for inclusion or incorporation by reference in (A) the registration statement on Form S-4 (as defined in Section 5.1) to be filed with the SEC by Parent in connection with the issuance of the Parent Common Shares in the Merger will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Proxy Statement/Prospectus (as defined in Section 5.1) included in the Form S-4 related to the Target Stockholders Meeting and, if applicable, the Parent Shareholders Meeting (each, as defined in Section 5.1) and the Parent Common Shares to be issued in the Merger will, on the date it is first mailed to Target stockholders or Parent Stockholders, if applicable, or at the time of the Target Stockholders Meeting or the Parent Shareholders Meeting, if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) Notwithstanding the foregoing provisions of this Section 3.1(j), no representation or warranty is made by Target with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference therein.

          (j) Absence of Certain Changes or Events; Operations. Except as disclosed in the Target SEC Reports filed prior to the date of this Agreement, since December 31, 1997 Target and its Subsidiaries have not incurred any material liability, except in the ordinary course of business consistent with past practice, nor has there been any event, occurrence or development or any change in the business, financial condition or results of operations of Target or any of its Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Target or a material adverse effect on Target's ability to consummate the transactions contemplated hereby.

          (k) Accounting Matters. Neither Target nor, to the best of its knowledge, any of its affiliates has, through the date of this Agreement taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Parent or any of its affiliates other than in connection with this Agreement) would prevent Parent from accounting for the Merger as a pooling-of-interests for financial reporting purposes.

          (l) Board Approval. The Board of Directors of Target, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified (the "Target Board Approval"), has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Target and its stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) recommended that the stockholders of Target approve this Agreement and the Merger and the other transactions contemplated hereby.

          (m) Contracts. None of Target or any of its Subsidiaries nor, to the knowledge of Target, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of any contract, agreement, guarantee, lease or executory commitment that is material to the business or operations of Target or its Subsidiaries to which Target or a Subsidiary thereof is a party, except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Target, and except with respect to the Credit Agreement and the Indenture of Target referenced in Section 3.1(d)(ii) hereof.

          (n) Labor Matters. Neither Target nor any of its Subsidiaries is a party to any collective bargaining agreements covering U.S. employees. Since March 31, 1996, to the date of this Agreement, there has been no labor strike or stoppage pending or, to the knowledge of Parent, threatened against Target or any of its Subsidiaries.

          (o) Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of Target as of December 31, 1997 included in the Target SEC Documents or (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice and not prohibited by this Agreement, Target and its Subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target.

          (p) Environmental Matters. As used herein, the term "Environmental Laws" means all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses,

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     notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          Except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Target, there are, with respect to Target, its Subsidiaries or any predecessor of the foregoing, no past or present violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local or foreign laws and none of Target and its Subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or, to the knowledge of Target, threatened in connection with any of the foregoing.

          (q) Employee Benefit Matters.

          (i) With respect to each Target Benefit Plan maintained primarily for the benefit of individuals employed in the United States and each employment agreement with an employee of Target or its Subsidiaries employed in the United States providing for annual compensation of at least $200,000, Target has provided, and with respect to each material Target Benefit Plan maintained primarily for the benefit of individuals employed outside the United States and each employment agreement with an employee of Target or its Subsidiaries employed outside the United States providing for annual compensation of at least $200,000, Target will provide, as promptly as practicable after the date of this Agreement, to Parent a true, correct and complete copy of the following (where applicable): (A) each writing constituting a part of such plan or agreement, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any.

          (ii) The Internal Revenue Service has issued a favorable determination letter with respect to each Target Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.

          (iii) All premiums due or payable with respect to material insurance policies funding any Target Benefit Plan have been made or paid in full on or before the final due date thereof, and all such premiums due or payable through the Closing Date will be made or paid in full on or before the final due date thereof.

          (iv) Target and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all other domestic or foreign laws and regulations and all contractual obligations applicable to the Target Benefit Plans. Each Target Benefit Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Target or any of its Subsidiaries under ERISA or the Code.

          (v) All Target Benefit Plans subject to the laws of any jurisdiction outside of the United States have been maintained in accordance with all applicable requirements and, if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          (vi) No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"). None of Target and its Subsidiaries or any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

          (vii) There does not now exist, and there are no currently existing circumstances that would result in, any material Controlled Group Liability that would be a liability of Target or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Target nor any of its Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or
     Section 4204 of ERISA.

          (viii) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable law or as set forth in Target SEC Reports, neither Target nor any of its Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (ix) Except as required by applicable law and except as disclosed in the Target SEC Reports or in Target Benefit Plans delivered to Parent, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or materially increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Target or any of its Subsidiaries.

          (x) There are no pending or, to the knowledge of Target, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Target Benefit Plans, any fiduciaries thereof with respect to their duties to the Target Benefit Plans or the assets of any of the trusts under any of the Target Benefit Plans which would result in any material liability of Target or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, or any foreign governmental authority.

          (r) Taxes. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
     Target:

          (i) Target and its Subsidiaries (a) have duly filed all Tax Returns (as defined in Section 3.1(r)(v)) (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Target or its Subsidiaries prior to the date of this Agreement, all of which foregoing Tax Returns are true and correct; (b) have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, interest and penalties required to be paid in respect of the periods covered by such returns or reports or otherwise due to any federal, state, foreign, local or other taxing authority; (c) have adequate reserves (to the extent required by U.S. GAAP) on their financial statements for any Taxes in excess of the amounts so paid; (d) are not delinquent in the payment of any Tax and have not requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed; and (e) have not received written notice of any deficiencies for any Tax from any taxing authority, against Target or any of its Subsidiaries for which there are not adequate reserves (to the extent required by U.S. GAAP). Neither Target nor any of its Subsidiaries is the subject of any currently ongoing Tax audit. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves (to the extent required by U.S. GAAP). With respect to any taxable period ended prior to December 31, 1991, all U.S. federal and material foreign income Tax Returns including Target or any of its Subsidiaries have been audited by the Internal Revenue Service or applicable local authorities or are closed by the applicable statute of limitations. Neither Target nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of Target or any of its Subsidiaries (other than liens for Taxes not yet due). To Target's knowledge, no claim has ever been made in writing by an authority in a jurisdiction where none of Target and its Subsidiaries files Tax Returns that Target or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Target has not filed an election under
     Section 341(f) of the Code to be treated as a consenting corporation.

          (ii) Neither Target nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Target nor any of its Subsidiaries is now or has ever been a party to or bound by any agreement or arrangement (whether or not written and including, without limitation, any arrangement required or permitted by law) binding Target or any of its Subsidiaries which (a) requires Target or any of its Subsidiaries to make any Tax payment to or for the account of any other person, (b) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Target or any of its Subsidiaries, or (c) requires or permits the transfer or assignment of income, revenues, receipts or gains to Target or any of its Subsidiaries, from any other person.

          (iii) Target and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (iv) Target and its Subsidiaries have withheld and paid all Taxes required to have been paid to any foreign jurisdiction in connection with the payment of interest, dividends, royalties, technical service fees or other payments or property transfers subject to withholding made to related or unrelated parties.

          (v) "Tax Returns" means returns, reports and forms required to be filed with any Governmental Entity of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

          (vi) "Taxes" means all Taxes (whether federal, state, local or foreign) based upon or measured by income and any other Tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property Taxes, together with any interest or penalties imposed with respect thereto.

          (s) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock to approve the Merger (the "Required Target Vote") is the only vote of the holders of any class or series of Target capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

          (t) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee from Target or its Subsidiaries or any other similar commission or fee will be incurred by or on behalf of Target in connection with any of the transactions contemplated by this Agreement, except Lehman Brothers, Inc. (the "Target Financial Advisor"), whose fees and expenses will be paid by Target in accordance with Target's agreement with such firm, based upon arrangements made by or on behalf of Target and a copy of which arrangements have been provided to Parent.

          (u) Opinions of Financial Advisor. Target has received the opinion of the Target Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Target Common Stock (the "Fairness Opinion"), a copy of which opinion has been made available to Parent.

          (v) DGCL Section 203. Prior to the time this Agreement was executed, the Board of Directors of Target has taken all action necessary to exempt under or make not subject to Section 203 of the General Corporation Law of the State of Delaware: (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.

     3.2 Representations and Warranties of Parent. Parent represents and warrants to Target as follows:

          (a) Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, use, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. The copies of the articles of incorporation, as amended and restated (the "Parent Articles"), and the Code of Regulations, as amended and restated (the "Parent Code"), of Parent which were previously furnished to Target are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure. (i) As of April 30, 1998, the authorized capital stock of Parent consisted of (A) 300,000,000 Parent Common Shares of which 110,507,970 shares were outstanding and 267,867 were held in treasury, (B) 5,000,000 Class B Common Shares, without par value, none of which was outstanding or held in treasury and (C) 500,000 Non-Voting Preferred Shares, without par value, none of which was outstanding or held in treasury. As of April 30, 1998, 5,112,753 Parent Common Shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no shares of capital stock have been issued in violation of preemptive or similar rights.

          (ii) No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which stockholders may vote ("Parent Voting Debt") are issued or outstanding.

          (iii) Except as otherwise set forth in Section 3.2(b)(i), as of April 30, 1998, there are no securities, subscriptions, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, subscription, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent.

          (c) Authority; No Conflicts. (i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval by the shareholders of Parent of the Agreement and the issuance of Parent Common Shares in connection with the Merger (collectively the "Share Issuance") by the Required Parent Vote (as defined in Section 3.2(i)), if required by Applicable Law or the rules of the NYSE. The execution and delivery of this Agreement, the Merger and the consummation of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to the approval, if any, by the shareholders of Parent of the Share Issuance. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms.

          (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the Parent Articles or the Parent Code or the certificate of incorporation or by-laws of any Subsidiary of Parent, (B) except as would not have a Material Adverse Effect on Parent and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, contract, undertaking, instrument, permit, concession, franchise, license, judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or review by any Governmental Entity is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation of the

     Merger and the other transactions contemplated hereby, except for the Required Consents and such consents, approvals, orders, authorizations, registrations, declarations, filings and reviews the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Parent.

          (d) Reports and Financial Statements. Parent has timely filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since June 30, 1995 (collectively, including all exhibits, financial statements and schedules thereto, the "Parent SEC Reports"). No Subsidiary of Parent is required to file any form, report or other document with the SEC. None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or, solely with respect to Parent SEC Reports filed after the date hereof, prior to the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and presents fairly the consolidated financial position and consolidated results of operations and cash flows of Parent and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with U.S. GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (e) Information Supplied. (i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Proxy Statement/Prospectus will, on the date it is first mailed to Target stockholders or Parent Stockholders, if applicable, or at the time of the Target Stockholders Meeting or the Parent Shareholders Meeting, if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Statement based on information supplied by Target for inclusion or incorporation by reference therein.

          (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since March 31, 1998, Parent and its Subsidiaries have not incurred any material liability, except in the ordinary course of business consistent with past practice, nor has there been any event, occurrence or development or any change in the business, financial condition or results of operations of Parent or any of its Subsidiaries which has had, or is reasonably likely to have, a Material Adverse Effect on Parent or a material adverse effect on Parent's ability to consummate the transactions contemplated hereby.

          (g) Accounting Matters. Neither Parent nor, to the best of its knowledge, any of its affiliates has, through the date of this Agreement taken or agreed to take any action that (without giving effect to any actions taken or agreed to be taken by Target or any of its affiliates) would prevent Parent from accounting for the Merger as a pooling-of-interests for financial reporting purposes.

          (h) Board Approval. The Board of Directors of Parent, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified (the "Parent Board Approval"), has

     (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement and the Merger and the other transactions contemplated hereby and (iii) recommended that the shareholders of Parent approve the Share Issuance if required by Applicable Law or the rules of NYSE.

          (i) Vote Required. If the proposed transaction between Parent and Bergen Brunswig Corporation ("BBC") is not consummated prior to the Effective Time, the affirmative vote of holders of Parent Common Shares representing a majority of the Parent Common Shares outstanding and entitled to vote thereon (the "Required Parent Vote") is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Share Issuance. If the proposed transaction between Parent and BBC is consummated prior to the Effective Time, no vote of the holders of any class or series of Parent capital stock is necessary to approve the Share Issuance.

          (j) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee from Parent or its affiliates or any other similar commission or fee will be incurred by or on behalf of Parent in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, except Donaldson Lufkin & Jenrette Securities Corporation and certain of its affiliates and related parties (the "Parent Financial Advisor"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement (if any) with such firm based upon arrangements made by or on behalf of Parent.

     3.3 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to Target as follows:

          (a) Organization and Corporate Power. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent.

          (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms.

          (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

          (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of Target. During the period from the date of this Agreement and continuing until the Effective Time, Target agrees as to itself and its Subsidiaries (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing) to conduct its operations in the ordinary course, consistent with past practice, and to use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the Effective Time, Target shall not (except as expressly contemplated or permitted by this Agreement and the transactions contemplated hereby or to the extent that Parent shall otherwise consent in writing):

          (a) do or effect any of the following actions with respect to its securities: (i) adjust, split, combine or reclassify its capital stock,
     (ii) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than dividends, distributions, redemptions, purchases or other acquisitions of shares between Target and a wholly owned Subsidiary of Target and dividends by majority-owned Subsidiaries of Target in the ordinary course of business consistent with past practice (including increases in such amounts consistent with past practice), (iii) grant any person any right or option to acquire any shares of its capital stock; provided that Target may grant options under the Target's 1997 Stock Option Plan with a fair market value exercise price to purchase shares of Target Common Stock consistent with the terms of the pre-established formula under Target's 1997 Stock Option Plan with respect to Target's fiscal 1998 performance to employees of Target in the ordinary course of business consistent with past practice, (iv) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock, Target Voting Debt or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except (A) pursuant to the exercise of options which are outstanding as of the date of this Agreement in accordance with their existing terms or (B) as and to the extent provided for in clause (iii) of this sentence), or (v) enter into any agreement, understanding or arrangement with respect to the sale, purchase or voting of its capital stock (except as and to the extent provided for in clause
     (iii) of this sentence);

          (b) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its material property or assets, other than the sale of inventory and the disposition of obsolete or worn-out equipment in the ordinary course of business consistent with past practice;

          (c) make or propose any changes in Target's Certificate of Incorporation or By-laws;

          (d) merge or consolidate with any other person or acquire a material amount of assets or capital stock of any other person, create any subsidiary outside the ordinary course of business or enter into any confidentiality agreement with any person outside the ordinary course of business;

          (e) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

          (f) except as disclosed in a schedule previously provided by Target to Parent, enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice, other than, without the consent of Parent, to employees who are officers or directors of Target, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

          (g) enter into, adopt or amend any employee benefit or similar plan;

          (h) change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by U.S. GAAP as advised by Target's regular independent accountants;

          (i) settle any Actions, whether now pending or hereafter made or brought involving an amount in excess of $500,000;

          (j) write up, write down or write off the book value of any assets, individually or in the aggregate, in excess of $500,000, except for depreciation and amortization in accordance with U.S. GAAP consistently applied;

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          (k) incur or commit to any capital expenditures, other than capital expenditures provided for in Target's Profit Plan for fiscal 1999 previously provided to Parent;

          (l) take any action, or permit any of its Subsidiaries to take any action, that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code;

          (m) take any action that would reasonably be expected to result in any of the representations and warranties set forth in Section 3.1 becoming false or inaccurate in any material respect;

          (n) permit or cause any Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

          (o) agree in writing or otherwise to take any of the foregoing actions.

     4.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent shall not (except as expressly contemplated or permitted by this Agreement or to the extent that Target shall otherwise consent in writing):

          (a) except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of NYSE, make any amendment to the Parent Articles that would adversely affect in any material respect the rights and preferences of the holders of Parent Common Shares or make any changes in the certificate of incorporation of Merger Sub;

          (b) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by U.S. GAAP as advised by Parent's regular independent counsel;

          (c) take any action, or permit any of its Subsidiaries to take any action, that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code;

          (d) make, declare or pay any extraordinary cash dividend, other than dividends between Parent and a Subsidiary of Parent;

          (e) permit or cause any Subsidiaries to do any of the foregoing or agree or commit to do any of the foregoing; or

          (f) agree in writing or otherwise to take any of the foregoing actions.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of Proxy Statement; Target Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement, Parent shall, in cooperation with Target, prepare and file with the SEC preliminary proxy materials on a confidential basis which shall constitute the Proxy Statement/Prospectus and, if the Required Parent Vote is required to be obtained with respect to the Share Issuance pursuant to Applicable Law or the rules of the NYSE, the joint proxy statement/prospectus (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and, following completion of a review by the SEC (if any), a registration statement on Form S-4 with respect to the issuance of Parent Common Shares in the Merger (the "Form S-4"). The Proxy Statement/Prospectus will be included in the Form S-4 as Parent's prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and Target shall use all reasonable efforts to have the preliminary proxy materials cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement/Prospectus to Target and advise Target of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the

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Target Stockholders Meeting or the Parent Shareholders Meeting, if applicable, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Target agrees that none of the information supplied or to be supplied by Target for inclusion or incorporation by reference in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Target Stockholders Meeting or the Parent Shareholders Meeting, if applicable, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent and the Parent Shareholders Meeting, if applicable, will be deemed to have been supplied by Parent and information concerning or related to Target and the Target Stockholders Meeting shall be deemed to have been supplied by Target. Parent will provide Target with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus prior to filing such with the SEC, and will provide Target with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by Target for inclusion in the Proxy Statement/Prospectus shall be made without the approval of Target, which approval shall not be unreasonably withheld or delayed.

     (b) Target shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Target Stockholders Meeting") for the purpose of obtaining the Required Target Vote with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the adoption of this Agreement by the Required Target Vote and the Board of Directors of Target shall recommend adoption of this Agreement by the stockholders of Target.

     (c) Parent shall, if required by Applicable Law or the rules of the NYSE, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders Meeting") for the purpose of obtaining the Required Parent Vote, shall take all lawful action to solicit the approval of the Share Issuance by the Required Parent Vote, and the Board of Directors of Parent shall recommend approval of the Share Issuance by the shareholders of Parent.

     5.2 Parent Board of Directors. At or immediately after the Effective Time, the Board of Directors of Parent will take all necessary action to elect Aleksandar Erdeljan as a member of the Board of Directors of Parent.

     5.3 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its relevant properties, books, contracts, commitments and records and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party, consistent with its legal obligations, all other relevant information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated April 17, 1998 between Target and Parent (the "Confidentiality Agreement"). Any investigation by Parent or Target shall not affect the representations and warranties of Target or Parent or Merger Sub, as the case may be.

     5.4 Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date of this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five Business Days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use all reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     (b) Each of Parent and Target shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other Regulatory Law (as defined below), use all reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and make all reasonable efforts to consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case relating solely to the transactions contemplated by this Agreement. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and Target shall cooperate in all respects with each other and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has up to then complied in all respects with its obligations under this Section 5.4.

     (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and Target shall use all reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

     (e) Notwithstanding anything to the contrary in this Agreement, neither Parent nor Target shall be required to (i) hold separate (including by trust or otherwise) or divest any businesses or assets or (ii) take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Material Adverse Effect on Parent or Target, or would reasonably be expected to substantially impair the overall benefits expected, as of the date of this Agreement, to be realized from the consummation of the Merger.

     (f) Each of Parent, Merger Sub and Target shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code.

     (g) Each of the parties agrees that it shall not, and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Parent from accounting, and shall use its best efforts (including, without limitation, providing appropriate representation letters to Parent's accountants) to allow Parent to account for the Merger in accordance with the pooling-of-interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the

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

Financial Accounting Standards Board, and all related published rules, regulations and policies of the SEC ("APB No. 16"), and to obtain a letter, in form and substance reasonably satisfactory to Parent, from Deloitte & Touche LLP dated the date of the Effective Time and, if requested by Parent, dated the date of the Proxy Statement/Prospectus stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for by Parent in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16.

     5.5 Acquisition Proposals. (a) Target agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries" employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Target further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries" employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the Target Stockholders Meeting, Target or its Board of Directors shall be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person if (i) the Board of Directors of Target concludes in good faith by a majority vote, after consulting with a nationally recognized investment banking firm, that such Acquisition Proposal would, if consummated, constitute a Superior Proposal, (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Target Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement and (iii) prior to providing any information or data to any Person, the Board of Directors of Target notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and all of the material terms and conditions of any proposals or offers. Target agrees that it will keep Parent fully informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Notwithstanding any other provision of this Section 5.5(a), in the event that the Board of Directors of Target determines in good faith by a majority vote, after consulting with a nationally recognized investment banking firm, that an Acquisition Proposal would, if consummated, constitute a Superior Proposal, the Board of Directors of Target may withdraw, modify or change, in a manner adverse to Parent, the Target Board Approval and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal by disclosing such withdrawn, modified or changed Target Board Approval in connection with a tender or exchange offer for Target Common Stock, provided that it uses all reasonable efforts to give Parent two days' prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect Parent's right to terminate this Agreement pursuant to
Section 7.1 at such time as the requirements of Section 7.1 have been met). The Target Board of Directors shall not, in connection with any such withdrawal, modification or change of the Target Board Approval, take any action to change the approval of the Board of Directors of Target for purposes of causing any state takeover statute or other state law to become applicable to the Merger or inapplicable to any Acquisition Proposal or transaction contemplated thereby (until such time as this Agreement has been terminated in accordance with the requirements of Section 7.1). Target agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any

Acquisition Proposal. Target agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.5 of the obligations undertaken in this Section 5.5.

     (b) Termination Right. If prior to the approval of the Merger at the Target Stockholders Meeting: (x) the Board of Directors of Target shall determine in good faith, after consultation with its financial advisors, with respect to any written proposal from a third party for an Acquisition Proposal received after the date hereof that was not initiated, solicited, encouraged or knowingly facilitated by Target or any of its Subsidiaries or their affiliates or agents in violation of this Agreement, that such Acquisition Proposal would, if consummated, constitute a Superior Proposal (after taking into account any adjustment to the terms and conditions of the Merger offered in writing by Parent in response to such Acquisition Proposal) and (y) Target has received from a nationally recognized investment banking firm a written opinion (a copy of which is delivered to Parent) that the Acquisition Proposal would, if consummated, constitute a Superior Proposal (after taking into account any adjustment to the terms and conditions of such transaction offered in writing by Parent), Target may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Acquisition Proposal provided that, prior to any such termination, (i) Target has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 5.5(b) and Section 7.1(f), identifying the Acquisition Proposal then determined to be a Superior Proposal and delivering the information with respect to such Acquisition Proposal required by Section 5.5(a), and (ii) at least three full Business Days after Target has provided the notice referred to in clause (i) above (provided that the advice and opinion referred to in clauses (x) and (y) above shall continue in effect without revocation, revision or modification),
(A) Target delivers to Parent a written notice of termination of this Agreement pursuant to this Section 5.5(b), (B) Parent receives from Target a wire transfer in the aggregate amount of (I) Parent's Expenses (as defined in Section 5.7) as the same may have been estimated by Parent in good faith prior to the date of such delivery (subject to an adjustment payment, if any, between the parties upon Parent's definitive determination of such Expenses), plus (II) the Termination Fee (less the amount of any Parent Expenses paid pursuant to clause
I) as provided in Section 7.2, and (C) Parent receives a written acknowledgment from Target and from the other party to the Acquisition Proposal that Target and such other party have irrevocably waived any right to contest such payment.

     (c) Effects of Section 5.5. Nothing in this Section 5.5 shall (x) permit either Parent or Target to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of Target or Parent under this Agreement, provided that any withdrawal, modification or change of the Target Board Approval implemented in accordance with this Section
5.5 (and not in response to an Acquisition Proposal that was initiated, solicited, encouraged or facilitated in violation of this Section 5.5) shall not constitute a breach of this Agreement by Target for any purpose hereunder.

     5.6 Stock Options and Other Stock Plans; Employee Benefits Matters. (a) Prior to the Effective Time of the Merger, Parent and Target shall take all such actions as may be necessary to cause each unexpired and unexercised option to purchase Target Common Stock (a "Target Stock Option") issued pursuant to Target's 1990 Nonqualified Stock Option Plan, Target's 1990 Nonqualified Performance Stock Option Plan A, Target's 1990 Nonqualified Performance Stock Option Plan B, Target's 1992 Stock Option Plan, Target's 1997 Stock Option Plan and each of Target's agreements with its directors existing on the date hereof relating to the grant of stock options to such directors and disclosed in the Target SEC Reports or previously provided to Parent by Target (collectively, the "Target Stock Plans") in effect on the date of this Agreement which has been granted to current or former directors, officers or employees of Target by Target, to be converted at the Effective Time into an option (a "Converted Option") to purchase that number of Parent Common Shares equal to the number of shares of Target Common Stock issuable immediately prior to the Effective Time upon exercise of the Target Stock Option multiplied by the Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Target Stock Option divided by the Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Target Stock Option immediately prior to the Effective Time (taking into account any acceleration of vesting, if any, that would result from the Merger under the terms of the Target Stock Plans as in effect on the date hereof); provided, that with respect to any Target Stock Option that is an "incentive stock option" within the meaning of

Section 422 of the Code, the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Parent Common Shares, Parent shall (i) reserve for issuance the number of Parent Common Shares that will become subject to the Target Stock Options pursuant to this Section 5.6 and (ii) from and after the Effective Time, upon exercise of Converted Options, make available for issuance all Parent Common Shares covered thereby, subject to the terms and conditions applicable thereto. Target agrees to issue treasury shares of Target, to the extent available and reasonably practicable to do so, upon the exercise of Target Stock Options prior to the Effective Time.

     (b) Employee Benefits.

          (i) Obligations of Parent; Comparability of Benefits. For a period of one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide benefits to continuing or former employees of Target and its Subsidiaries ("Target Employees") that, in the aggregate, are no less favorable than the benefits provided, in the aggregate, under such Benefit Plans to the Target Employees immediately prior to the Effective Time. Notwithstanding the foregoing, nothing herein shall require (A) the continuation of any particular Target Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence) or
     (B) Parent or the Surviving Corporation to continue or maintain any stock purchase or other equity plan related to the equity of Target or the Surviving Corporation.

          (ii) Pre-Existing Limitations; Deductible; Service Credit. With respect to any Benefit Plans of Parent or its Subsidiaries in which the Target Employees participate effective as of the Closing Date, Parent shall, or shall cause the Surviving Corporation to: (A) waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Target Employees under which any welfare Benefit Plan in which such employees may be eligible to participate after the Effective Time (provided, however, that no such waiver shall apply to a pre-existing condition of any Target Employee who was, as of the Effective Time, excluded from participation in a Target Benefit Plan by nature of such pre-existing condition), (B) provide each Target Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the Target Employees with Target for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any Benefit Plan in which such employees may be eligible to participate after the Effective Time, except to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service.

     5.7 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on Target or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of Target resulting from the Merger, (b) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Prospectus, which shall be shared equally by Parent and Target and (c) as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     5.8 Directors' and Officers' Indemnification and Insurance. For a period of six years from and after the Effective Time, Parent shall cause (including, to the extent required, providing sufficient funding to enable the Surviving Corporation to satisfy all of its obligations under this Section 5.8) the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of Target in respect of acts or omissions occurring prior to the Effective Time to the fullest extent permitted or provided under Target's

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

certificate of incorporation and by-laws in effect on the date of this Agreement. The Surviving Corporation shall, for a period of six years, maintain the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Target (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 100% of the annual premium currently paid by Target for such insurance; and, provided, further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     5.9 Public Announcements. Target and Parent shall use all reasonable efforts, unless otherwise required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby.

     5.10 Listing of Parent Common Shares. Parent shall use all reasonable efforts to cause the Parent Common Shares to be issued in the Merger and the Parent Common Shares to be reserved for issuance upon exercise of the Converted Options to be approved for listing, upon official notice of issuance, on the NYSE.

     5.11 Affiliates. Target shall cause each such Person who may be at the Effective Time or was on the date of this Agreement an "affiliate" of Target for purposes of Rule 145 under the Securities Act or applicable accounting releases of the SEC with respect to pooling-of-interests accounting treatment, to execute and deliver to Parent no less than 30 days prior to the date of the Target Stockholders Meeting, the written undertakings in the form attached hereto as Exhibit A-1 (the "Target Affiliate Letter"). No later than 45 days prior to the date of the Target Stockholders Meeting, Target, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the Persons or entities who, in Target's opinion, may be deemed to be "affiliates" of Target under the preceding sentence. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Target Affiliate Letter on the certificates evidencing any of the Parent Common Shares to be received by (i) any such "affiliate" of Target specified in such letter or (ii) any person Parent reasonably identified (by written notice to Target) as being a Person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act or applicable accounting releases of the SEC with respect to pooling of interests accounting treatment, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Shares, consistent with the terms of the Target Affiliate Letter, regardless of whether such Person has executed the Target Affiliate Letter and regardless of whether such Person's name appears on the letter to be delivered pursuant to the preceding sentence.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of Target, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. (i) Target shall have obtained the Required Target Vote in connection with the adoption of this Agreement by the stockholders of Target and (ii) Parent shall have obtained the Required Parent Vote, if required by Applicable Law or the rules of the NYSE, in connection with the approval of the Share Issuance by the shareholders of Parent.

          (b) No Injunctions or Restraints, Illegality, Actions. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. No Actions shall be instituted by any Governmental Entity which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) German Antitrust. There shall have been received all required consents, authorizations, clearances and/or approvals from German competition and any similar German authorities necessary to consummate the Merger and the transactions contemplated hereby to the extent required by German law.

          (e) NYSE Listing. The Parent Common Shares to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved upon official notice of issuance for listing on the NYSE.

          (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (g) Pooling. Parent shall have received a letter, in form and substance reasonably satisfactory to Parent, from Deloitte & Touche LLP dated the Closing Date stating that they concur with the conclusion of Parent's management that the Merger will qualify as a transaction to be accounted for by Parent in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

     6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. (i) Each of the representations and warranties of Target set forth in this Agreement, other than the representations and warranties of Target set forth in Section 3.1(c), shall have been true and correct on the date of this Agreement and shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of such representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Target (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty), and (ii) the representations and warranties of Target set forth in Section 3.1(c) shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as though made as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), and Parent shall have received a certificate of the chief executive officer or president and the chief financial officer of Target to such effect.

          (b) Performance of Obligations of Target. Target shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Parent shall have received a certificate of the chief executive officer or president and the chief financial officer of Target to such effect.

     6.3 Additional Conditions to Obligations of Target. The obligations of Target to effect the Merger are subject to the satisfaction of, or waiver by, Target, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Parent (disregarding, for purposes of this provision, the Material Adverse Effect qualification in any single representation and warranty), and Target shall have received a certificate of the chief executive officer or president and the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Target shall have received a certificate of the chief executive officer or president and the chief financial officer of Parent to such effect.

          (c) Tax Opinion. The opinion, dated on or about the date of and referred to in the Proxy Statement/Prospectus, based on appropriate representations of Target and Parent, of Simpson Thacher & Bartlett, counsel to Target, to Target to the effect that (i) the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and Target will each be a party to the reorganization within the meaning of
     Section 368(b) of the Code, shall have been rendered.

          (d) Closing Tax Opinion. An opinion, dated as of the Closing Date, based on appropriate representations of Target and Parent, of Simpson Thacher & Bartlett, counsel to Target, substantially identical to the opinion referred to in Section 6.3(c), shall have been rendered.

          (e) Change of Control of Parent. On or after the date of this Agreement, Parent shall not have undergone a change of control.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties and, except as provided below, whether before or after any required approval of the matters presented in connection with the Merger by the stockholders of Target or the shareholders of Parent:

          (a) By mutual written consent of Parent and Target, by action of their respective Boards of Directors;

          (b) By either Target or Parent if the Effective Time shall not have occurred on or before November 30, 1998 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 5.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either Target or Parent if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used all reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used all reasonable efforts to obtain, in accordance with Section 5.4), in each case (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable.

          (d) By either Target or Parent if (i) the approval by the stockholders of Target required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Target Vote or
     (ii) the approval by the shareholders of Parent required for the Share Issuance, if required by Applicable Law or the rules of the NYSE, shall not have been obtained by reason of the failure to obtain the Required Parent Vote, in each case upon the taking of such vote at a duly held meeting of stockholders of Target or shareholders of Parent, as the case may be, or at any adjournment thereof;

          (e) By Parent if the Board of Directors of Target (i) shall withdraw or modify in any adverse manner the Target Board Approval, (ii) shall approve or recommend any Acquisition Proposal or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above;

          (f) By Target pursuant to Section 5.5(b); or

          (g) By Target if the Board of Directors of Parent (i) shall withdraw or modify in any adverse manner the Parent Board Approval or (ii) shall resolve to take the action specified in clause (i) above.

     7.2 Effect of Termination. (a) In the event of termination of this Agreement by either Target or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or Target or their respective officers, directors or stockholders except with respect to the second sentence of Section 5.3, Section 5.7, this
Section 7.2 and Article VIII. Notwithstanding the foregoing, nothing in this
Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement, and if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective Expenses.

          (b) Parent and Target agree that (i) if Target shall terminate this Agreement pursuant to Section 5.5(b) and Section 7.1(f), (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(e) or (iii) if (x) Target or Parent shall terminate this Agreement pursuant to Section 7.1(d)(i), (y) at any time prior to such termination there shall have been made to Target or publicly disclosed an Acquisition Proposal with respect to Target and (z) within twelve months of the termination of this Agreement, Target enters into an Acquisition Agreement with respect to a Business Combination or a Business Consummation is consummated, then Target shall pay to Parent (A) an amount in cash equal to the aggregate amount of Parent's Expenses incurred in connection with pursuing the transactions contemplated by this Agreement, up to but not in excess of an amount equal to $4 million in the aggregate and (B) a termination fee in an amount equal to $75 million (such amounts collectively, the "Termination Fee"). For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving Target as a result of which the Target stockholders prior to such transaction in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of Target and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Parent or any affiliate thereof) or group (as such term is defined under
     Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 25% or more of the Target Common Stock whether by tender or exchange offer or otherwise. (c) The Termination Fee required to be paid pursuant to
     Section 7.2(b)(i) shall be paid prior to termination of this Agreement pursuant to Section 7.1(f). The Termination Fee required to be paid pursuant to Section 7.2(b)(ii) shall be paid to Parent within two Business Days after the termination of this Agreement pursuant to Section 7.1(e). Any other payment required to be made pursuant to Section 7.2(b) shall be made to Parent prior to the entering into of an Acquisition Agreement with respect to, or the consummation of, an Acquisition Proposal described therein, as applicable. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Target and the shareholders of Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to

    Cardinal Health, Inc.
    5555 Glendon Court
    Dublin, Ohio 43016
    Attention: Robert D. Walter
    Facsimile No.: 614-717-8919

    with a copy to

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: David A. Katz, Esq.
    Facsimile No.: 212-403-2000

(b) if to Target, to

     R.P. Scherer Corporation
     P.O. Box 7060
     Troy, MI 48084
     Attention: Tom Stuart
     Facsimile No.: 248-649-2079

     with a copy to

     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York 10017
     Attention: Philip T. Ruegger III, Esq.
     Facsimile No.: 212-455-2502

     8.3 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement (including the documents and instruments referenced herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

     8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of Target, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 Submission to Jurisdiction; Waivers. Each of Parent and Target irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware or the United States District Court for the District of Delaware, and each of Parent and Target hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent and Target hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof; this being in addition to any other remedy to which they are entitled at law or in equity.

     8.11  Definitions.  As used in this Agreement:

          (a) "Benefit Plan" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA or otherwise.

          (b) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (d) "Controlled Group Liability" means any and all liabilities under
     (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Benefit Plans.

          (e) "ERISA Affiliates" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same controlled group as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          (f) "Intellectual Property" means all industrial and intellectual property rights, including Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists used by Target in their respective businesses.

          (g) "Material Adverse Effect" means, with respect to any entity, any adverse event, change, circumstance or effect that, individually or in the aggregate with all other adverse events, changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than (i) any change, circumstance or effect relating to the economy, foreign exchange rates or securities markets in general or the industries generally in which Parent and its Subsidiaries or Target and its Subsidiaries operate and not specifically relating to Parent or Target and (ii) solely with respect to Parent, such matters set forth in a schedule previously provided by Parent to Target.

          (h) "the other party" means, with respect to Target, Parent and means, with respect to Parent, Target.

          (i) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (j) "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by Target and its Subsidiaries pertaining to any product, software or service manufactured, marketed, licensed or sold by Target and its Subsidiaries in the conduct of their businesses or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof by Target or its Subsidiaries, and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, know-how, notebooks, software, records and disclosures.

          (k) "subsidiary" when used (A) with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries and (B) with respect to Target, shall include R.P. Scherer Verwaltungs GmbH, R.P. Scherer GmbH, R.P. Scherer GmbH & Co. KG, R.P. Scherer S.p.A., R.P. Scherer S.A., R.P. Scherer Production S.A., Allcaps Weichgelatinekapseln GmbH and R.P. Scherer K.K.

          (l) "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of Target concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Target's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in
     Section 5.5 except that the reference to "10%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "80%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving Target, or with respect to assets (including the shares of any Subsidiary of Target) of Target and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

          (m) "Target Benefit Plan" means any Benefit Plan with respect to
     Target.

          (n) "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I, Subtitle E of Title IV of ERISA.

     IN WITNESS WHEREOF, Parent, Target and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of May 17, 1998.

                                      CARDINAL HEALTH, INC.

                                      By:        /s/ ROBERT D. WALTER
                                         ---------------------------------------
                                      Name: Robert D. Walter
                                      Title:  Chairman and Chief Executive
                                      Officer

                                      GEL ACQUISITION CORP.

                                      By:        /s/ ROBERT D. WALTER
                                         ---------------------------------------
                                      Name: Robert D. Walter
                                      Title:  Chairman of the Board

                                      R.P. SCHERER CORPORATION

                                      By:      /s/ ALEKSANDAR ERDELJAN
                                         ---------------------------------------
                                      Name: Aleksandar Erdeljan
                                      Title:  Chairman, President and Chief
                                      Executive Officer

                           GLOSSARY OF DEFINED TERMS

                                                                LOCATION
DEFINITION                                                    OF DEFINITION
----------                                                    -------------
Acquisition Agreement.......................................         5.5(b)
Acquisition Proposal........................................         5.5(a)
Action......................................................         3.1(h)
Agreement...................................................       Preamble
APB No. 16..................................................         5.4(g)
Applicable Laws.............................................      3.1(f)(i)
BBC.........................................................         3.2(i)
Benefit Plan................................................        8.11(a)
Blue Sky Laws...............................................    3.1(d)(iii)
Board of Directors..........................................        8.11(b)
Business Combination........................................         7.2(b)
Business Day................................................        8.11(c)
Certificate.................................................         1.8(b)
Closing.....................................................            1.2
Closing Date................................................            1.2
Code........................................................       Recitals
Confidentiality Agreement...................................            5.3
Controlled Group Liability..................................        8.11(d)
Converted Option............................................         5.6(a)
Delaware Certificate of Merger..............................            1.3
DGCL........................................................            1.1
DGF.........................................................     3.1(d)(iv)
DOJ.........................................................         5.4(b)
Effective Time..............................................            1.3
Environmental Laws..........................................         3.1(p)
ERISA.......................................................        8.11(a)
ERISA Affiliates............................................        8.11(e)
Exchange Act................................................    3.1(d)(iii)
Exchange Agent..............................................            2.1
Exchange Fund...............................................            2.1
Exchange Ratio..............................................         1.8(a)
Expenses....................................................            5.7
Fairness Opinion............................................         3.1(u)
Form S-4....................................................         5.1(a)
Governmental Entity.........................................    3.1(d)(iii)
Hazardous Materials.........................................         3.1(p)
HSR Act.....................................................    3.l(d)(iii)
Intellectual Property.......................................        8.11(f)
KG..........................................................     3.1(d)(iv)
Material Adverse Effect.....................................        8.11(g)
Merger......................................................       Recitals
Merger Consideration........................................         1.8(a)
Merger Sub..................................................       Preamble
Multiemployer Plan..........................................     3.1(q)(vi)
Multiple Employer Plan......................................     3.1(q)(vi)

                                                                LOCATION
DEFINITION                                                    OF DEFINITION
----------                                                    -------------
NYSE........................................................         2.5(b)
Parent......................................................       Preamble
Parent Articles.............................................         3.2(a)
Parent Board Approval.......................................         3.2(h)
Parent Code.................................................         3.2(a)
Parent Common Shares........................................       Recitals
Parent Financial Advisor....................................         3.2(j)
Parent SEC Reports..........................................         3.2(d)
Parent Shareholders Meeting.................................         5.1(c)
Parent Voting Debt..........................................     3.2(b)(ii)
Person......................................................        8.11(i)
Proprietary Technology......................................        8.11(j)
Proxy Statement/Prospectus..................................         5.1(a)
Qualified Plan..............................................     3.1(q)(ii)
Regulatory Law..............................................         5.4(b)
Required Consents...........................................    3.1(d)(iii)
Required Parent Vote........................................         3.2(i)
Required Target Vote........................................         3.1(s)
SEC.........................................................         3.1(e)
Securities Act..............................................    3.1(c)(iii)
Share Issuance..............................................      3.2(c)(i)
subsidiary..................................................        8.11(k)
Superior Proposal...........................................        8.11(l)
Surviving Corporation.......................................            1.1
Target......................................................       Preamble
Target Affiliate Letter.....................................           5.11
Target Benefit Plan.........................................        8.11(m)
Target Board Approval.......................................         3.1(l)
Target Common Stock.........................................       Recitals
Target Employees............................................      5.6(b)(i)
Target Financial Advisor....................................         3.1(t)
Target Permits..............................................     3.1(f)(ii)
Target SEC Reports..........................................         3.1(e)
Target Stockholders Meeting.................................         5.1(b)
Target Stock Option.........................................         5.6(a)
Target Stock Plans..........................................         5.6(a)
Target Voting Debt..........................................     3.1(c)(ii)
Tax Returns.................................................      3.1(r)(v)
Taxes.......................................................     3.1(r)(vi)
Termination Date............................................         7.1(b)
Termination Fee.............................................         7.2(b)
the other party.............................................        8.11(h)
U.S. GAAP...................................................         3.1(e)
VerWaltungs.................................................     3.1(d)(iv)
Violation...................................................     3.1(d)(ii)
Withdrawal Liability........................................        8.11(n)

                                                                         ANNEX B

                     [LETTERHEAD OF LEHMAN BROTHERS, INC.]

                                                                    May 17, 1998

Board of Directors
R.P. Scherer Corporation
2301 West Big Beaver Road
Troy, Michigan 48084

Member of the Board:

     We understand that R.P. Scherer Corporation ("R.P. Scherer" or the "Company") and Cardinal Health Inc. ("Cardinal") have entered into an Agreement and Plan of Merger dated the date hereof (the "Agreement") pursuant to which a newly-formed subsidiary of Cardinal will merge with and into R.P. Scherer and, upon effectiveness of the merger, each share of common stock of the Company shall be converted into the right to receive 0.95 shares of common stock of Cardinal (the "Exchange Ratio") (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Cardinal that we believe to be relevant to our analysis, including the Company's and Cardinal's Forms 10-K for the years ended March 31, 1997 and June 30, 1997, respectively, Forms 10-Q for the quarters ended December 31, 1997 and March 31, 1998, respectively, and the Company's earnings press release for the three and twelve months periods ended March 31, 1998; (3) financial and operating information with respect to the business, operations and prospects of the Company and Cardinal furnished to us by the Company and Cardinal; (4) a trading history of the Company's common stock from January 1, 1997 to the present and a comparison of such trading history with those of other companies that we deemed relevant; (5) a trading history of Cardinal's common stock from January 1, 1997 to the present and a comparison of such trading history with those of other companies that we deemed relevant; (6) publicly available research analyst reports regarding the Company and its estimated future financial performance; (7) publicly available research analyst reports regarding Cardinal and its estimated future financial performance; (8) comparisons of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (9) comparisons of the historical financial results and present financial condition of Cardinal with those of other companies that we deemed relevant; and (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant. In addition, we have had discussions with the managements of the Company and Cardinal concerning their respective businesses, operations, assets, financial conditions and prospects and the strategic benefits expected by the managements of the Company and Cardinal to result from a combination of the businesses of the Company and Cardinal, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of Cardinal, upon the advice of the Company and Cardinal, we have assumed that the publicly available estimates of research analysts were a reasonable basis upon which to evaluate and analyze the future financial performance of Cardinal, and that Cardinal would perform substantially in accordance with such estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Upon advice of the management of the Company and its legal and accounting advisors, we have assumed that the proposed transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free reorganization to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. Frederick Frank, a Vice Chairman of Lehman Brothers Inc., is also a member of the Board of Directors of the Company. In the ordinary course of our business, we actively trade in the securities of the Company and Cardinal for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          /s/ FREDERICK FRANK

                                          --------------------------------------
                                          Vice Chairman

                                                                         ANNEX C

SECTION 1701.85 OF THE OHIO REVISED CODE

DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

    (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

    (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

    (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

    (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

         (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

         (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

         (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

         (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

    (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

     Article 6 of Cardinal's Code of Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. Cardinal's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal or the shareholders of Cardinal or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal; (b) in any action, suit, or proceeding by or in the right of Cardinal, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses reasonably incurred in connection therewith. At present there are no material claims, actions, suits, or proceedings pending where indemnification would be required under these provisions, and Cardinal does not know of any such threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.

     Cardinal has entered into indemnification contracts with each of its directors and executive officers. These contacts generally: (i) confirm the existing indemnity provided to them under Cardinal's Code of Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal does not maintain directors' and officers' liability insurance, Cardinal will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts incurred by them in any action or proceeding, on account of their service as a director, officer, employee, or agent of Cardinal or at the request of Cardinal as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided the executive officer or director agrees to reimburse Cardinal for that advancement if it is ultimately determined that the executive officer or director is not entitled to indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violation of Section 16(b) of the Exchange Act or provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or (E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee, or agent of Cardinal or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

 2.01  Agreement and Plan of Merger dated as of May 17, 1998, among the Registrant, GEL Acquisition Corp., and R.P. Scherer
       Corporation(1)
 3.01  Amended and Restated Articles of Incorporation of the
       Registrant, as amended.(2)
 3.02  Restated Code of Regulations of the Registrant, as
       amended.(3)
 4.01  Specimen Certificate for the Registrant's Common Shares.(2)
 5     Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
 8     Opinion of Simpson, Thacher & Bartlett as to certain tax
       matters.
12     Computation of Ratio of Earnings to Fixed Charges.
23.01  Consent of Deloitte & Touche LLP (Cardinal).
23.02  Consent of Arthur Andersen LLP (Scherer).
23.03  Consent of Price Waterhouse LLP.
23.04  Consent of Ernst & Young LLP.
23.05  Consent of Deloitte & Touche LLP (Bergen).
23.06  Consent of Wachtell, Lipton, Rosen & Katz (included in
       Exhibit 5).
23.07  Consent of Simpson Thacher & Bartlett (included in Exhibit
       8).
23.08  Consent of Lehman Brothers Inc.
23.09  Consent of Aleksandar Erdeljan
24     Power of Attorney
99.01  Form of Proxy Card of the Registrant
99.02  Form of Proxy Card of R.P. Scherer Corporation

---------------
(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (Commission File No. 0-12591) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.

     (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts (incorporated by reference from the 1997 Cardinal Form 10-K).

     (c) Report, Opinion or Appraisal.

     Not Applicable.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifica-tion by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) The undersigned Registrant hereby undertakes:

          1. To file during any period in which offers and sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on June 11, 1998.

                                          CARDINAL HEALTH, INC.

                                          By:     /s/ ROBERT D. WALTER
                                            ------------------------------------
                                            Robert D. Walter
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 11, 1998.

                     SIGNATURE                                              TITLE

               /s/ ROBERT D. WALTER                    Chairman and Chief Executive Officer (principal
---------------------------------------------------      executive officer) and Director
                 Robert D. Walter

                 /s/ DAVID BEARMAN                     Executive Vice President, Chief Financial
---------------------------------------------------      Officer and Chief Accounting Officer
                   David Bearman                         (principal financial officer)

               /s/ RICHARD J. MILLER                   Vice President, Controller and Principal
---------------------------------------------------      Accounting Officer
                 Richard J. Miller

                 /s/ JOHN F. FINN                      Director
---------------------------------------------------
                   John F. Finn

               /s/ ROBERT L. GERBIG                    Director
---------------------------------------------------
                 Robert L. Gerbig

                /s/ JOHN F. HAVENS                     Director
---------------------------------------------------
                  John F. Havens

             /s/ REGINA E. HERZLINGER                  Director
---------------------------------------------------
               Regina E. Herzlinger

                 /s/ JOHN C. KANE                      Director
---------------------------------------------------
                   John C. Kane

                /s/ J. MICHAEL LOSH                    Director
---------------------------------------------------
                  J. Michael Losh

                     SIGNATURE                                              TITLE

               /s/ GEORGE R. MANSER                    Director
---------------------------------------------------
                 George R. Manser

                 /s/ JOHN B. MCCOY                     Director
---------------------------------------------------
                   John B. McCoy

              /s/ JERRY E. ROBERTSON                   Director
---------------------------------------------------
                Jerry E. Robertson

              /s/ L. JACK VAN FOSSEN                   Director
---------------------------------------------------
                L. Jack Van Fossen

              /s/ MELBURN G. WHITMIRE                  Director
---------------------------------------------------
                Melburn G. Whitmire

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                         EXHIBIT DESCRIPTION
 2.01      Agreement and Plan of Merger dated as of May 17, 1998, among the Registrant, GEL Acquisition Corp., and R.P. Scherer
           Corporation (1)
 3.01      Amended and Restated Articles of Incorporation of the
           Registrant, as amended. (2)
 3.02      Restated Code of Regulations of the Registrant, as amended.
           (3)
 4.01      Specimen Certificate for the Registrant's Common Shares. (2)
 5         Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares being issued.
 8         Opinion of Simpson, Thacher & Bartlett as to certain tax
           matters.
12         Computation of Ratio of Earnings to Fixed Charges.
23.01      Consent of Deloitte & Touche LLP (Cardinal).
23.02      Consent of Arthur Andersen LLP (Scherer).
23.03      Consent of Price Waterhouse LLP.
23.04      Consent of Ernst & Young LLP.
23.05      Consent of Deloitte & Touche LLP (Bergen).
23.06      Consent of Wachtell, Lipton, Rosen & Katz (included in
           Exhibit 5).
23.07      Consent of Simpson Thacher & Bartlett (included in Exhibit
           8).
23.08      Consent of Lehman Brothers, Inc.
23.09      Consent of Aleksandar Erdeljan
24         Power of Attorney
99.01      Form of Proxy Card of the Registrant
99.02      Form of Proxy Card of R.P. Scherer Corporation

---------------
(1) Included as Annex A in the Prospectus included as part of this Registration Statement.

(2) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (Commission File No. 0-12591) and incorporated herein by reference.

(3) Included as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (Commission File No. 0-12591) and incorporated herein by reference.